Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT

dated as of January 15, 2025

by and between

Walmart Inc.

and

Symbotic Inc.

TABLE OF CONTENTS

Page

1. Definitions	1

1.1 Defined Terms	1
1.2 Other Interpretive Matters	15

2. Purchase and Sale; Closing	17

2.1 Purchase and Sale of the Shares	17
2.2 Purchase Price	17
2.3 Deferred Consideration	17
2.4 Base Consideration Adjustment	17
2.5 Closing	20
2.6 Withholding Taxes	20

3. Representations and Warranties in Respect of the Company	21

3.1 Existence; Good Standing	21
3.2 Capitalization; Subsidiaries	21
3.3 No Conflict; Consents	21
3.4 Litigation	22
3.5 Financial Information	22
3.6 Tax Matters	23
3.7 Employee Benefit Programs	24
3.8 Labor Matters	26
3.9 Certain Contracts and Arrangements	27
3.10 Intellectual Property; Information Technology; Privacy	29
3.11 Title to Assets	31
3.12 Real Property	32
3.13 Insurance	32
3.14 Compliance with Laws; Permits	32
3.15 Books and Records	33
3.16 Environmental Matters	33
3.17 No Brokers	33
3.18 Customers and Suppliers	33
3.19 Transactions with Affiliates	34
3.20 No Other Representations or Warranties	34

4. Representations and Warranties in Respect of Seller	35

4.1 Existence; Good Standing	35
4.2 Ownership	35
4.3 No Conflict; Consents	35
4.4 Litigation	35
4.5 Solvency	35
4.6 No Brokers	36
4.7 Non-Reliance	36

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5. Representations and Warranties in Respect of Buyer	36

5.1 Existence; Good Standing	36
5.2 No Conflict; Consents	36
5.3 Litigation	37
5.4 Financing	37
5.5 Solvency	37
5.6 Brokers	37
5.7 Investment Intent	37
5.8 Non-Reliance	38
5.9 No Other Representations or Warranties	38

6. Pre-Closing Covenants	38

6.1 Conduct of Business Prior to Closing	38
6.2 Access to Information	41
6.3 Notices and Consents	42

7. Additional Agreements	42

7.1 Confidentiality	42
7.2 Press Releases	43
7.3 Regulatory Authorizations and Consents	43
7.4 Officers’ and Directors’ Indemnification	43
7.5 Employee Matters	44
7.6 Exclusivity	49
7.7 Documents and Information	50
7.8 Litigation Support	50
7.9 Further Assurances	50
7.10 Non-Solicitation	51
7.11 Intercompany Arrangements	52
7.12 Insurance	52
7.13 Permits	52
7.14 RWI Policy	52

8. Tax Matters	52

8.1 Tax Matters	52

9. Conditions to the Closing	55

9.1 Conditions to the Obligations of Each Party to Effect the Closing	55
9.2 Additional Conditions to Obligations of Buyer	56
9.3 Additional Conditions to Obligations of Seller	57

10. Indemnification	57

10.1 Survival	57
10.2 Indemnification by Seller	58
10.3 Indemnification by Buyer	59
10.4 Claim Procedures	60
10.5 Losses and Recoveries	62
10.6 Payments	64
10.7 Minimizing and Mitigation Losses	64
10.8 Exclusive Remedies	64

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11. Termination	65

11.1 Termination	65
11.2 Effect of Termination	66

12. General Provisions	67

12.1 Notices	67
12.2 Schedules	68
12.3 Assignment	68
12.4 Severability	68
12.5 Amendment	69
12.6 Fees and Expenses	69
12.7 Choice of Law	69
12.8 Dispute Resolution	69
12.9 Waiver of Jury Trial	69
12.10 Extension; Waiver	70
12.11 Mutual Drafting	70
12.12 Specific Performance	70
12.13 Counterparts	70
12.14 Third-Party Beneficiaries	70
12.15 Releases	71
12.16 Waiver of Conflicts	72
12.17 Time of Essence	72
12.18 Interest on Overdue Payments	72
12.19 Integration; Entire Agreement; Limitation of Liability	72

Exhibits

Exhibit A	Form of Commercial Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Intellectual Property Agreement
Exhibit D	Form of RWI Assignment Agreement
Exhibit E	Form of Pre-Closing IP Assignment Agreement

Schedules

 The Schedules

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of January 15, 2025, by and between Symbotic Inc., a Delaware corporation (“Buyer”), and Walmart Inc., a Delaware corporation (“Seller”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the Equity Securities of Walmart Advanced Systems & Robotics Inc., a Delaware corporation (the “Company”), which as of the date hereof consists of 144 issued and outstanding shares of common stock, $0.01 par value (the “Shares”);

WHEREAS, Seller and Buyer have filed a pre-merger notification and report form as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with respect to the transactions contemplated by this Agreement, and the waiting period thereunder has expired as of December 23, 2024; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, contemporaneously with the Closing, Symbotic LLC, a Delaware limited liability company and wholly owned Subsidiary of Buyer (“Symbotic LLC”), and Seller shall enter into a Master Automation Agreement (the “Commercial Agreement”), substantially in the form set forth in Exhibit A.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, intending to be legally bound, as follows.

1. DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer for, in one or a series of related transactions, (a) any sale, transfer, grant, lease, license or other disposition of any material portion of the assets or business of the Company to any Person or group of related Persons, whether by merger, consolidation, business combination, stock, asset sale or otherwise or (b) any acquisition, whether by tender offer, share acquisition, issuance or exchange, merger or in any other manner, by any Person or group of related Persons of any Equity Securities of the Company.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or one or more Affiliates thereof as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise; provided that SoftBank Group Corp. and its Subsidiaries and GreenBox Systems LLC and its Subsidiaries shall not be or be deemed to be Affiliates of Buyer or any of its Subsidiaries; provided, further, that the Company shall be deemed, for purposes of this Agreement, to be an Affiliate of Seller prior to the Closing and an Affiliate of Buyer at and after the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Alert Acquisition Agreement” means the Agreement and Plan of Merger, dated as of October 5, 2022, by and among Seller, Rhone Acquisition Corp., Alert Innovation Inc. and Fortis Advisors LLC.

“Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery, anti-corruption, anti-money laundering and similar Laws to which the Company or any of its Representatives, acting on behalf of the Company, is subject.

“Assumed Incentive Payments” has the meaning set forth in Section 7.5(h).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.9(b).

“Base Consideration” means $200,000,000.

“Bonus Plan” has the meaning set forth in Section 7.5(h).

“Business” means the development, sale, licensing, installation, operation, marketing or distribution of Company Products, as conducted by Seller or any of its Affiliates (including the Company) immediately prior to the Closing (or, in the case of the use of the term “Business” in representations and warranties made as of a date prior to Closing and covenants that apply prior to the Closing, as of such date).

“Business Day” means any day other than a Saturday or Sunday or any day on which the banks in the cities of Bentonville, Arkansas or New York, New York are required or permitted to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.6.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Material Adverse Effect” means any event, development, change, effect or condition that, individually or in the aggregate with all other events, developments, changes, effects and conditions, prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, Buyer from performing its obligations under this Agreement or consummating the transactions as contemplated by this Agreement.

“Cap Amount” has the meaning set forth in Section 10.2(c).

“Cash” of the Company as of any date means cash and cash equivalents (including marketable securities and short term investments but excluding Restricted Cash), as determined in accordance with Section 2.4(e); provided, that Cash shall (without duplication) be reduced by the aggregate amount of (i) all checks, drafts and other similar instruments issued and outstanding but uncleared as of such time and (ii) cryptocurrencies, including tokens and other digital units of value.

“Claim Notice” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 2.5.

“Closing Cash” means the aggregate amount of Cash of the Company as of the Effective Time.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of the Effective Time.

“Code” means the Internal Revenue Code of 1986.

“Commercial Agreement” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Programs” means any Employee Benefit Program maintained or sponsored solely by the Company.

“Company Employees” means, as of the date of this Agreement, each employee of Walmart Associates Inc. who is employed primarily in connection with, or provides services primarily to, the Company or the Business as conducted as of the date of this Agreement, as listed on Schedule 1.1(a), as such Schedule is updated from time to time in accordance with this Agreement. For the avoidance of doubt, Company Employees shall not include any individual listed on Schedule 1.1(b).

“Company Intellectual Property Assets” means, collectively, all of the following: (a) the Intellectual Property Assets owned by the Company at the time of its acquisition by Seller pursuant to the Alert Acquisition Agreement and (b) all other Intellectual Property Assets, owned by Seller or its Affiliates (including the Company) at any time since the acquisition of the Company by Seller pursuant to the Alert Acquisition Agreement, that are Exclusive to Company Products, in each case under part “(a)” and part “(b)” of this definition except to the extent any such Intellectual Property Assets have prior to the date hereof (or thereafter as permitted by Section 6.1(b)(xiv)) been abandoned or have been allowed to lapse in the ordinary course of business and are no longer subsisting.

“Company IT Assets” means the IT Assets that are used by the Company in connection with, or used by Seller or its other Affiliates primarily in connection with, the conduct of the Business.

“Company Material Adverse Effect” means any event, development, change, effect or condition that, individually or in the aggregate with all other events, developments, changes, effects and conditions, (x) has had or would reasonably be expected to have a material adverse effect on the properties, assets, business, condition (financial or otherwise), operations or liabilities of the Company or the Business, taken as a whole, or (y) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, Seller from performing its obligations under this Agreement or consummating the transactions as contemplated by this Agreement, other than, with respect to clause (x), any event, development, change, effect or condition resulting from or relating to any of the following: (a) changes in general business, regulatory, economic, financial, banking or securities market conditions, including changes in interest or exchange rates, (b) general changes or developments in the industries in which the Company operates, (c) the execution and delivery, performance (except for any obligation to operate in the ordinary course of business) or public announcement of this Agreement or the transactions contemplated hereby, including the identity of Buyer or its Affiliates, on the relationships with employees, regulators, customers and suppliers of the Company (provided that the exceptions in this clause (c) shall not apply to the representations or warranties set forth in Section 3.3 or in the conditions set forth in Article 9 with respect to such representations and warranties), (d) changes in GAAP or applicable Laws, (e) actions taken or omissions by Seller or the Company with the prior written consent of or at the direction of Buyer, (f) any hostility, riot, act of war (whether declared or not), sabotage, terrorism or military actions, or any escalation or worsening of any such hostility, riot, act of war, sabotage, terrorism or military actions, (g) cyberattacks or cyberterrorism (including by means of cyberattack by or sponsored by a Governmental Body), except for cyberattacks or cyberterrorism exclusively targeted at Seller or the Company, (h) any earthquake, hurricane, flood, fire, tsunami and other natural disaster or other natural condition or weather-related event, circumstance or development, (i) global health conditions including any epidemic, pandemic or disease outbreak (including any Law or public health response, guideline, recommendation or directive, in each case, of any Governmental Body in relation thereto, including providing for business closures, “shelter-in-place,” social distancing, travel restrictions, border controls or other restrictions that relate to, or arise out of any epidemic, pandemic or disease outbreak or any change in such Law or public health response following the date hereof), (j) any event, occurrence, circumstance or matter to which Buyer has Knowledge of as of the date hereof, (k) any failure of the Company to meet, with respect to any period or periods, any internal or external projections, forecasts, estimates of earnings or revenues, or business plans (except that nothing herein prevents or otherwise affects a determination that any event, development, change, effect or change underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); provided, that this clause (k) shall not be construed as implying that Seller is making any representations and warranties with respect thereto except, with respect to periods prior to the date of this Agreement, as may be expressly contemplated by Article 3 or Article 4), or (l) any adverse change or effect that is cured at Seller’s sole cost and expense prior to the Closing; provided, further, however, that any event, development, change, effect or condition in the foregoing clauses (a), (b), (d), (f), (g), (h) or (i) may be taken into account in determining whether a Company Material Adverse Effect has or would reasonably be expected to have occurred to the extent such event, development, change, effect or condition disproportionately affects the Company relative to other businesses in the industry or geography in which the Company operates, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Products” means: (a) the Alphabot platform and related maintenance and support services for such platform, in each case, that were developed, sold, licensed, installed, operated or distributed, by or on behalf of the Company prior to acquisition of the Company by Seller pursuant to the Alert Acquisition Agreement; and (b) any improvements to the platform and services identified in part “(a)” of this definition which were developed for the Company by or on behalf of Seller or its Affiliates (including the Company) since the acquisition of the Company by Seller pursuant to the Alert Acquisition Agreement, but excluding, in each case, any and all products, services, and Technology of Seller or any of its Affiliates (other than the Company) that either (y) were in existence prior to the acquisition of the Company by Seller pursuant to the Alert Acquisition Agreement or (z) were acquired or developed separately from, are not a part of, or are not related to, the platform and services identified in part “(a)” of this definition (including the non-robotic de-palletizer and the Software known as “Hawkeye”). For the avoidance of doubt, “Company Products” include any applicable products and services that meet all of requirements of either of part “(a)” or part “(b)” of the foregoing definition (and, for the avoidance of doubt, are not covered by any exception in the foregoing definition), even if such products and services are under development and have not yet been commercialized to third parties as of the date of this Agreement.

“Company Releasee” has the meaning set forth in Section 12.15(a).

“Company Releasors” has the meaning set forth in Section 12.15(a).

“Company Software” means proprietary Software that is owned by the Company and included in the Company Products.

“Conditions Precedent Date” means the date on which the last to be satisfied or waived of the conditions set forth in Article 9 (other than those conditions that are to be satisfied at the Closing) is satisfied or waived, to the extent waivable, by the Party entitled to the benefit of such condition.

“Confidential Information” means (a) with respect to the obligations of Seller or its Affiliates under Section 7.1(b), any information relating to the business, financial or other affairs (including future plans and targets) or other proprietary or confidential information of the Company, in each case, that is designated as confidential or which, under the circumstances surrounding disclosure, ought reasonably to be treated as confidential and (b) with respect to the obligations of Buyer or its Affiliates (which for the avoidance of doubt include the Company) under Section 7.1(b), any information relating to the business, financial or other affairs or other proprietary or confidential information of Seller and its Affiliates (other than the Company), in each case, that becomes or has become known to Buyer or its Affiliates as a result of or in connection with the transactions contemplated in this Agreement and that is designated as confidential or which, under the circumstances surrounding disclosure, ought reasonably to be treated as confidential; provided, however, that “Confidential Information” in each of clauses (a) and (b) will not include any information that (i) is or becomes (other than as a result of disclosure by the receiving party in violation of this Agreement) generally available to, or known by, the public, (ii) is independently developed by the receiving party without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (iii) is received from a third party not known by such Persons after reasonable inquiry to be bound by a duty of confidentiality with respect to such information.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 5, 2024, by and between Buyer and Seller.

“Contract” means any agreement, contract, obligation, promise, undertaking, arrangement or understanding that is legally binding (but excluding purchase orders, statements of work and service orders entered into in the ordinary course of business).

“D&O Indemnified Parties” has the meaning set forth in Section 7.4.

“Data Security Requirements” means, collectively, all of the following: (a) all published and posted privacy policies and notices of Seller or its Affiliates relating to the processing of Personal Information by the Company, the Company IT Assets or otherwise in connection with the Business; (b) all applicable Laws relating to the collection, access, use, storage, processing, disclosure or cross-border data transfer, or privacy, security or security breach notification requirements in respect, of Personal Information; and (c) all contractual requirements relating to the collection, access, use, storage, processing, disclosure, transmission or cross-border transfer of Personal Information binding on the Company or on Seller or its Affiliates in respect of the Company or the Business.

“Deductible” has the meaning set forth in Section 10.2(c).

“Deferred Consideration” has the meaning set forth in Section 2.3.

“Effective Time” means 11:59 p.m., Central Time, on the Closing Date.

“Employee Benefit Program” means, collectively, each benefit, bonus, deferred or incentive compensation, profit sharing, severance, disability or other compensation plan, program, policy, practice, agreement, contract, arrangement or other obligations, whether or not in writing and whether or not funded, and each “employee benefit plan” (as defined in Section 3(3) of ERISA), in each case, sponsored, maintained or contributed to by Seller or an Affiliate of Seller and in which the Company Employees participate or are entitled to participate as of the date of this Agreement. Employee Benefit Programs include employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“End Date” has the meaning set forth in Section 11.1(b).

“Environmental Laws” has the meaning set forth in Section 3.16.

“Equity Award Schedule” has the meaning set forth in Section 7.5(e).

“Equity Security” of any Person means any limited partnership interest, membership interest or unit, share of capital stock or other equity or ownership interest issued by such Person, and any warrant, option or other contract right or other right to acquire any limited partnership interest, membership interest or unit, share of capital stock or other equity or ownership interest of such Person, and any bond, note, including any SAFE (simple agreement for future equity) note, or other security exchangeable for or convertible into or exercisable for any limited partnership interest, membership interest, share of capital stock or other equity or ownership interest of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exclusive to Company Products” means, with respect to any Intellectual Property Asset, that such Intellectual Property Asset is, as of the Closing Date, exclusively used in and exclusively related to, the Company Products or the development, servicing, monitoring, and testing of the Company Products.

“Final Closing Statement” has the meaning set forth in Section 2.4(d).

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to such dispute or (c) an arbitration or like panel or tribunal shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Financial Information” has the meaning set forth in Section 3.5(a).

“Foreign Export and Import Law” means any Law of a foreign Governmental Body regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any good, service or technical data.

“Forfeited Equity Award Amount” has the meaning set forth in Section 7.5(e).

“Forfeited Equity Award Shares” has the meaning set forth in Section 7.5(e).

“Fraud” means the intentional and knowing misrepresentation in the making of any representations and warranties expressly set forth in Article 3, Article 4, Article 5 or any certificates delivered pursuant to this Agreement (or, with respect to any Transaction Document other than this Agreement, any representations and warranties expressly set forth in such Transaction Document), that constitutes actual common law fraud under the Law of the State of Delaware; provided, that such fraud shall be deemed to exist only if such Person had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties were actually false when made. For the avoidance of doubt, “Fraud” shall not include any claim for constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence, recklessness or omission or substantially similar theory.

“GAAP” means United States generally accepted accounting principles during the applicable periods.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial body, including the U.S. Securities and Exchange Commission, in each case, with competent jurisdiction.

“HSR Act” has the meaning set forth in the Recitals.

“Inactive Employee” has the meaning set forth in Section 7.5(d).

“Indebtedness” means (without duplication) any of the following indebtedness or obligations of the Company, whether or not contingent, in each case, as determined in accordance with Section 2.4(e): (a) indebtedness for borrowed money; (b) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) Liabilities under or in connection with drawn letters of credit or bankers’ acceptances or similar items; (d) Liabilities under or in connection with interest rate swaps, collars, caps and similar hedging arrangements; (e) Liabilities to pay the deferred or installment purchase price of property or services other than trade payables and other ordinary course of business accruals; (f) Liabilities under leases constituting finance leases in accordance with GAAP; (g)(i) all unfunded or underfunded Liabilities related to any defined benefit pension, retirement or nonqualified deferred compensation plan or arrangement, and any contributions (other than an employee contribution) required to be made under any Employee Benefit Program that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code for any periods prior to the Closing that have not been remitted to such plan prior to the Closing, (ii) all Liabilities in respect of accrued but unused paid time off and any other accrued but unpaid payroll Liabilities for any period prior to the Closing Date and (iii) all Liabilities in respect of any accrued and unpaid severance benefits with respect to terminations of employment or other service occurring prior to the Closing Date, annual bonuses, commissions, or similar compensatory payment obligations for any period prior to the Closing Date (other than the Assumed Incentive Payments), in each case, in respect of any employee or other service provider of the Company, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, Medicare or similar Taxes to or with respect to any of the foregoing payments, as applicable (determined as though such obligations were payable at the Closing); (h) any indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) that the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise or which the Company has agreed to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; and (i) any accrued interest, principal, charges, costs, prepayment or termination penalties, premiums, expenses or fees to the extent due or owing in respect of any indebtedness or obligations of the types referred to in the preceding clauses (a) through (h); provided, however, Indebtedness shall not include any Transaction Expenses or trade payables.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnified Taxes” means, without duplication and to the extent not taken into account in the calculation of Indebtedness, any and all Taxes (or the non-payment thereof) (a) imposed on or payable by the Company for any Pre-Closing Tax Period (in the case of a Straddle Period, as determined in accordance with Section 8.1(b)), (b) imposed on or payable by the Company as a result of the Company being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law, (c) of any Person (other than the Company) imposed on or payable by the Company as a transferee or successor, by Contract (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or pursuant to any Law, in each case by reason of an event or transaction that occurred prior to the Closing, and (d) allocated to the Seller pursuant to Section 8.1(i) (only to the extent the Seller has not paid its share of applicable Transfer Taxes pursuant to Section 8.1(i)).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Independent Accounting Firm” means Deloitte LLP.

“Insurance Policies” means the insurance policies or self-insurance funds currently maintained by Seller or its Affiliates on behalf of the Company or the Business.

“Intellectual Property Agreement” means the Intellectual Property Agreement, in substantially the form set forth in Exhibit C, to be entered into at the Closing by Buyer, Company and Seller.

“Intellectual Property Assets” means: (a) rights in inventions and discoveries, whether patentable or not, including patents and patent applications, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, divisions, renewals, revisions, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents; (b) trademarks, trade names, servicemarks, trade dress and logos, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor; (c) domain names, social media accounts and handles and URLs; (d) rights in published and unpublished works of authorship, whether copyrightable or not, including mask works and Software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) proprietary rights in or to know-how and confidential or proprietary information that constitutes a trade secret under applicable Law (collectively, “Trade Secrets”).

“IP Agreement Covenant” has the meaning set forth in Section 10.1(a)(vi).

“IRS” means the Internal Revenue Service of the United States, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“IT Assets” means technology devices, computers, hardware, Software, data, databases, systems, networks, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and all associated documentation.

“Knowledge” means (a) with respect to Seller, the actual knowledge of Fritz Morgan, Dennis Labbe, Amy Higgins and Klint Kendrick and (b) with respect to Buyer, the actual knowledge of Richard Cohen, Carol Hibbard and William Boyd.

“Law” means any federal, state, municipal, local or other foreign constitution, law, statute, ordinance, regulation, rule, code, principle of common law or Order of any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 3.12(c).

“Liability” means any direct or indirect liability or obligation of a Person, whether known or unknown, and whether absolute or contingent.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest or agreement, charge, easement, right of way, encroachment, servitude, hypothecation, usufruct, option, right of first refusal or indenture.

“Lookback Date” means November 10, 2022.

“Loss” means any Liabilities, losses, damages, deficiencies, assessments, judgments, penalties, fines, awards, payment, Taxes, interest, costs or expenses (including out-of-pocket expenses for investigation and defense and reasonable attorneys’ fees), including amounts paid in settlement.

“Non-Solicit Employee” has the meaning set forth in Section 7.10(a).

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Objections” has the meaning set forth in Section 2.4(b).

“Open Source License” has the meaning set forth in Section 3.10(l).

“Optional Alpha Systems” is defined in the Commercial Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, stipulation, determination or settlement issued by any Governmental Body.

“Organizational Documents” has the meaning set forth in Section 3.1.

“Parties” means Buyer and Seller.

“Permits” means all approvals, orders, consents, licenses, permits, certificates, registrations or authorizations, in each case, which are issued by a Governmental Body.

“Permitted Liens” means: (a) statutory Liens for Taxes or other charges of any Governmental Body (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate Proceedings by the Company and for which, if applicable, adequate reserves have been established in accordance with GAAP in books and records of the Company prior to the date of this Agreement; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate Proceedings by the Company; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Body and affecting real property; (d) encumbrances, easements, servitudes and other restrictions on real property (including covenants, restrictions, rights-of-way, easements and other similar matters) affecting real property, which would reasonably be expected to be shown by a current title report or other similar report or survey of the applicable real property, other than those which, individually or in the aggregate, materially and adversely impact the present use of such real property by, or the present operation of the business of, the Company thereon; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Law; (f) purchase money Liens or Liens arising under leases of personal property or equipment in favor of the owner thereof securing rental payments, in each case, arising or incurred in the ordinary course of business; (g) Liens that will be released prior to the Closing at Seller’s sole cost and expense; (h) non-exclusive licenses or other similar non-exclusive immunities under, in or to Intellectual Property Assets; and (i) any Liens affecting the fee estate of the landlord under any Real Property Lease.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Personal Information” means any data or information in any media that alone, or in combination with other information held by Seller or its Affiliates, identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with an individual natural Person, household, browser, or device and any other data or information that constitutes “personal data,” “personal information” or similar categories under applicable Law.

“Post-Closing Adjustment Amount” means an amount equal to (a) the Closing Cash reflected in the Final Closing Statement minus (b) the Closing Indebtedness reflected in the Final Closing Statement, minus (c) the Transaction Expenses reflected in the Final Closing Statement; provided, that the Post-Closing Adjustment Amount shall be calculated such that no amount is counted more than once in the Post-Closing Statement or the Final Closing Statement (or any component of either of them).

“Post-Closing Covenant” has the meaning set forth in Section 10.1(a)(v).

“Post-Closing Plans” has the meaning set forth in Section 7.5(f).

“Post-Closing Statement” has the meaning set forth in Section 2.4(a).

“Post-Closing Transaction” has the meaning set forth in Section 1.2(p).

“Pre-Closing Covenant” has the meaning set forth in Section 10.1(a)(v).

“Pre-Closing IP Assignment Agreement” has the meaning set forth in Section 2.5(a)(ix).

“Pre-Closing Occurrences” has the meaning set forth in Section 7.12.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Presentment Date” has the meaning set forth in Section 7.5(d).

“Primary Policy” has the meaning set forth in the definition of “RWI Policy”.

“Proceeding” means any action, claim, arbitration, hearing, litigation, suit (whether civil, criminal, administrative or investigative), charge, proceeding, arbitration, assessment, investigation or demand by or before any Governmental Body.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified” means any representation or warranty which is subject to a “materiality,” “material,” “material adverse effect,” “Buyer Material Adverse Effect,” “Company Material Adverse Effect,” “in all material respects” or similar qualification used alone or in a phrase that has a similar impact or effect (but not including knowledge or Knowledge); and the use of any such term shall be deemed to be a “Qualification.” For the sake of clarity, the use of the word “material” when used in the defined terms “Buyer Material Adverse Effect” or “Company Material Adverse Effect” or in “material Employee Benefit Program” in Section 3.7(a) shall not be a Qualification.

“Qualifying Claim” has the meaning set forth in Section 7.12.

“Real Property Leases” means the Contracts pursuant to which the Company occupies the Leased Real Property.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Body or domain name registrar.

“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).

“Reimbursement Pool” has the meaning set forth in Section 7.5(c).

“Related Party” has the meaning set forth in Section 3.19.

“Released Claims” has the meaning set forth in Section 12.15(a).

“Representatives” has the meaning set forth in Section 7.6.

“Restricted Cash” means, with respect to any Person as of any particular date, cash or cash equivalents that would be considered “restricted cash” or “restricted cash equivalents” under GAAP.

“Retention Plan” has the meaning set forth in Section 7.5(i).

“Review Period” has the meaning set forth in Section 2.4(b).

“RWI Policy” means that certain Representations and Warranties Insurance Policy, dated as of October 5, 2022, between Seller and Illinois Union Insurance Company (the “Primary Policy”), and each Excess Buyer-Side Representations and Warranties Insurance Policy entered into in connection therewith.

“Schedules” has the meaning set forth in Section 12.2.

“Securities Act” has the meaning set forth in Section 5.7.

“Seller” has the meaning set forth in the Preamble.

“Seller DC Plan” has the meaning set forth in Section 7.5(g).

“Seller Employment Liabilities” has the meaning set forth in Section 7.5(k).

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.17, Section 4.1, Section 4.2 and Section 4.5.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Seller Releasee” has the meaning set forth in Section 12.15(a).

“Seller Releasor” has the meaning set forth in Section 12.15(a).

“Shares” has the meaning set forth in the Recitals.

“Significant Contracts” has the meaning set forth in Section 3.9(a).

“Significant Supplier” has the meaning set forth in Section 3.18.

“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, and application programming interfaces, and specifications and other documentation thereof.

“Specified Indemnities” has the meaning set forth in Section 10.2(a)(iv).

“Straddle Period” has the meaning set forth in Section 8.1(c).

“Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case, is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries. The Company shall be deemed, for purposes of this Agreement, to be a Subsidiary of Seller prior to the Closing and a Subsidiary of Buyer at and after the Closing.

“Symbotic LLC” has the meaning set forth in the Recitals.

“Tax Contest” means any federal, state, local or foreign audit, inquiry, claim, action, suit, Proceeding, examination, contest, litigation, adjustment in controversy, investigation by any Taxing Authority in respect of Taxes or any other administrative or court Proceeding with regards to Taxes.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Taxes” means taxes imposed by a Governmental Body, including all federal, state, local and foreign income, profits, franchise, gross receipts, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, and any duties, assessments and other charges in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Taxing Authority” means any Governmental Body charged with the administration of any applicable Law with respect to Taxes.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including inventions, ideas, designs, documentation (such as bill of materials, build instructions and test reports), schematics, layouts, reports, algorithms, routines, Software, data, databases, lab notebooks, equipment, processes, prototypes and devices.

“Third-Party Claims” has the meaning set forth in Section 10.4(b).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Assets.”

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Commercial Agreement, the Intellectual Property Agreement, the Pre-Closing IP Assignment Agreement, the RWI Assignment Agreement and all other documents, instruments and certificates contemplated by this Agreement to be delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

“Transaction Expenses” means, without duplication, (a) all aggregate fees, costs and expenses of the Company that relate to this Agreement or any Transaction Documents or any of the transactions contemplated herein or therein, including any fees, costs or expenses payable to any outside legal counsel or financial advisor of the Company in connection with this Agreement, Transaction Documents or any of the transactions contemplated herein or thereby, in each case that remain unpaid as of the Closing, and (b) all bonuses, change-of-control, success, severance, retention, sale, stay or similar type of bonus, compensation or incentive payments or other similar payments that become due or payable by the Company as a result of or in connection with the Closing of the transactions contemplated by this Agreement and the employer portion of any payroll, employment or similar Taxes related thereto in connection with the consummation of the transactions contemplated by this Agreement; provided, in the case of each of clauses (a) and (b), such amounts as solely incurred on or prior to the Closing or attributable to any time or period of time on or prior to the Closing.

“Transaction Tax Deductions” means all deductions of the Company attributable to the transactions contemplated by this Agreement, including without duplication and regardless of by whom paid, the aggregate amount of all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred or realized in respect of indebtedness in connection with the Closing.

“Transfer Date” has the meaning set forth in Section 7.5(d).

“Transfer Taxes” has the meaning set forth in Section 8.1(i).

“Transferred Employees” has the meaning set forth in Section 7.5(a).

“Transition Services Agreement” means the Transition Services Agreement in substantially the form set forth in Exhibit B, to be entered into at the Closing by Buyer and Seller.

“Triggering Event” means each of Triggering Event I and Triggering Event II.

“Triggering Event I” means the time at which the 1st Initial Alpha System achieves Acceptance (each capitalized term as defined in the Commercial Agreement).

“Triggering Event II” means the time at which Seller exercises its option to purchase the Optional Alpha Systems pursuant to the Commercial Agreement.

“TSA Employee” has the meaning set forth in Section 7.5(d).

“U.S. Export and Import Law” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R Parts 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 C.F.R Parts 730-774), the Foreign Assets Control Regulations (31 C.F.R Parts 500-598), the Laws administered by Customs and Border Protection (19 C.F.R Parts 1-199) or any other U.S. Law regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States.

1.2 Other Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in Bentonville, Arkansas.

(b) Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars unless otherwise specified.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section,” “Preamble,” “Recital,” “Exhibit” or “Schedule” are to the corresponding Article, Section, Preamble, Recital, Exhibit or Schedule of this Agreement unless otherwise specified.

(e) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder,” “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g) To the Extent. The phrase “to the extent” means the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.”

(h) Statutes and Regulations. References to any statute shall include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Body and any amendments of the same and any successor statutes and regulations.

(i) Date hereof. The phrase “date hereof” means the date that this Agreement is entered into.

(j) Threatened. The word “threatened” or any variation thereof means that the applicable Party has received a formal written demand or notice.

(k) Or. The word “or” shall not be exclusive unless clearly described as such, including by reference to “either.”

(l) Contracts. References to any Contract herein means such Contract as amended, modified, replaced or supplemented from time to time to the extent permitted by the applicable provisions thereof and this Agreement (including Section 6.1).

(m) Accounting Terms. All accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(n) Shall. The word “shall” denotes a directive and obligation, and not an option.

(o) Made Available. Unless the context otherwise requires, with respect to materials delivered to Buyer prior to the execution of this Agreement, the words “made available to Buyer” or “delivered to Buyer” or words of similar import refer to materials posted to the virtual data room hosted by Datasite for Project Alpha by at least 11:59 p.m. Central Time, on the day prior to the execution of this Agreement.

(p) Transactions. The phrases “contemplated transactions,” “transactions contemplated by this Agreement” or any variations thereof shall be exclusive of any transactions (including any restructuring, reorganization or other transactions, whether in one or a series of related transactions) undertaken by Buyer after the Closing (any such transactions, a “Post-Closing Transaction”).

2. PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver, free and clear of any Liens (other than Liens imposed under applicable federal or state securities Laws), the Shares to Buyer, and Buyer shall purchase, acquire and accept the Shares from Seller.

2.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid in connection with the transactions contemplated by this Agreement shall consist of (a) the Base Consideration, plus (b) the Post-Closing Adjustment Amount, if any, plus (c) the Deferred Consideration, to be paid if and when payable in accordance with, and subject to, Section 2.3, in each case, without interest (so long as such payments are made as of such due date(s)) (together, the “Purchase Price”).

2.3 Deferred Consideration. Within 10 Business Days after the occurrence of a Triggering Event, Buyer shall pay or cause to be paid: (i) upon the occurrence of Triggering Event I, an amount in cash equal to $175,000,000; and (ii) upon the occurrence of Triggering Event II, an amount in cash equal to $175,000,000, in each case of clauses (i) and (ii), without interest (so long as such payments are made as of such due date(s)) and by wire transfer of immediately available funds to such bank account designated by Seller (“Deferred Consideration”).

2.4 Base Consideration Adjustment.

(a) Post-Closing Adjustment. Buyer may deliver to Seller, within 60 days following the Closing Date, a written notice setting forth Buyer’s calculation of Closing Cash, Closing Indebtedness and Transaction Expenses (the “Post-Closing Statement”), together with documentation reasonably necessary to support Buyer’s calculations thereof, and following the delivery of the Post-Closing Statement until the Final Determination of the amounts contained therein in accordance with the terms herein, Buyer shall, and shall cause its Affiliates to, upon reasonable prior notice to Buyer and subject to the execution of customary work paper access letters if requested by accountants of the Company or Buyer (i) provide Seller and its authorized representatives with reasonable access during normal business hours to the facilities, books and records and work papers of the Company and (ii) cooperate with and assist Seller and its authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested. If Buyer does not deliver the Post-Closing Statement within 60 days following the Closing Date, the Parties acknowledge and agree that the Base Consideration shall be deemed final and not subject to adjustment pursuant to Section 2.4(d), which shall be binding upon the Parties and not subject to appeal.

(b) Notice of Objection. Upon receipt of the Post-Closing Statement, Seller shall have 30 days (the “Review Period”) to review such Post-Closing Statement and related computations of the Closing Cash, Closing Indebtedness and Transaction Expenses. Prior to the end of the Review Period, Seller may deliver written notice to Buyer of any objections that Seller has with respect to Buyer’s calculation of Closing Cash, Closing Indebtedness and Transaction Expenses set forth in the Post-Closing Statement, specifying in reasonable detail the basis for such objection and Seller’s proposed modifications to the Post-Closing Statement, including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified (the “Notice of Objection”). If Seller delivers the Notice of Objection to Buyer prior to the end of the Review Period, then (i) any aspect of Closing Cash, Closing Indebtedness and Transaction Expenses to which there is no objection expressly specified in the Notice of Objection shall become final and binding on Buyer and Seller for all purposes of this Agreement and (ii) Buyer and Seller shall cooperate in good faith to resolve all the objections contained in the Notice of Objection (the “Objections”), any such resolution of which as agreed between Buyer and Seller shall be in writing and shall be final and binding upon the Parties, shall not be subject to appeal and shall be deemed the Final Closing Statement for purposes of Section 2.4(d). If Seller fails to deliver a Notice of Objection prior to the end of the Review Period, then the Post-Closing Statement shall be final and binding upon the Parties, shall not be subject to appeal and shall be deemed the Final Closing Statement for purposes of Section 2.4(d).

(c) Independent Accounting Firm. If Seller and Buyer are unable to resolve all of the Objections within 30 days following Seller’s delivery of the Notice of Objection to Buyer, they shall jointly retain the Independent Accounting Firm to resolve any remaining Objections that have not been resolved by such date. Each of Seller and Buyer shall, promptly (and in any event within 10 Business Days) following the formal engagement of the Independent Accounting Firm, provide the Independent Accounting Firm (copying the other Party upon submission) with a single written submission setting forth such Party’s respective calculations of and assertions regarding any remaining Objections, and no later than five Business Days following receipt of the other Party’s initial written submission, each of Seller and Buyer may submit to the Independent Accounting Firm (copying the other Party upon submission) a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission. There shall be no ex parte communications between Seller or Buyer or their respective Affiliates or Representatives, on the one hand, and the Independent Accounting Firm, on the other hand, relating to the Objections, and unless requested by the Independent Accounting Firm in writing, which writing is delivered to the other Party, no Party may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing. Buyer and Seller shall instruct the Independent Accounting Firm to deliver its written determination to Buyer and Seller as soon as possible but in no event later than 30 days after the formal engagement of the Independent Accounting Firm. The Independent Accounting Firm shall consider only those items and amounts in Seller’s and Buyer’s respective calculations that are identified as being items and amounts to which Seller and Buyer have been unable to agree. In resolving any disputed item then subject to an Objection, the Independent Accounting Firm may not assign a value to any item that is greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The scope of such disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with this Agreement (including the definitions of Closing Cash, Closing Indebtedness and Transaction Expenses and any terms related thereto), and the Independent Accounting Firm is not to make any other determination or undertake an independent review. The Independent Accounting Firm’s determination with respect to the remaining Objections shall be final and binding upon Buyer and Seller absent manifest error identified by either Buyer or Seller within 30 days of such determination by the Independent Accounting Firm. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm will be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the matters reviewed by the Independent Accounting Firm not awarded to such Party bears to the amount actually contested by such Party.

(d) Post-Closing Payments. Upon the Final Determination of Closing Cash, Closing Indebtedness and Transaction Expenses pursuant to this Section 2.4 (which final calculations shall constitute the “Final Closing Statement”), the Post-Closing Adjustment Amount shall be paid as follows:

(i) If the Post-Closing Adjustment Amount is positive, then promptly, and in any event within five Business Days, after the determination of the Final Closing Statement, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account(s) designated in writing by Seller, an amount equal to the Post-Closing Adjustment Amount.

(ii) If the Post-Closing Adjustment Amount is negative, then promptly, and in any event within five Business Days, after the determination of the Final Closing Statement, Seller shall pay to Buyer, by wire transfer of immediately available funds to the account(s) designated in writing by Buyer, an amount equal to the absolute value of the Post-Closing Adjustment Amount.

(e) Accounting Procedures. The Post-Closing Statement, the Final Closing Statement and the determinations and calculations contained therein (including the calculation of the Closing Cash, Closing Indebtedness and Transaction Expenses) shall be prepared and calculated in accordance with GAAP, applied consistent with Seller’s accounting methods, policies, practices and procedures used as of the date hereof and in the same manner, with consistent classification and estimation methodology, as the Financial Information. The Post-Closing Statement, the Final Closing Statement and the determinations and calculations contained therein shall not give effect to the consummation of the transactions contemplated by this Agreement.

(f) Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, other than specific performance sought pursuant to Section 12.12, the process set forth in this Section 2.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Post-Closing Adjustment Amount.

2.5 Closing. The consummation of the sale and purchase of the Shares (the “Closing”) shall take place at 10:00 a.m., Central Time, to be held remotely via the exchange of signatures or, to the extent such exchange is not practicable, at the offices of Hogan Lovells US LLP at 555 Thirteenth Street, N.W., Washington, D.C. 20004. Unless otherwise agreed by Buyer and Seller in writing, the Closing shall take place on January 27, 2025, provided that the Conditions Precedent Date has occurred. Notwithstanding the foregoing, the Closing may occur at any other time and place as Seller and Buyer may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date” and shall in any case be effective at the Effective Time.

(a) At the Closing:

(i) Buyer shall pay, or cause to be paid, an amount equal to the Base Consideration, by wire transfer in immediately available funds pursuant to the wire transfer instructions provided by Seller to Buyer in writing at least two Business Days prior to the Closing Date, in exchange for the Shares;

(ii) Seller shall deliver to Buyer the stock certificate representing the Shares, accompanied by a duly executed stock power;

(iii) Seller shall deliver to Buyer a duly executed IRS Form W-9;

(iv) Seller shall, and Buyer shall cause Symbotic LLC to, enter into the Commercial Agreement;

(v) Seller and Buyer shall enter into the Transition Services Agreement;

(vi) Seller and Buyer shall, and Seller shall cause the Company to, enter into the Intellectual Property Agreement;

(vii) Seller and Buyer shall enter into an Assignment and Assumption Agreement in respect of the RWI Policy substantially in the form attached as Exhibit D hereto (the “RWI Assignment Agreement”); and

(viii) Seller shall deliver to Buyer UCC-3 termination statements necessary to terminate or release in full those Liens set forth on Schedule 2.5(a)(viii); and

(ix) Seller shall deliver to Buyer a duly executed Pre-Closing IP Assignment Agreement substantially in the form attached as Exhibit E hereto (the “Pre-Closing IP Assignment Agreement”).

2.6 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Parties, and their Affiliates and agents, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates and agents to reasonably cooperate, to minimize any such deduction or withholding. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3. REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

Except as set forth on the Schedules attached hereto, Seller hereby represents and warrants to Buyer as follows; provided, notwithstanding anything to the contrary in this Agreement, nothing in this Article 3 shall be construed or interpreted as providing a representation or warranty regarding the Company for any point in time or period ending prior to the Lookback Date and the absence of any particular reference in any sentence in this Article 3 limiting any representation or warranty by Seller solely to periods following the Lookback Date shall not be interpreted to support a meaning that such representation or warranty is made with respect to or relates to any point in time or period preceding the Lookback Date:

3.1 Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign organization under the Laws of each jurisdiction listed on Schedule 3.1 and the Laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company. True, complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to the date hereof (“Organizational Documents”) have been made available to Buyer, and each as so delivered is in full force and effect.

3.2 Capitalization; Subsidiaries. Seller owns of record all of the Shares, and the Company has no other capital stock or other Equity Securities authorized, issued or outstanding. There are no outstanding or authorized subscriptions, options, equity-based, phantom equity, profit participation, warrants, preemptive or similar rights relating to the issuance of any capital stock or other Equity Securities of the Company or any outstanding securities convertible into or exercisable or exchangeable therefor. The Shares are duly authorized and validly issued, fully paid and nonassessable. Other than as set forth in the Organizational Documents, there are no agreements to which the Company is a party with respect to the voting of any capital stock or other Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other Equity Securities of the Company. The Company has no Subsidiaries.

3.3 No Conflict; Consents.

(a) Assuming the expiration or termination of the applicable waiting period under the HSR Act and the obtaining of the consents and approvals (or making the notices and filings, as applicable) described on Schedule 3.3(b), the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby (as applicable) do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Significant Contract, (ii) conflict with, or result in any violation of, any provision of the Organizational Documents, (iii) result in the creation or imposition of a Lien on any of the properties or assets of the Company or (iv) violate or conflict with any Laws to which the Company is subject, except, in each case of clauses (i), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Except for filing a pre-merger notification and report form by Seller under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, which waiting period expired on December 23, 2024, no notice to, declaration or filing with, or consent or approval of any Governmental Body is required as the result of the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby, except for any such declaration, filing, consent, notice or approval the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) For the avoidance of doubt, no representation or warranty in this Section 3.3 is applicable to or made with respect to any Post-Closing Transaction.

3.4 Litigation. Since the Lookback Date, there has been no Proceeding pending or, to the Knowledge of Seller, threatened against the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. Since the Lookback Date, the Company has not been subject to any outstanding Order (a) under which the Company has any material outstanding liability, (b) which would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions as contemplated by this Agreement or (c) which restricts the manner in which the Company or any of its Affiliates conduct their business in any material respect.

3.5 Financial Information.

(a) Schedule 3.5 contains an unaudited balance sheet of the Company and income statement of the Company, each prepared in good faith by Seller’s management on a pro forma basis, for the fiscal year ended January 31, 2024 and the nine-month period ended on October 31, 2024 (the “Financial Information”).

(b) The Financial Information was derived from the books and records of Seller based on the financial statements of Seller which financial statements were compiled by Seller in accordance with GAAP and presents fairly in all material respects the financial condition, operating results and cash flows of the Company as of the dates, and for the periods, indicated therein (it being understood that the Financial Information and the foregoing representations and warranties are qualified by the fact that the Company has not operated as a separate standalone enterprise and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Company would incur on a standalone basis or on an integrated basis within another organization and, accordingly, the Financial Information may not accurately reflect the actual performance or results of operations if the Company is or had been operating as a standalone enterprise and is not indicative or a reliable indicator of the performance or results of operations of the Company following the Closing).

(c) Seller maintains a system of internal accounting controls in respect of the Business designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of Financial Information in accordance with GAAP and that expenditures of the Company are made in accordance with authorizations of management of the Company.

(d) Neither Seller nor any Affiliate of Seller is a party to any letter of credit, guaranty or performance bond related to the Business.

3.6 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed when due (taking into account any and all extensions validly obtained), and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes (including any estimated Taxes) required to be paid by the Company (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any valid extensions of time in which to pay), except any such Taxes being contested in good faith and for which adequate reserves are reflected on the Company’s financial statements in accordance with GAAP.

(b) No jurisdiction in which the Company has not filed a specific Tax Return has asserted in writing that the Company is or may be subject to Tax or is required to file such Tax Return in such jurisdiction.

(c) There are no Liens for Tax upon the assets of the Company, except Permitted Liens.

(d) The Company has duly withheld and paid over to the appropriate Taxing Authority all material Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to any employee, former employee, creditor, Affiliate, customer, supplier or any other third party.

(e) The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any material Taxes or Tax Returns and no such waivers or consents have been executed on its behalf.

(f) As of the date hereof, (i) no deficiency for any Taxes has been proposed in writing, asserted or assessed against the Company that has not been resolved and paid in full and (ii) no audits, examination or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns related to the Company.

(g) The Company has not received any written ruling of a Taxing Authority relating to Taxes, and has not entered into any closing agreement with a Taxing Authority, in each case that is currently in effect.

(h) The Company is not a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any customary Tax indemnification provisions contained in commercial contracts that are entered into in the ordinary course of business and are not primarily related to Taxes) that will be binding after Closing.

(i) The Company is not a party to or bound by any closing agreement, private letter ruling or any other written agreement with any Taxing Authority, and no request for any such ruling or agreement is outstanding; in each case to the extent such ruling or agreement would bind the Company after Closing.

(j) The Company does not have any liability for the Taxes of any Person (other than Seller or the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than pursuant to any customary Tax indemnification provisions contained in commercial contracts that are entered into in the ordinary course of business and are not primarily related to Taxes) or otherwise by Law.

(k) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) The Company is not a party to or bound by any Tax incentive, Tax rebate, Tax holiday or similar agreement or arrangement with any Governmental Body.

(m) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code.

(n) The Company is not engaged in, and has never been engaged in, a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the United States.

(o) The Company has not obtained or availed itself of any Tax deferral, Tax exemption, Tax holiday or Tax reduction agreement or order with or from any Taxing Authority.

(p) The Company will not be required to include any material item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any closing agreement, installment sale or open transaction entered into on or prior to the Closing Date, (ii) any accounting method change for or use of improper method of accounting in a Pre-Closing Tax Period, (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, or (iv) any intercompany transaction entered into on or before the Closing Date.

(q) Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall be construed as providing a representation or warranty as to the existence, amount, expiration date or limitations on (or availability of) any net operating losses or other Tax assets of the Company, and (ii) the representations and warranties in this Section 3.6 may only be relied upon for purposes of liability for Tax periods (or portions thereof) ending on or prior to the Closing Date.

3.7 Employee Benefit Programs.

(a) Schedule 3.7(a) sets forth a list of each material Employee Benefit Program. No Employee Benefit Program is a Company Benefit Program.

(b) Seller has made available a true and correct copy of the Associate Benefits Book, which contains summaries of material Employee Benefit Programs.

(c) The terms, operation and administration of each Employee Benefit Program comply and, since the Lookback Date, have heretofore complied in all material respects with all applicable Laws and regulations relating to each Employee Benefit Program and all contributions or other amounts payable by the Company with respect to each Employee Benefit Program in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles. The Company is not required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement or, to the Knowledge of Seller, any applicable labor relations Law. No Employee Benefit Program provides or promises any health or other welfare benefits (other than severance benefits) to employees after their employment terminates other than as required by applicable Law. With respect to any Employee Benefit Program, to the Knowledge of Seller, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable Law which would reasonably be expected to result in any material Taxes, penalties or other liability to the Company. As of the date hereof, no litigation, arbitration or governmental administrative proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Seller, threatened with respect to any Employee Benefit Program.

(d) Each Employee Benefit Program intended to qualify under Section 401(a) or 501(c)(9) of the Code (i) has received a favorable determination or approval letter from the IRS regarding its qualification under the applicable Code Section or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. No event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Program to lose its qualification under Code Section 401(a).

(e) Neither the Company nor any ERISA Affiliate maintains or contributes to, is required to contribute to and, since the Lookback Date, neither has maintained, contributed to, or been required to contribute to (i) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40), in each case, that would reasonably be expected to result in any Liability to the Buyer or any of its Affiliates.

(f) Since the Lookback Date, the Company (i) has not been required to report to any Governmental Body any corrections made or Taxes due as a result of a failure to comply with Section 409A of the Code, and (ii) has no indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

(g) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(h) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Benefit Program or (iv) otherwise give rise to any material liability under any Employee Benefit Program.

3.8 Labor Matters.

(a) The Company is not a party to or bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization. There are no material strikes, lockouts, slowdowns or work stoppages in effect or, to the Knowledge of Seller, threatened and, to the Knowledge of Seller, there is no union organizing efforts pending or threatened against the Company, nor has there, to the Knowledge of Seller, been any such effort since the Lookback Date. As of the date hereof, there is no material unfair labor practice, charge, formal complaint, or, to the Knowledge of Seller, investigations or administrative proceedings of whistleblower retaliation against the Company or any other material violation of protected rights under Rule 21F-17(a) of the Exchange Act or any other similar Law, pending or, to the Knowledge of Seller, threatened against Company. Since the Lookback Date, the Company has heretofore complied in all material respects with all applicable Laws and regulations relating to whistleblower protection laws, including Rule 21F-17(a) of the Exchange Act.

(b) Neither Seller nor the Company has, since the Lookback Date, entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by, and, to the Knowledge of Seller, since the Lookback Date, no allegations of sexual or racial harassment or sexual or race-based misconduct have been made against or by, any Company Employee in his or her capacity as a Company Employee.

(c) The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(d) Schedule 3.8(d) sets forth, with respect to each Company Employee, including any Company Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, (i) the name of such employee, (ii) the date of hire, (iii) whether the employee is on an active or inactive status, (iv) such employee’s title, (v) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and paid time off accrual amounts, bonus and commission potential, severance pay potential, housing allowance and any other compensation paid to such employee pursuant to any bonus, incentive compensation, deferred compensation or commission arrangement or other arrangement (excluding expense reimbursements), if applicable, (vi) leave status and the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service, (vii) the facility at which such employee is deemed to be located and (viii) any Permit that is held by such employee and that is used in connection with the Business.

3.9 Certain Contracts and Arrangements.

(a) Schedule 3.9(a) sets forth all Contracts (other than any Employee Benefit Program) to which, as of the date hereof, the Company is a party or that are primarily related to the Business and under which there are ongoing obligations (other than customary confidentiality obligations), in each case, meeting any of the descriptions set forth below (collectively referred to herein as the “Significant Contracts”):

(i) except for any Employee Benefit Program or Contracts with Company Employees, any Contract that has resulted in the receipt or payment in the aggregate of more than $1,000,000 during any 12-month period or that is reasonably likely to result in the receipt or making of future payments (in the aggregate) in excess of $1,000,000 during any 12-month period;

(ii) any Contract with a Company Employee pursuant to which such Company Employee’s annual base salary is greater than $150,000 in a calendar year (other than Contracts with Company Employees providing for at-will employment);

(iii) any Contract (A) involving licenses or similar rights under Intellectual Property Assets granted to Seller or any of its Affiliates (including the Company) that are primarily related to the Business or operations of the Company and that are material to the operation of the Business, (B) involving licenses or similar rights under Intellectual Property Assets granted to the Company that are material to the operation of the Business or (C) providing for the development or acquisition of any Intellectual Property Assets or IT Assets material to the Business, in each case, other than standard invention assignment agreements entered into with employees, contractors or consultants of Seller or its Affiliates (including the Company) or non-exclusive rights to access or use generally commercially available IT Assets licensed or provided on standard terms and conditions that involve annual payments by Seller or its Affiliates (including the Company) of less than $100,000;

(iv) Contracts under which Seller or any of its Affiliates (including the Company) grants to any third party any license or similar right under any Company Intellectual Property Asset (A) that is an exclusive license or (B) that involves annual payments to Seller or its Affiliates (including the Company) of more than $100,000;

(v) any Contract under which the Company has created, incurred, assumed or guaranteed any indebtedness or relating to any Lien (other than a Permitted Lien) on the Shares or any asset of the Company;

(vi) any Contract regarding joint ventures, partnerships or similar undertakings;

(vii) any Contract that limits or would reasonably be expected to limit, directly or indirectly, in any respect the right of the Company or any of its Affiliates (including, on and after the Closing, Buyer and any of its Affiliates) to (A) compete or engage in any line of business or in any geographic areas or (B) solicit or hire any Person;

(viii) any Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or Equity Securities of any other Person or that provides for the indemnification or assumption of any Loss of any Person by the Company;

(ix) any Contract relating to the Equity Securities of the Company;

(x) any Contract with a Governmental Body;

(xi) any Real Property Lease;

(xii) any Contract that requires or would reasonably be expected to require, directly or indirectly, in any respect the Company or any of its Affiliates (including, on and after the Closing, Buyer and any of its Affiliates) to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services to deal with any Person on an exclusive basis or containing any “most favored nations” or similar pricing arrangement;

(xiii) any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xiv) any settlement, conciliation or similar Contract pursuant to which the Company has any material outstanding obligation; and

(xv) the RWI Policy.

(b) (i) The Company is not in material breach of, or in default under, any Significant Contract nor, to the Knowledge of Seller, is any other party to any Significant Contract in material breach of or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or, to the Knowledge of Seller, any other party thereunder; (ii) each of the Significant Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of Seller, the other parties thereto and enforceable in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies (the “Bankruptcy and Equity Exception”); and (iii) to the Knowledge of Seller, since the Lookback Date, no party to any of the Significant Contracts has exercised any termination rights with respect thereto (provided, that failures to renew upon expiration shall not be deemed to be an exercise of termination rights). Seller has made available to Buyer a correct and complete copy of each Significant Contract.

3.10 Intellectual Property; Information Technology; Privacy.

(a) Schedule 3.10(a) contains a complete and accurate list as of the date of this Agreement of all Company Intellectual Property Assets that are Registered (collectively, the “Registered Intellectual Property”), including for each item listed, the record owner, jurisdiction in which each such item of Registered Intellectual Property has been issued, registered or in which any such application for such issuance or registration has been filed, the applicable registration or application number, and the issuance, registration or application date, as applicable, of each such item (or, in the case of a domain name, the applicable domain name registrar or host). All Registered Intellectual Property is subsisting and, to the Knowledge of Seller, valid and enforceable.

(b) Immediately following the Closing and execution of Pre-Closing IP Assignment Agreement, the Company will solely and exclusively own all right, title and interest in the Company Intellectual Property Assets, free and clear of Liens (other than Permitted Liens).

(c) Since the Lookback Date, there have been no pending Proceedings, or to the Knowledge of Seller any Proceedings threatened, against Seller or any of its Affiliates (including the Company) alleging that the conduct of the Business or any Company Product infringes, misappropriates or otherwise violates the Intellectual Property Assets of third parties, in each case that would reasonably be expected to result in material liability to the Company.

(d) Since the Lookback Date, there has been no pending Proceeding to which Seller or its Affiliates (including the Company) has been a party (including any opposition, cancellation, revocation, review or other proceeding) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property Asset, in each case except for ordinary-course, prosecution-related Proceedings for Intellectual Property Assets initiated by the Company.

(e) To the Knowledge of Seller, since the Lookback Date, neither the conduct of the Business nor any Company Product has materially infringed, misappropriated or otherwise violated any third party’s Intellectual Property Assets and none of Seller or its Affiliates (including the Company) has since the Lookback Date received any written charge, complaint, claim, demand or notice (including any invitation to license) alleging any such infringement, misappropriation or violation.

(f) To the Knowledge of Seller, since the Lookback Date, there has been no material infringement, misappropriation or violation by any person or entity of any of the Company Intellectual Property Assets and none of Seller or its Affiliates (including the Company) has, since the Lookback Date, sent any written charge, complaint, claim, demand or notice (including any invitation to license) alleging any such infringement, misappropriation or violation.

(g) Seller and its Affiliates (including the Company) have taken commercially reasonable security measures to prevent the unauthorized disclosure or use of Trade Secrets included in the Company Intellectual Property Assets (except to the extent that Seller or any of its Affiliates has affirmatively decided not to maintain know-how or information as a Trade Secret). To the Knowledge of Seller, there has not, since the Lookback Date, been any disclosure of any Trade Secrets included in the Company Intellectual Property Assets (other than know-how or information that Seller or any of its Affiliates has affirmatively decided not to maintain as a Trade Secret (which, if any, are immaterial to the Company Intellectual Property Assets taken as a whole)) except pursuant to written non-disclosure or license agreements requiring the recipient of such Trade Secrets from Seller or any of its Affiliate (i) to maintain the confidentiality of any such Trade Secret and (ii) not to use or disclose any such Trade Secrets except as authorized by Seller or its Affiliate, and such obligations have not, to the Knowledge of Seller, been breached by any such recipient.

(h) Since the Lookback Date, Seller or one or more of its Affiliates (including the Company) have executed written agreements with each of their former and current employees and contractors who have developed any Company Intellectual Property Assets pursuant to which each such Person has presently and irrevocably assigned to Seller or one or more of its Affiliates all of such Person’s right, title and interest in and to all Intellectual Property Assets created or developed in the course of such Person’s work for Seller or its Affiliate and providing for customary non-disclosure undertakings by such Person. Since the Lookback Date, to the Knowledge of Seller, (i) no such employee or contractor has breached any such agreement in any material respect and (ii) no such employee or contractor retains or claims to retain any right, title or interest in or to any such Company Intellectual Property Assets.

(i) To the Knowledge of Seller, the Intellectual Property Assets (i) that constitute Company Intellectual Property Assets and (ii) that are licensed to the Company under the Intellectual Property Agreement immediately following the Closing or provided or made available under the Transition Services Agreement, together constitute all Intellectual Property Assets (excluding IT Assets) that are owned by Seller or any of its Affiliates and are necessary for the operation of the Business as currently conducted and as will be conducted immediately prior to the Closing.

(j) The Company has implemented commercially reasonable measures designed to protect the confidentiality, integrity and security of the material Company IT Assets and the information stored or contained therein, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. Since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of any Company IT Assets that has resulted or is reasonably likely to result in a material disruption of or material damage to the Business. To the Knowledge of Seller, the Company IT Assets do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to maliciously disable or erase software, hardware or data.

(k) The Company will have in its possession as of the Closing: (i) up-to-date versions of all Company Software and other Software included in the Company Products and (ii) up-to-date versions of the documentation for the Company Software and other Software included in the Company Products that is used by the Company Employee engineers to use, update, and enhance the Company Software or other Software included in the Company Products immediately prior to the Closing. The source code for the Company Software has not been disclosed to, or accessed or possessed by, any Person other than employees or contractors of the Company or Seller and its Affiliates who are subject to reasonable non-disclosure or similar agreements in favor of the Company. No Person has a right to be provided with the source code for Company Software (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both).

(l) No Company Software is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org/) (each, an “Open Source License”) that conditions the distribution of such software on (i) the disclosure, licensing or distribution of any source code for any portion of such software, (ii) the granting to licensees of the right to make derivative works or other modifications to such software, (iii) the licensing under terms that allow the Company Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) redistribution of such Company Software at no license fee, or otherwise limits the fees or consideration that the Company may charge in connection with the Company Software. Neither the Seller nor any of its Affiliates is in breach of any Open Source License in connection with the Company Software or operation of the Business.

(m) Since the Lookback Date, Seller and its Affiliates (including the Company) have taken commercially reasonable security measures in accordance with common practices in the Company’s industry to prevent the unauthorized disclosure or use of Personal Information in the Company’s possession or control or that is used in connection with the Business. To the Knowledge of Seller and since the Lookback Date, there have not been any material incidents of data security breaches of the Company IT Assets and there has been no material unauthorized access to, or acquisition, use, modification, or disclosure of Personal Information collected or otherwise processed by the Company that would require notification of individuals, other affected parties, law enforcement, or any Governmental Body under the applicable Data Security Requirements. Since the Lookback Date, the Company and the Business are in compliance, and the Business has been conducted in compliance, in all material respects, with all Data Security Requirements. Since the Lookback Date, no Person (including any Governmental Body) has threatened to commence or has commenced any Proceeding against Seller or its Affiliates (including the Company) with respect to unauthorized access, use, or disclosure of Personal Information on the Company IT Assets or that is otherwise used in connection with the Business or regarding the Company’s compliance with the Data Security Requirements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby comply in all material respects with Data Security Requirements.

3.11 Title to Assets. Except as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the Company, the Company has good, marketable and exclusive title to, or a valid leasehold interest in, all of the assets used or held for use in the conduct of the Business, free and clear of all Liens (other than Permitted Liens or Liens imposed under applicable federal or state securities Laws). Notwithstanding the foregoing, nothing in this Section 3.11 constitutes a representation or warranty regarding any Intellectual Property Assets or IT Assets.

3.12 Real Property.

(a) Other than the Leased Real Property, there is no real property leased, subleased or owned by the Company.

(b) The Company does not own any real property.

(c) Schedule 3.12(c) sets forth a list of the address of all real property currently leased, subleased, licensed or otherwise occupied by the Company (the “Leased Real Property”). The Company has a valid leasehold interest that is in full force and effect in the Leased Real Property. To the Knowledge of Seller, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of any default or obligation under such Real Property Lease that has not been redeposited in full. The leasehold interest granted to the Company under each such Real Property Lease is free of all Liens other than Permitted Liens. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. To the Knowledge of Seller, the operation of the Company’s business on the premises of the Leased Real Property does not violate any current zoning or other applicable Laws. To the Knowledge of Seller, the current use and occupancy of the Leased Real Property and the operation of the business of the Company as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property.

3.13 Insurance. Since the Lookback Date, no material claims with respect to the Business have been made under the Insurance Policies.

3.14 Compliance with Laws; Permits.

(a) The Business is and has since the Lookback Date been conducted in compliance in all material respects with Laws applicable to the Business. The Company has not received any written communication alleging any noncompliance with any such Laws that have not been cured as of the date hereof. The Company has obtained and is in compliance in all material respects with all Permits necessary for the conduct of the Business as presently conducted.

(b) Export and Import Laws. The Company has not violated any U.S. Export and Import Law in any material respect, or made a voluntary disclosure with respect to any violation of any U.S. Export and Import Law. The Company: (i) is, and at all times since the Lookback Date has been, in compliance in all material respects with all applicable Foreign Export and Import Laws; and (ii) has prepared and timely applied for all import and export licenses required under any U.S. Export and Import Law or Foreign Export and Import Law for the conduct of the Business.

(c) Anti-Bribery Laws.

(i) The Company and its employees, directors, owners and, to the Knowledge of Seller, agents are in compliance with and, since the Lookback Date, have complied in all material respects with the Anti-Bribery Laws. The Company has instituted policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws and has maintained such policies and procedures in full force and effect. The Company has not made a voluntary disclosure to a Governmental Body related to the Anti-Bribery Laws. There are no Proceedings against the Company or Seller (related to their activities on behalf of the Company) pending by or before any Governmental Body or, to the Knowledge of Seller, threatened against the Company or Seller (related to their activities on behalf of the Company) by any Governmental Body, in each case, with respect to the Anti-Bribery Laws.

(ii) Since the Lookback Date, none of the Company or any of its employees, directors, owners or, to the Knowledge of Seller, agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any official or representative (including anyone elected, nominated or appointed to be a representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Body (including any official or employee of any entity directly or indirectly owned or controlled by any Governmental Body), any royal or ruling family member or any political party or candidate for public or political office for the purpose of improperly influencing any act or decision of any such Person.

3.15 Books and Records. The corporate books and records and work papers, including the minute books, of the Company: (a) have been kept accurately in all material respects in the ordinary course of business and the transactions entered in such books and records and work papers represent bona fide transactions, and (b) have been maintained in accordance with all applicable Laws in all material respects and are complete and accurate in all material respects.

3.16 Environmental Matters(a) . The Company has complied at all times since the Lookback Date in all material respects with all Laws (including common law) relating to the protection of health, safety or the environment (“Environmental Laws”), has not received any claims or notices relating to any violation of, or liability under, any Environmental Law, and has not owned, operated or utilized any property requiring any investigation or remediation or otherwise subjecting the Company to material liability under any Environmental Law.

3.17 No Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, agent’s commissions, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

3.18 Customers and Suppliers. As of the date hereof, Seller is the Company’s only customer. Section 3.18 of the Schedules sets forth a complete and accurate list of the top 20 suppliers of the Company for the 12-month period immediately prior to the date hereof based on payments made to each supplier during such period (each, a “Significant Supplier”), together with the amount paid to each Significant Supplier during such period. Through the date hereof, no Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company has cancelled or otherwise terminated its relationship with the Company or has materially altered, in a manner adverse to the Company, its relationship with the Company. To the Knowledge of Seller, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened, to terminate, cancel or otherwise materially modify its relationship with the Company.

3.19 Transactions with Affiliates. Other than the (a) Organizational Documents, (b) Employee Benefit Programs and (c) employment or board service agreements, noncompetition and confidentiality agreements, equity compensation related documents and the payment of compensation and benefits and advancement of business expenses in the ordinary course of business, there are no loans, leases or other material Contracts between the Company, on the one hand, and any Affiliate of the Company (including Seller and its Affiliates) or any of their respective members, limited or general partners, owners, managers, directors, officers, employees or Persons in similar capacities, or any immediate family members thereof (each, a “Related Party”), on the other hand, except for any such loan, lease or other material Contract that is terminated at any time at or before the Effective Time. No event has occurred, and, to the Knowledge of Seller, no circumstance or condition exists, that has resulted in, or that would reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any expense to, any Related Party (other than a claim for reimbursement from the Company of travel expenses in the ordinary course of business or other out-of-pocket expenses of a routine nature incurred by such Related Party in the course of performing his or her duties for the Company) pursuant to: (a) any term of any of the Organizational Documents; (b) any indemnification agreement or other Contract; or (c) any applicable Law.

3.20 No Other Representations or Warranties. Except as expressly set forth in this Article 3 (as modified by the Schedules) or Article 4, neither Seller nor any other Person has made, makes or shall be deemed to have made any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Seller or the Company or any of their respective Affiliates, with respect to the Company or Seller or the businesses of the Company or Seller or any other matter, and any such other representations or warranties are hereby disclaimed. Buyer acknowledges that it will acquire the Company without any representation or warranty, express or implied, as to the quality, merchantability, fitness for any particular purpose or condition of the Company’s assets and in an “as is” condition and on a “where is” basis, except for the express representations and warranties set forth in this Article 3 or Article 4. Except for the express representations and warranties set forth in this Article 3 or Article 4, Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any other representation or warranty made by any Person. Neither Seller nor any other Person will have any Liability or obligation to Buyer or any other Person resulting from the distribution to Buyer or Buyer’s use of or reliance on (and Buyer hereby disclaims any reliance on), any information, documents, projections, estimates, forecasts or other material made available to Buyer or its Representatives in any “data rooms,” confidential information memorandums, discussions, negotiations or presentations in expectation of, or in connection with, the transactions contemplated hereby (except for the representations and warranties set forth in this Article 3 or Article 4), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise. Notwithstanding anything to the contrary, nothing in this Section 3.20 shall relieve Seller from Liability for Fraud.

4. REPRESENTATIONS AND WARRANTIES IN RESPECT OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

4.1 Existence; Good Standing. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.2 Ownership. Seller is the record and beneficial owner of 100% of the Shares free and clear of any Liens (other than Liens imposed under applicable federal or state securities Laws).

4.3 No Conflict; Consents. Assuming the expiration or termination of the applicable waiting period under the HSR Act and the obtainment of the consents and approvals (or making the notices and filings, as applicable) described on Schedule 3.3(b), the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby (as applicable) do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any material Contract to which Seller is a party, (b) conflict with, or result in any violation of, any provision of the certificate of incorporation or bylaws of Seller, (c) result in the creation or imposition of a Lien on any of the properties or assets of Seller or (d) violate or conflict with any Laws to which Seller is subject, except in the case of clauses (a), (c) and (d) as would not prevent, materially impair or materially delay, or would not reasonably be expected to prevent, materially impair or materially delay, Seller from consummating the transactions as contemplated by this Agreement.

4.4 Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, or against the properties or assets of Seller, nor has Seller entered into or been subject to any judgment, consent decree or Order, which, in each of the foregoing cases, pertains in any way to the Company or the Business and would reasonably be expected to prevent or materially and adversely affect Seller’s performance under this Agreement or impair or materially delay the consummation of the transactions as contemplated by this Agreement.

4.5 Solvency. None of Seller or its Affiliates (including the Company) is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller or its Affiliates (including the Company). Immediately after giving effect to the transactions contemplated by this Agreement, Seller and its Affiliates (which, for the avoidance of doubt, do not include the Company), taken as a whole, shall (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all known contingent liabilities) and (c) have sufficient capital to carry on their business.

4.6 No Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, agent’s commissions, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

4.7 Non-Reliance. (A) Seller acknowledges that no officer, agent, Representative or employee of Buyer or any of Buyer’s Affiliates has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in Article 3 or Article 4; and (B) Seller specifically disclaims any obligation or duty by Buyer or any of its Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Article 4. Seller has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Buyer (or its Affiliates, officers, directors, employees, agents or other Representatives) that are not expressly set forth in this Article 4, whether or not any such representations, warranties or statements were made in writing or orally.

5. REPRESENTATIONS AND WARRANTIES IN RESPECT OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

5.1 Existence; Good Standing. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate action on the part of the Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement, assuming the due authorization, execution and delivery of this Agreement by Seller, has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.2 No Conflict; Consents. Assuming the expiration or termination of the applicable waiting period under the HSR Act and obtainment of the consents and approvals (or making the notices and filings, as applicable) described on Schedule 3.3(b), the execution and delivery by Buyer of this Agreement and the other Transaction Documents to be executed by it and the consummation by Buyer of the transactions contemplated hereby or thereby (as applicable) do not (a) violate, breach, conflict with or result in a default under (whether after the giving of notice, lapse of time or both) or cause acceleration under, or give rise to a right of termination of, any Contract, (b) conflict with, or result in any violation of, any provision of the certificate of incorporation or bylaws of Buyer, (c) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any Permit, provision of any Law or any Order to which Buyer is subject, (d) result in the creation or imposition of a Lien on any of the properties or assets of Buyer or (e) require any notice to, declaration or filing with, or consent or approval of any Governmental Body or other third party, except in the case of clauses (a), (c) and (e) of this Section 5.2 as would not reasonably be expected to have a Buyer Material Adverse Effect.

5.3 Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer, or against the properties or assets of Buyer, nor has Buyer entered into or been subject to any judgment, consent decree or Order, which, in each of the foregoing cases, would reasonably be expected to result in a Buyer Material Adverse Effect.

5.4 Financing. At the Closing, Buyer will have immediately available funds sufficient to pay the Base Consideration and all other amounts, fees and expenses payable by Buyer at the Closing. Buyer expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

5.5 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or any of their subsidiaries. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its subsidiaries (including the Company), taken as a whole, shall (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all known contingent liabilities) and (c) have sufficient capital to carry on their business.

5.6 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, agent’s commissions, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

5.7 Investment Intent. Buyer is acquiring the Shares for investment purposes only for its own account and not with a view to the resale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”). Buyer acknowledges that the Shares have not been registered under the Securities Act or any other securities Law and Buyer must bear the economic risk of its investment in the Shares. Buyer (a) is an “accredited investor” as defined in Rule 501(a) of the rules promulgated under the Securities Act; (b) is experienced in the acquisition and management of businesses and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer’s investment in the Shares; (c) has the ability to bear the economic risks of such investment; (d) has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; (e) has had a full opportunity to obtain such financial and other information from Seller and the Company as it deems necessary or appropriate in connection with evaluating the merits of the investment in the Shares, and to conduct whatever due diligence it has deemed appropriate; and (f) has made its own independent investigation and evaluation of the Company and is relying on such investigation and evaluation.

5.8 Non-Reliance. Buyer acknowledges that (a) neither Seller nor any of its Representatives makes any representation or warranty, express or implied, as to the prospects, financial or otherwise, of the Company or the Business (except for the representations and warranties set forth in Article 3 (as modified by the Schedules) and Article 4), and that any projections, estimates, budgets or forecasts of future results or events provided by or on behalf of Seller (including in any management presentations or diligence discussions, confidential information memorandum or presentation, supplemental information or other materials or information with respect to any of the above, whether provided in person, in any “data room” or otherwise) are subject to uncertainty and to the assumptions used in their preparation, (b) no officer, agent, Representative or employee of Seller or any of Seller’s Affiliates (including the Company) has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and (c) Buyer specifically disclaims any obligation or duty by Seller or any of its Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article 3 (as modified by the Schedules) or Article 4. Buyer acknowledges that it is acquiring the Shares and the Company on a “where is” basis, subject only to the specific representations set forth in Article 3 (as modified by the Schedules) and Article 4. Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates, officers, directors, employees, agents or other Representatives) that are not expressly set forth in Article 3 (as modified by the Schedules) or Article 4, whether or not any such representations, warranties or statements were made in writing or orally.

5.9 No Other Representations or Warranties. Except as expressly set forth in this Article 5, neither Buyer nor any other Person has made, makes or shall be deemed to have made any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Buyer or any of its Affiliates, with respect to Buyer or the businesses of Buyer or any other matter, and any such other representations or warranties are hereby disclaimed. Except for the express representations and warranties set forth in this Article 5, Seller specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by any Person, and acknowledges and agrees that Buyer has specifically disclaimed and does hereby specifically disclaim any other representation or warranty made by any Person. Notwithstanding anything to the contrary, nothing in this Section 5.9 shall relieve Buyer from Liability for Fraud.

6. PRE-CLOSING COVENANTS

6.1 Conduct of Business Prior to Closing. Except as otherwise expressly provided for or required herein (including, for the avoidance of doubt, the transactions contemplated by the Pre-Closing IP Assignment Agreement), as set forth on Schedule 6.1, as required by Law or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”):

(a) Seller shall, and shall cause the Company to, use commercially reasonable efforts to (i) carry on the business of the Company in the ordinary course of business and (ii) maintain and preserve, in all material respects, the current assets of the Company, the relationships with employees, customers and suppliers of the Company and the Company’s or the Business’s relationships with Governmental Bodies; and

(b) without limiting the generality of, and in furtherance of, the foregoing, Seller shall not (in the case of each provision of this Section 6.1(b), solely with respect to and as it relates to, the Company), and shall cause the Company not to:

(i) adopt any change in the Organizational Documents;

(ii) merge or consolidate with any other Person or restructure, reorganize, dissolve or completely or partially liquidate;

(iii) acquire assets outside of the ordinary course of business from any other Person that would be material to the Company or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or Equity Securities or by any other manner, in each case, in any transaction or series of related transactions;

(iv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Company’s material assets, properties, licenses or rights (other than Intellectual Property Assets, which are governed by Section 6.1(b)(xiv));

(v) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Equity Securities of the Company;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Equity Securities of the Company;

(vii) other than in the ordinary course of business, declare, set aside, make or pay any non-cash dividend or other distribution with respect to any of the Company’s capital stock or enter into any Contract with respect to the voting of the Company’s capital stock;

(viii) create or incur any Lien material to the Company other than Permitted Liens;

(ix) make any loans, advances, guarantees or capital contributions to or investments in any Person;

(x) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company;

(xi) make or authorize any capital expenditures in excess of $250,000 individually or $5,000,000 in the aggregate, other than capital expenditures for which the Company is, as of the date hereof, obligated to make and set forth in Schedule 6.1(b)(xi);

(xii) except as required under applicable Law or required by the terms of any Employee Benefit Program as in effect as of the date of this Agreement, (A) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, (B) amend, modify or terminate the Retention Plan and Bonus Plan, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Benefit Program other than in a manner that is not targeted at Company Employees, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits due to any Company Employee, (E) hire any individual who would be a Company Employee or engage any independent contractor (who is a natural person) who primarily provides services to the Company, in each case, whose salary, wage rate or consulting fees (as applicable) and target cash bonus opportunity exceed $200,000 in the aggregate on an annual basis, (F) terminate the employment of any Company Employee who is an executive officer or a senior management-level employee, other than for cause, or (G) transfer the employment of any Company Employee or reassign the duties or scope of services provided by any Company Employee to no longer be primarily with respect to the Company or the business of the Company;

(xiii) (A) except as required under applicable Law, become a party to, establish, adopt, amend, commence participation in any collective bargaining agreement or other Contract with a labor union, works council or similar organization or (B) terminate any collective bargaining agreement or other Contract with a labor union, works council or similar organization;

(xiv) sell, license, transfer or otherwise dispose of, or cancel, abandon or otherwise allow to lapse or expire any Company Intellectual Property Assets, other than non-exclusive licenses granted in the ordinary course of business and cancellation, abandonment, or allowance to lapse or expire of non-material Company Intellectual Property Assets in the ordinary course of business;

(xv) except with respect to any Tax Returns of the Company that are filed on a consolidated, combined or unitary basis with Seller or any Affiliate of Seller (A) make, change or rescind any material Tax election; (B) settle, compromise or otherwise resolve any claim, audit, assessment or dispute relating to any income Tax or material amount of other Tax; (C) file any material amended Tax Return; (D) make any change in any material method of Tax accounting or Tax accounting periods; (E) surrender any claim for a refund of Taxes; (F) enter into any closing agreement with a Taxing Authority relating to any material amount of Tax; or (G) consent to any extension or waiver of the limitation period applicable to any material Tax Contest or assessment (other than as a result of an automatic extension with respect to the due date for filing a Tax Return);

(xvi) enter into any Contract that would have been a Significant Contract had it been entered into prior to the date hereof;

(xvii) other than non-material amendments in the ordinary course of business, amend, modify or terminate any Significant Contract;

(xviii) initiate or settle any Proceeding: (A) in excess of the amount reserved in the most recent Financial Information with respect to such Proceeding, or if in excess of such reserved amount, that Seller agrees to assume in full the liability with respect to such excess; (B) that would impose ongoing obligations on the Company; or (C) that would result in any admission of wrongdoing or a plea of nolo contendere;

(xix) subject the Company to any bankruptcy, receivership, insolvency or similar Proceeding; or

(xx) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to or shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Company.

6.2 Access to Information. During the Pre-Closing Period, without unreasonable disruption of the Company’s and Seller’s businesses, Seller shall cause the Company to (a) provide Buyer and its Representatives reasonable access, upon reasonable notice and during Seller’s business hours, to the facilities, properties (provided that such access shall not permit Buyer, its Affiliates or their respective Representatives to conduct any environmental testing or sampling of any kind or compliance audits), books and records and employees of the Company, (b) cooperate with Buyer to furnish and make available to Buyer and its Representatives such other information readily accessible to Seller concerning the Company as from time to time may be reasonably requested by Buyer and (c) instruct its Representatives to cooperate with Buyer and its Representatives in connection with the foregoing. Notwithstanding the foregoing, Seller shall not be required to disclose or cause the Company to disclose any information (A) related to the negotiation of this Agreement or (B) if such disclosure would be reasonably likely to (x) jeopardize any attorney-client, work product or other legal privilege, (y) result in a disclosure to any third party of any Trade Secrets or (z) contravene any applicable Laws, fiduciary duty or Contract entered into prior to the date hereof; provided that, during the Pre-Closing Period, Seller shall, and shall cause the Company to, use its commercially reasonable efforts to (i) provide any such disclosure to the extent that such disclosure does not breach any confidentiality requirement, requirement under applicable Law or result in loss of a legal privilege or disclosure of a Trade Secret and (ii) take any actions reasonably requested by Buyer to implement alternative arrangements in order to allow Buyer reasonable access to such information, at Buyer’s sole cost and expense and only to the extent such actions do not unreasonably interfere with the conduct of Seller or the Company.

6.3 Notices and Consents. Seller shall and shall cause the Company to provide applicable notices to third parties promptly following the date hereof and thereafter shall use commercially reasonable efforts to promptly obtain any third-party consents required in connection with the consummation of the transactions contemplated by this Agreement, in each case, to the extent required by the Contract with the applicable third party and if reasonably requested by Buyer; provided, that nothing in this Agreement shall require Seller on its own behalf or on behalf of the Company to (i) expend money or incur any liability (except for ordinary course fees of advisors, including attorneys’ fees), (ii) commence any litigation, or (iii) offer or grant any financial accommodation (or other accommodation that would have a material effect on the Company prior to Closing or Seller) to any third party in connection with obtaining any third-party consent; provided, however, that Buyer may request Seller to take any of the foregoing actions (other than actions described in clause (ii)) if Buyer agrees to fully reimburse Seller for any costs or expenses in connection therewith or, with respect to actions of the Company, such actions are only effective after the Closing, and, in all cases, without any other obligations or restrictions imposed on Seller (or any of its Affiliates (other than the Company)). For the avoidance of doubt, nothing shall require Seller to, or cause the Company to, obtain any consents or approvals of (or waivers of any rights thereunder), or deliver any notices to, any Governmental Body or other third party in connection with any Post-Closing Transaction.

7. ADDITIONAL AGREEMENTS

7.1 Confidentiality.

(a) The terms of the Confidentiality Agreement relating to obligations with respect to proprietary information (including the non-use provisions thereof) is hereby incorporated into this Agreement by reference and such terms shall continue in full force and effect until the Closing or, in the event of the termination of this Agreement, in accordance with its terms; provided that, for the avoidance of doubt, Buyer shall be permitted to contact Company Employees in accordance with Section 7.5. The Parties acknowledge that all information provided by Seller, the Company or their respective Affiliates and Representatives to Buyer or any of its Representatives or Affiliates in connection with or pursuant to the terms of this Agreement shall be deemed received under, and subject to, the Confidentiality Agreement (including the confidentiality and non-use provisions thereof).

(b) From and following the Closing and for a period of three years thereafter (or, for Confidential Information that constitutes a Trade Secret, until such information no longer constitutes a Trade Secret under applicable Law), unless a longer period applies pursuant to the express terms of any Transaction Document, neither Party shall, and each Party shall cause its Affiliates and Representatives not to, directly or indirectly, without the prior written consent of the other Party, disclose or use any Confidential Information; provided that the provisions of this Section 7.1 shall not prohibit any retention of copies of records or disclosure required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same. Each Party agrees that it shall be responsible for any conduct of any of their respective Affiliates or Representatives that would constitute a breach or violation of the provisions of this Section 7.1 if such Affiliate or Representative were a party hereto.

7.2 Press Releases. The initial press release regarding the transactions contemplated hereby shall be a joint press release and shall be in a form and substance as mutually agreed upon between the Parties. Thereafter, Seller and Buyer shall not, and shall cause their respective Affiliates and Representatives not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby without prior consultation with and approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or any national or international stock exchange regulations applicable to such Party, in which case such Party shall advise the other Party and discuss the contents of the disclosure (if reasonably practical) before issuing any such report, statement or press release; provided that, except as may be required by Law, each Party may make any public statements, disclosures or communications in response to inquiries from the press, analysts or investors or via investor conference calls so long as such statements, disclosures or communications are consistent in tone and substance with previous public statements, disclosures or communications made by the Parties or to the extent that they have been reviewed and previously approved by each other Party in writing. In addition, during the Pre-Closing Period, Buyer shall not contact or make any communication to any suppliers, lenders, creditors, distributors, employees, customers, other contracting parties or others having business or financial relationships with the Company or Seller regarding the Company, the Business, this Agreement or the transactions contemplated hereby, without the prior written approval of Seller; provided that, for the avoidance of doubt, Buyer and its Affiliates shall not be restricted from any communications made in the ordinary course of business that are unrelated to this Agreement or the transactions contemplated hereby (but subject to any confidentiality obligations set forth in any other Contracts between Buyer or its Affiliates, on the one hand, and Seller or its Affiliates, on the other). Notwithstanding the foregoing, no provision of this Agreement shall relieve Buyer from any of its obligations under the Confidentiality Agreement, or modify or terminate any of the restrictions imposed upon Buyer by Section 7.1.

7.3 Regulatory Authorizations and Consents. The Parties shall (and Buyer shall cause its Affiliates to) use their respective commercially reasonable efforts, and shall cooperate fully with each other, to obtain any consents and approvals (or waivers thereof) of, and make all notices and filings with, each Governmental Body required to permit the consummation of the transactions contemplated by this Agreement; provided, that nothing in this Agreement shall require either Party or the Company to (a) expend money or incur any liability (except for ordinary course fees of advisors, including attorneys’ fees), (b) commence any litigation, or (c) offer or grant any accommodation (or other accommodation that would have a material effect on the Company prior to Closing or Seller) to any third party in connection with obtaining any such consent or approval from a Governmental Body; provided, however, that Buyer may request Seller to take any of the foregoing actions (other than actions described in clause (b)) if Buyer agrees to reimburse Seller for any costs or expenses in connection therewith or, with respect to actions of the Company, such actions are only effective after the Closing and, in all cases, without any other obligations or restrictions imposed on Seller (or any of its Affiliates (other than the Company)). For the avoidance of doubt, nothing shall require Seller to, or cause the Company to, obtain any consents or approvals of (or waivers of any rights thereunder), or deliver any notices to, any Governmental Body or other third party in connection with any Post-Closing Transaction.

7.4 Officers’ and Directors’ Indemnification. For a period of six years after the Effective Time (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six-year anniversary of the Effective Time), (a) unless otherwise required by applicable Law, Buyer shall not, and shall cause the Company not to, amend, repeal or modify any provision in the Organizational

Documents relating to indemnification, exculpation or advancement of expenses of present and former directors, managers, officers or employees of the Company or its predecessors (collectively, the “D&O Indemnified Parties”) in any manner that would result in such provisions being less favorable to the D&O Indemnified Parties as in effect on the date hereof; and (b) Buyer shall, and shall cause the Company to, indemnify and advance expenses to each D&O Indemnified Party in respect of actions or omissions by such D&O Indemnified Party in connection with his or her capacity as a director, manager, officer or employee of the Company through the Effective Time to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any D&O Indemnified Party becomes involved in any actual or threatened action, suit, claim, Proceeding or investigation covered by this Section 7.4 for a period of six years after the Effective Time, Buyer shall, and shall cause the Company to, promptly advance to such D&O Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by Law and the existing Organizational Documents; provided that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by a state or federal court that such Person is not entitled to such advanced expenses.

7.5 Employee Matters.

(a) Buyer shall promptly (and in any event within two Business Days after the date of this Agreement) offer employment to all Company Employees, which employment shall be contingent on the Closing and take effect as of the Closing Date. Each such offer of employment shall be (i) on terms consistent with the requirements of this Section 7.5 and (ii) for a position comparable with such Company Employee’s position as of immediately prior to the Closing. Except as otherwise provided in Section 7.5(d), effective as of the Closing Date, Seller shall, or shall cause an Affiliate to, terminate the employment of all Company Employees and, shall pay to all such Company Employees on their last day of service with Seller all amounts due and payable as of the Effective Time, including wages, commissions, salaries, fees, and accrued and unused paid time off, as applicable. Buyer shall recognize all hours worked by Company Employees during the pay period in which the Closing occurs, including hours worked for Seller or its Affiliates during such pay period, for purposes of calculating overtime.

(b) For not fewer than 12 months immediately following the Closing Date (or such shorter period in which the Transferred Employee (as defined below) is employed by Buyer (or an Affiliate of Buyer)), Buyer shall, and shall cause its Affiliates and the Company to, provide to each Company Employee who accepts Buyer’s offer of employment and commences employment immediately following the Effective Time (such employees, the “Transferred Employees”): (i) base compensation that, on an individual-by-individual basis, is no less favorable than that provided to such Transferred Employee immediately prior to the Closing Date; and (ii) cash bonus opportunities that, on an individual-by-individual basis, are no less favorable than the total cash bonus compensation opportunities for which such Transferred Employee is eligible as of immediately prior to the Closing Date. Further, Buyer shall, and shall cause its Subsidiaries (including, for the avoidance of doubt, the Company) to, not involuntarily terminate each Transferred Employee for a period of at least three months immediately after the date upon which such Transferred Employee commences employment with Buyer (or an Affiliate of Buyer); provided, that the foregoing shall not restrict (during such period or otherwise) Buyer’s ability to terminate the employment of any Transferred Employee for “individual-specific cause,” as customarily defined in the employment context, but “cause” shall not include any group layoffs or other reductions in force. For the avoidance of doubt, Buyer shall not be liable in the event any Transferred Employee voluntarily resigns for any reason (and without constructive termination) or terminates due to death or disability. Further, for the avoidance of doubt, as of the Closing Date, the Transferred Employees shall cease active participation in any Employee Benefit Program. No later than the Closing Date, Buyer shall (A) establish or cause to be established, at its own expense, all employee benefit plans for Transferred Employees or (B) cause eligible Transferred Employees to be eligible for participation in Buyer’s existing benefit plans, in each case, as necessary to comply with its obligations pursuant to this Section 7.5, as applicable.

(c) With respect to any Transferred Employees who are terminated by Buyer (or an Affiliate of Buyer) within the first 12 months of the Closing Date, Seller shall reimburse (i) the payments made by Buyer pursuant to the employment-related agreements or arrangements of Transferred Employees (which, for the sake of clarity, shall include the Retention Plan) assumed by Buyer in connection with the transactions contemplated herein, (ii) any severance incurred at dollar amounts not materially greater than those that would have applied under Seller’s severance policy applicable to Transferred Employees as of immediately prior to the Closing as a result of the termination of such Transferred Employees’ employment under this Section 7.5(c) (provided, nothing herein shall prohibit or restrict Buyer from paying severance to any Transferred Employees in excess of those amounts that would have applied under Seller’s severance policies, it being understood that such excess amounts shall not be reimbursable by Seller (or any Affiliate of Seller) under this Section 7.5(c) or otherwise), and (iii) any other actual costs incurred by Buyer (or an Affiliate of Buyer) as a result of the termination of any Transferred Employees, in all cases up to a maximum aggregate amount equal to $35,000,000 (the “Reimbursement Pool”), less (a) any amount otherwise reimbursable under this Section 7.5(c), that constitutes a Transaction Expense and (b) any severance (at dollar amounts not materially greater than those that would have applied under Seller’s severance policy applicable to Transferred Employees as of the date hereof) or other actual costs incurred by Seller (or an Affiliate of Seller) as a result of Buyer’s failure to offer employment to any Company Employee pursuant to Section 7.5(a) or Section 7.5(d) or other termination of any Company Employees who are not Transferred Employees; provided that, in each case, Buyer provides Seller with reasonably acceptable evidence of such payments actually made.

(d) Notwithstanding any provision of this Agreement to the contrary, to the extent any Company Employee either (i) provides services to the Company pursuant to the terms of the Transition Services Agreement (each, a “TSA Employee”) or (ii) is inactive as a result of being on long-term disability, workers’ compensation or otherwise on a leave of absence immediately prior to the Closing under a plan maintained by Seller or its Affiliates (other than the Company) and unavailable to commence work immediately after the Closing Date (each, an “Inactive Employee”), such TSA Employee and Inactive Employee shall not be offered employment by Buyer effective as of the Closing Date in accordance with Section 7.5(a) and Seller shall continue to employ and provide such benefits under the applicable Employee Benefit Program of Seller or its Affiliates (other than a Company Benefit Program) in accordance with the terms of such plans and past practice. Within 15 Business Days prior to the date that a TSA Employee is scheduled to cease providing services to the Buyer pursuant to the terms of the Transition Services Agreement, Buyer shall offer employment to such TSA Employee consistent with the terms set forth in Section 7.5(a). If and when an Inactive Employee is ready, willing and able to return to active work from leave, (A) Seller shall notify Buyer as soon as reasonably practicable (the “Presentment Date”) and (B) Buyer shall offer employment to such Inactive Employee as soon as reasonably practicable following such notification; provided, however, that Buyer’s obligation to extend offers shall not apply to any Inactive Employee who does not return to active work within 12 months following the Closing Date or if longer, the expiration of any legally protected leave of absence period. Such offers to TSA Employees and Inactive Employees shall be subject to the same terms as set forth in Section 7.5(a) and if a TSA Employee and an Inactive Employee accepts employment and actually commences employment with Buyer (the “Transfer Date”), he or she shall be a Transferred Employee for all purposes hereunder effective as of the Transfer Date; provided that any references to Closing or Closing Date shall be deemed to mean the Transfer Date. For the avoidance of doubt, nothing herein shall require Buyer to offer employment, in connection with the Closing or thereafter, to any Company Employees on an unapproved leave of absence as of the Closing Date; provided, however that the term “unapproved leave” shall not include employees whose leave requests are pending approval or denial by the Company as of the Closing Date.

(e) Equity Replacement Awards. Schedule 7.5(e) sets forth a schedule of Company Employees expected to become Transferred Employees and including a schedule to be updated as needed for TSA Employees within 15 Business Days prior to the date a TSA Employee is scheduled to cease providing services to Buyer pursuant to the terms of the Transition Service Agreement and for Inactive Employees on the Presentment Date, in each case, who hold Seller equity awards that would have vested through March 31, 2025, had the individuals remained employees of Seller or its Affiliates and not become Transferred Employees (the “Equity Award Schedule”). The Equity Award Schedule specifies the number of unvested shares of Seller common stock underlying each such individual’s equity awards that would have vested through March 31, 2025, had the individuals remained employees of Seller or its Affiliates and not become Transferred Employees (the “Forfeited Equity Award Shares”). Buyer shall enter into an award agreement with each affected Transferred Employee listed on the Equity Award Schedule that (i) includes a release of claims reasonably acceptable to Seller related to such Transferred Employee’s employment with the Company and its pre-Closing Affiliates and (ii) provides that Buyer will pay the Transferred Employee an amount equal to the dollar value determined by multiplying (A) the number of such individual’s Forfeited Equity Award Shares by (B) the closing trading price of a share of Seller common stock on the New York Stock Exchange as reported for the Closing Date (or, if the Closing Date is not a trading date, the most recent trading date prior to the Closing Date) (such amount, subject to customary rounding conventions, the Transferred Employee’s “Forfeited Equity Award Amount”), no later than the first regularly scheduled payroll following March 31, 2025 (or, if later, the effective date of the release); provided, that the Transferred Employee (A) remains in continuous employment and good standing with Buyer or an Affiliate of Buyer through March 31, 2025, and (B) the Transferred Employee delivers and allows to become effective the release of claims no later than March 31, 2025 (or, if later, the date that is 30 days after becoming a Transferred Employee). Seller shall reimburse Buyer for the portion of the aggregate Forfeited Equity Award Amounts actually paid by Buyer in accordance with this Section 7.5(e); provided, Buyer provides Seller with reasonably acceptable evidence of such payments actually made. For the avoidance of doubt, the amount of any reimbursement pursuant to this Section 7.5(e) shall not reduce the Reimbursement Pool under Section 7.5(c). For the avoidance of doubt, Company Employees who do not become Transferred Employees by March 31, 2025, shall not be eligible to receive a Forfeited Equity Award Amount.

(f) Following the Closing, Buyer shall use commercially reasonable efforts, or to cause its Affiliates and the Company to, cause any employee benefit plans covering any of the Transferred Employees following the Closing Date (collectively, the “Post-Closing Plans”) to, except to the extent such service credit would result in a duplication of benefits for the same period of service, (i) recognize the service of each Transferred Employee, as recognized by Walmart Associates, Inc., prior to the Closing Date, including eligibility to participate, vesting and benefit and vacation accrual, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations (other than benefit accrual under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits), (ii) waive all limitations as to pre-existing conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Transferred Employees and their dependents and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to Transferred Employees or their dependents following the Closing. Following the Closing, Buyer shall use commercially reasonable efforts to, or to cause the Company to, credit the Transferred Employees and their dependents under the applicable Post-Closing Plan that is a welfare plan for amounts paid prior to the Closing Date during the plan year in which the Closing Date occurs under a corresponding Employee Benefit Program during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Post-Closing Plan. Following the Closing, Buyer shall, or shall cause the Company and its Affiliates to, cause each Transferred Employee to be eligible to receive under the Post-Closing Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the Transferred Employee from Seller or the Company immediately prior to the Closing.

(g) Defined Contribution Plans. No Transferred Employee shall accrue any benefit under any defined contribution plan of Seller or its Affiliates (each a “Seller DC Plan”) after the Closing Date. No assets or liabilities of a Seller DC Plan shall be transferred to a retirement plan maintained by Buyer, other than in connection with a rollover of a Transferred Employee’s account balance under a Seller DC Plan. Following the Closing Date, Buyer shall cause any defined contribution plan sponsored by Buyer or its Affiliates that is qualified under Section 401(a) of the Code to accept a rollover of (i) the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to a Transferred Employee from any Seller DC Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from such Seller DC Plan to such Transferred Employee.

(h) Bonuses and Commissions. Without limiting the generality of this Section 7.5, and only to the extent the Closing Date is prior to February 1, 2025, with respect to each Transferred Employee who is eligible to receive a cash bonus or incentives under an Employee Benefit Program included on Schedule 7.5(h) (each such Employee Benefit Program, a “Bonus Plan”) as of immediately prior to the Closing, Buyer shall assume and honor, or cause its Affiliates to assume and honor, any and all obligations under such Bonus Plans to pay such Transferred Employee’s bonus and/or incentives with respect to the performance period ending January 31, 2025, to each Transferred Employee who remains employed through January 31, 2025, in accordance with the terms of the applicable Bonus Plan (the “Assumed Incentive Payments”). Buyer or its Affiliates shall pay the Assumed Incentive Payments to eligible

Transferred Employees no later than March 13, 2025. Seller shall reimburse Buyer for the Assumed Incentive Payments actually paid by Buyer in accordance with this Section 7.5(h); provided, Buyer provides Seller with reasonably acceptable evidence of such payments actually made. For the avoidance of doubt, the amount of any reimbursement pursuant to this Section 7.5(h) shall not reduce the Reimbursement Pool under Section 7.5(c). For the avoidance of doubt, if the Closing Date occurs on or after February 1, 2025, Buyer shall not assume any obligation to make the Assumed Incentive Payments, and Seller will make direct payment of such amounts.

(i) Seller Retention Plan. Buyer shall assume and honor, or cause its Affiliates to assume and honor, the obligation to make payments under the Alert Innovation Inc. Retention Bonus Plan (the “Retention Plan”) as a “successor” with respect to Transferred Employees who participate in the Retention Plan (and, for the avoidance of doubt, amounts paid under the Retention Plan, if any, (i) shall be reimbursed by Seller in accordance with Section 7.5(c) and (ii) shall not be considered Indebtedness). Schedule 7.5(i) contains the Retention Plan and a schedule of Company Employees who remain eligible for payment or reallocation under the Retention Plan as of the date hereof. In the event of a post-Closing reallocation of payments under the Retention Plan due to forfeiture triggered by a termination of employment from either Buyer, with respect to the TSA Employees, or Seller or their respective Affiliates prior to the time when the last of the remaining funds under the Retention Plan are distributed, the Party from whose employment the triggering termination occurs shall promptly notify the other Party of such termination, and the Parties shall thereafter promptly provide one another with a list of the Retention Plan participants remaining in employment and eligible for reallocation. Upon agreement between the Parties as to the pro-rata portion payable to each remaining eligible Retention Plan participant, Buyer shall cause the appropriate pro-rata portion to be paid to each eligible Transferred Employee, and Seller shall cause the appropriate pro-rata portion to be paid to each eligible individual who remains in the employ of Seller (or its Affiliates), if any, in accordance with the terms of the Retention Plan. Any amounts paid by Buyer under this Section 7.5(i) shall be reimbursed under Section 7.5(c) to the extent the Reimbursement Pool has not been exceeded.

(j) WARN Act. Buyer shall assume, and indemnify and hold harmless Seller and its Affiliates from, any and all liabilities and obligations incurred by Seller and its Affiliates pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), the Employment Standards Act, 2000 and any similar state, provincial or federal statute, including the provision of notice or payment in lieu of notice, severance pay and any applicable penalties, resulting from any employment loss that is incurred with respect to any Company Employee to the extent any such liabilities arise from the transactions contemplated in this Agreement and on or following the Closing, or from actions of Buyer or Buyer’s failure to act including Buyer’s failure to provide offers of employment pursuant to Section 7.5(a). Seller shall cooperate with Buyer to facilitate Buyer’s compliance with the provisions of this Section 7.5(j). Seller shall be responsible for any obligation under WARN with respect to employment losses experienced by any Company Employee which occurs before the Effective Time.

(k) Company Liabilities. Except as otherwise provided in Section 7.5(c), effective as of the Closing and without any further action by Buyer, Seller or the Company, Buyer shall assume all Liabilities arising on or following the Closing, relating to or in any way connected with the employment, terms and conditions of employment and termination of employment of any Company Employees in connection with the transactions contemplated by this Agreement, other than liabilities relating to any Employee Benefit Program (including under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to each “M&A qualified beneficiary”) (the “Seller Employment Liabilities”). Effective as of the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates (other than the Company) from and against any Losses arising out of, resulting from, or relating to any Seller Employment Liability, and, except as otherwise provided in Section 7.5(j), Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (other than the Company) from and against any Losses arising out of, resulting from, or relating to all Liabilities arising prior to the Closing relating to or in any way connected with the employment, terms and conditions of employment and termination of employment of any Company Employees in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, in connection with any Proceeding asserted or threatened against Buyer or any of its Affiliates arising from any action or failure to act by Seller prior to the Closing).

(l) Amendments to Employee Benefit Plans; No Third-Party Beneficiaries. Nothing in this Section 7.5 shall prohibit Seller, Buyer, the Company or their respective Affiliates from amending, modifying or terminating any Employee Benefit Program or other employee benefit plan, including a Post-Closing Plan, pursuant to, and in accordance with, the terms thereof. Nothing contained in this Section 7.5 shall be construed as requiring the continued employment or engagement of any employee or other service provider after the Closing Date. Nothing in this Section 7.5 shall (i) create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the Parties, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under this Section 7.5 or (ii) be deemed an amendment or modification of, or waiver under, any Employee Benefit Program.

7.6 Exclusivity. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Seller shall not, and shall cause its Affiliates and each of their officers, directors, employees, partners, members, managers, stockholders, agents and other representatives (“Representatives”) not to, directly or indirectly, (a) solicit, encourage, initiate, accept or negotiate any Acquisition Proposal, (b) institute, pursue or engage in any discussions or negotiations with, or enter into any Contract with, or provide any information relating to the Company or any of the Company’s assets or businesses to, any Person or group of Persons (other than Buyer and its Representatives) in furtherance of an Acquisition Proposal or (c) consummate any Acquisition Proposal. Seller agrees to (i) promptly notify Buyer upon receipt of any Acquisition Proposal by Seller or its Affiliates or Representatives, (ii) keep Buyer reasonably informed on a current basis of any material modifications to such offer and (iii) following execution of this Agreement, immediately terminate and cease any solicitations, discussions or negotiations with any Person (other than Buyer) with respect to any Acquisition Proposal and cause any third party (other than Buyer or its Representatives) to cease to have any access to the virtual data room with respect to any Acquisition Proposal.

7.7 Documents and Information. From and after the Closing, Buyer shall, and shall cause the Company and their respective Representatives to, provide Seller and its authorized Representatives with reasonable access (including examining and copying), during normal business hours, upon reasonable notice and in such a manner so as to not unreasonably interfere with the normal operations of the business, to the personnel and books and records of the Company with respect to periods or occurrences prior to the Closing Date that are necessary in connection with any inquiry, audit, investigation, dispute, litigation or other Proceeding or similar matter or for Tax or financial reporting obligations or other legitimate business purposes. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit the Company to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any material books and records of the Company relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records. Notwithstanding the foregoing provisions of this Section 7.7, Buyer and the Company may restrict access to personnel, books and records to the extent that such access or provision of information would reasonably be expected to: (a) contravene any applicable Laws, fiduciary duty or Contract entered into prior to the date hereof; (b) result in disclosure to any third party of any Trade Secrets; or (c) result in the loss or waiver of the attorney-client privilege, attorney work product privilege or other relevant legal privilege; provided that Buyer shall, and shall cause the Company to, use its commercially reasonable efforts to (i) provide any such disclosure to the extent that such disclosure does not breach any confidentiality requirement, requirement under applicable Law or result in loss of a legal privilege or disclosure of a Trade Secret and (ii) take any actions reasonably requested by Seller to implement alternative arrangements in order to allow Seller reasonable access to such information at Seller’s sole cost and expense and only to the extent such actions do not unreasonably interfere with the conduct of Buyer or the Company.

7.8 Litigation Support. Following the Closing, Buyer and its Affiliates (including the Company), on the one hand, and Seller and its Affiliates, on the other hand, shall, upon written request, reasonably cooperate with each other in the defense or settlement of any Proceedings involving the Company or the Business by providing the other Party and such other Party’s legal counsel reasonable access during normal business hours to employees, records, documents, data, equipment, facilities and other information relating to the Company and the Business, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with Buyer’s or Buyer’s Affiliates’, or Seller’s or Seller’s Affiliates’, as the case may be, respective businesses; and provided, further, however, that any Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party and a waiver thereof cannot reasonably be obtained or disclosure to any third party of any Trade Secrets or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege, attorney work product privilege or other relevant legal privilege. This section will not apply to any litigation, dispute, audit, claim, or investigation in which the Parties (including their respective Affiliates) are adverse to one another.

7.9 Further Assurances. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Parties shall act in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions specified in Article 9 to be satisfied and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof. From and after the Closing, Seller shall, and shall cause its Affiliates to, and Buyer shall, and shall cause its Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, and acquittances and such instruments, and shall take or cause to be taken such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated by this Agreement as may be reasonably requested by the other Party. If at any time during the 12 months immediately following the Closing Date, either Party discovers that Seller or any of its Affiliates holds any right, title or interest in or to any assets that are exclusively related to, or exclusively used or held for use in connection with, the Business as of the Closing Date (other than any Intellectual Property Assets), Seller or the applicable Affiliate of Seller shall promptly convey such assets to Buyer or its designated Affiliate, in each case, for no additional consideration and at Seller’s expense. If at any time during the 12 months immediately following the Closing Date, either Party discovers that Seller or any of its Affiliates holds any ownership interest in any Company Intellectual Property Assets, Seller or the applicable Affiliate of Seller shall promptly convey such Company Intellectual Property Assets to the Company, in each case, for no additional consideration and at Seller’s expense and subject to a license granted to Seller and its Affiliates on the terms of the license granted to Seller under the Intellectual Property Agreement.

7.10 Non-Solicitation.

(a) Seller agrees that, during the one-year period immediately following the Closing, neither Seller nor any of its Affiliates shall, directly or indirectly, hire, solicit or recruit any management-level (non-hourly) Transferred Employee (such Person, a “Non-Solicit Employee”); provided that the foregoing shall not prohibit Seller or its Affiliates from: (i) making general employment solicitations such as through advertisements in publicly available media so long as such solicitations are not specifically targeted at any Non-Solicit Employee and no Non-Solicit Employee is hired as a result thereof; or (ii) hiring any Non-Solicit Employees who (x) has ceased to be employed by Buyer or its Affiliates (including the Company) for a contiguous period of three months prior to any contact initiated by Seller or its Affiliates or (y) who initiates contact with Seller or its Affiliates entirely on his or her own initiative, in each case, unrelated to any action or conduct by Seller or its Affiliates in violation of this Agreement.

(b) Seller acknowledges that the restrictions contained in this Section 7.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.11 Intercompany Arrangements.

(a) Seller shall cause all intercompany accounts to be cancelled, repaid or otherwise eliminated immediately prior to the Closing. If the Closing occurs without the cancellation, repayment or other elimination of the intercompany accounts, then such failure shall not constitute a breach of this Section 7.11; provided that any intercompany account not so cancelled, repaid or otherwise eliminated shall be deemed to be Indebtedness to the extent owing from the Company for all purposes hereunder.

(b) Other than the Pre-Closing IP Assignment Agreement, immediately prior to the Closing, any Contract (including, for the avoidance of doubt, any Tax sharing, indemnity, allocation or similar agreement or arrangement) between the Seller or any of its Affiliates (excluding the Company), on the one hand, and the Company, on the other hand, shall be terminated without liability thereunder and be of no further force or effect, and all obligations thereunder shall be fully satisfied and extinguished, notwithstanding any terms thereof to the contrary.

7.12 Insurance. From and after the Effective Time, for any claims arising from acts, events, facts, circumstances, matters, incidents or omissions involving the Company that arose prior to the Closing (“Pre-Closing Occurrences” and, such claims, “Qualifying Claims”), upon Buyer’s written request and provided that any expenses incurred by Seller in connection therewith are borne by Buyer, Seller shall use commercially reasonable efforts to investigate whether a Qualifying Claim is eligible under Seller’s Insurance Policies and, if such Qualifying Claim is eligible under Seller’s Insurance Policies, make such Qualifying Claim under the applicable Insurance Policies of Seller. To the extent that insurance proceeds in respect of any such Qualifying Claim are recovered by Seller or its Affiliates, Seller shall remit, or cause to be remitted, the amount of such proceeds related to Pre-Closing Occurrence to Buyer promptly after such recovery less any amounts that are the responsibility of Buyer under this Section 7.12. No failure of Seller to pursue a Qualifying Claim shall be a violation of this Section 7.12.

7.13 Permits. As promptly as practicable following the date hereof, Seller shall use commercially reasonable efforts to provide to Buyer a true, complete and accurate list of the material Permits of the Company used in the conduct of the Business as of the date of this Agreement.

7.14 RWI Policy. With respect to the RWI Policy, the Parties agree to the terms set forth on Schedule 7.14.

8. TAX MATTERS

8.1 Tax Matters.

(a) Seller Tax Returns. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, (i) all Tax Returns of the Company that are due on or before the Closing Date, (ii) any Tax Returns of the Company that are filed on a consolidated, combined or unitary basis with Seller or any Affiliate of Seller and (iii) all income Tax Returns of the Company for taxable periods ending on or prior to the Closing Date that are first due (taking into account extensions) after the Closing Date, and shall pay (or cause to be paid) to the applicable Taxing Authority all Taxes shown as due on such Tax Returns. Seller shall deliver, or cause to be delivered, a draft copy of each Tax Return that is described in clause (iii) but not in clause (ii) of the foregoing sentence to Buyer for its review at least 30 days before the due date thereof (taking into account any applicable extensions properly obtained) or as soon as practicable thereafter, and the Seller shall consider in good faith any comments of Buyer on such Tax Returns that are delivered in writing to Seller within 15 days of the Buyer’s receipt of a copy of such Tax Returns.

(b) Buyer Tax Returns. Except for any Tax Returns described in Section 8.1(a), Buyer shall prepare, or cause to be prepared, and file, or cause to be filed all Tax Returns of the Company that are due after the Closing Date. Such Tax Returns relating to a Pre-Closing Tax Period or a Straddle Period shall be prepared in a manner consistent with past practice of the Company unless a different treatment is otherwise required by Law, and Buyer shall pay (or cause to be paid) to the applicable Taxing Authority all Taxes shown as due on such Tax Returns. With respect to any such Tax Return that would reasonably be expected to give rise to Indemnified Taxes, Buyer shall deliver a draft copy of each such Tax Return to Seller for its review at least 30 calendar days before the due date thereof (taking into account any applicable extensions properly obtained) or as soon as practicable thereafter, and Buyer shall consider in good faith any reasonable comments of Seller that are delivered in writing to Buyer within 15 days of Seller’s receipt of a copy of such Tax Returns in respect of any item which would reasonably be expected to give rise to Indemnified Taxes. Seller shall pay (in immediately available funds) to Buyer the amount of any Indemnified Taxes shown as due and payable with respect to any Tax Returns that are prepared and filed pursuant to this Section 8.1(b), no later than three Business Days prior to the due date of such Tax Return.

(c) Straddle Periods. For purposes of this Agreement, in the case of Taxes arising in any taxable period beginning on or before, and ending after, the Closing Date (each, a “Straddle Period”), the allocation of such Taxes between the portion of such period ending on and including the Closing Date and the portion of such period beginning after the Closing Date shall be made on the basis of an interim closing of the books as of the end of the Closing Date (and, to the extent relevant, in accordance with the provisions of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)), except that in the case of exemptions, allowances and deductions that are calculated on an annual basis and Taxes (such as real or personal property Taxes) that are imposed on a period basis shall, in each case, be allocated on the basis of the number of calendar days in each such portion of the Straddle Period relative to the total number of calendar days in the Straddle Period.

(d) Cooperation. Buyer and Seller shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 8.1(a) and any Tax Contests pursuant to Section 8.1(g). Such cooperation shall include signing any Tax Returns, claims or other documents necessary to settle any Tax Contest and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided in accordance with this Agreement; provided, however, for the avoidance of doubt, neither Party shall be required to provide any information relating to Tax Returns of the Company that are filed on a consolidated, combined or unitary basis with such party or any Affiliate of such Party except to the extent that such information relates solely to the Company.

(e) Amendments, Modifications, etc. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company) to (i) amend or cause to be amended any Tax Return of the Company that relates to any Pre-Closing Tax Period or (ii) initiate any voluntary disclosure process with respect to the Company with respect to any Pre-Closing Tax Period, in each case without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company) to carryback any net operating losses or other attributes of the Company from any Tax period (or portion thereof) ending after the Closing Date to any Pre-Closing Tax Period.

(f) Tax Refunds. Any refunds for income Taxes that are received by Buyer or the Company, and any amounts credited against income Taxes to which Buyer or the Company become entitled, that relate to a Tax that is (i) paid prior to Closing or (ii) otherwise indemnified by the Seller under this Agreement shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 10 Business Days after receipt or entitlement thereto, net of any reasonable out-of-pocket costs and expenses associated with obtaining such refund and any Taxes on such refund.

(g) Tax Contests. Seller shall have the sole right to control, settle and otherwise dispose of any (i) Tax Contest relating to any Taxes of the consolidated, combined or unitary Tax group that includes Seller or any Affiliate of Seller, on the one hand, and the Company, on the other hand, and (ii) other Tax Contests relating to Tax matters of the Company in respect of a Pre-Closing Tax Period (other than a Straddle Period); provided that in the case of any Tax Contest described in clause (ii) and not in clause (i) that would be reasonably expected to adversely affect Buyer’s or its Affiliates’ (including after the Closing, the Company) liability for Taxes, Seller shall (A) provide Buyer with reasonable access to copies of all material correspondence, notices and other written materials received from the applicable Taxing Authority and shall otherwise keep Buyer reasonably informed of significant developments in such Tax Contest (provided that such access or information does not result in the loss or waiver of the attorney-client privilege, attorney work product privilege or other relevant legal privilege) and give good-faith consideration to reasonable comments that Buyer timely delivers in writing to Seller, and (B) not, and shall not permit its Affiliates to, settle or otherwise compromise such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). For any other Tax Contests relating to Tax matters of the Company, Buyer shall have the sole right to control, settle and otherwise dispose of such Tax Contest; provided that in the case of any such Tax Contest that would be reasonably expected to result in an Indemnified Tax (and only to the extent thereof), (A) Seller shall have the right to participate in the defense of such Tax Contest at Seller’s own expense, and (B) Buyer shall (1) provide Seller with copies of all material correspondence, notices and other written materials received from the applicable Taxing Authority and shall otherwise keep Seller reasonably informed of significant developments in such Tax Contest, (2) give serious and good-faith consideration to reasonable comments that Seller timely delivers in writing to Buyer, and (3) not, and shall not permit its Affiliates to, settle or otherwise compromise such Tax Contest without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(h) Closing Date Actions. Buyer shall cause the Company to not undertake any transactions or actions outside the ordinary course of business on the Closing Date after the Closing, except as specifically contemplated by this Agreement.

(i) Transfer Taxes. Buyer and Seller shall each be liable for 50% of any transfer, documentary, sales, use, registration, stamp, or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares under this Agreement (other than income or capital gains tax of Seller or its members) (“Transfer Taxes”). Any Tax Returns (and other documentation) that must be filed in connection with Transfer Taxes shall be prepared and filed by the Party (including its Affiliates) primarily or customarily responsible under applicable Law for filing such Tax Returns, and each Party agrees to cooperate in respect of the preparation and filing of such Tax Returns. The non-preparing Party shall pay its share of such Transfer Taxes to the preparing Party at least three Business Days prior to the applicable due date of such Transfer Taxes. In the event of any Tax Contest relating to Transfer Taxes, the Parties shall reasonably cooperate in the prosecution, defense and settlement of such Tax Contest, and attorney’s fees and other out-of-pocket expenses related to such Tax Contest, and any savings or refunds of applicable Transfer Taxes, shall be shared equally between Buyer and Seller.

(j) Transaction Tax Deductions. All Transaction Tax Deductions shall be taken into account in the Pre-Closing Tax Period to the extent such Transaction Tax Deductions are at least more likely than not deductible in such Pre-Closing Tax Period, determined as if the Tax year ended on and included the Closing Date; provided that to the extent there is any disagreement between the Parties over whether any such Transaction Tax Deductions are at least more likely than not deductible in such Pre-Closing Tax Period, the Parties shall seek the opinion of a “big four” accounting firm (mutually acceptable by the Parties) which accounting firm’s determination shall control.

(k) Section 338 Election. Buyer shall not make an election under Section 338 election (or any corresponding provision of state, local or non-U.S. tax law) with respect to the purchase of the Shares pursuant to this Agreement.

(l) ULR Election. Seller shall, or shall cause its Affiliates to, make a protective election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce Seller’s basis in the equity interests of the Company so as to avoid any reduction in the basis of the assets and Tax attributes of the Company.

9. CONDITIONS TO THE CLOSING

9.1 Conditions to the Obligations of Each Party to Effect the Closing. The respective obligations of each Party to effect the transactions contemplated by this Agreement to occur at the Closing are subject to the fulfillment or waiver by consent in writing of the other Party at or prior to the Closing Date, of each of the following conditions:

(a) Competition Approvals. (i) Any approvals or clearances or the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and (ii) any commitment to or agreement with any Governmental Body to delay or not consummate the transactions contemplated by this Agreement shall have expired, been terminated or obtained, as applicable.

(b) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other Law promulgated or enacted by any Governmental Body of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

9.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated under this Agreement to occur at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Buyer in writing at or prior to the Closing:

(a) Seller Representations and Warranties.

(i) The Seller Fundamental Representations and the representations and warranties of Seller set forth in Section 3.7 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without giving effect to any Qualifications contained therein.

(ii) All other representations and warranties of Seller set forth in Article 3 and Article 4 shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to Qualifications contained therein, except to the extent such failure of the representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance and Obligations of Seller. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Closing Certificate. Buyer shall have received at the Closing a certificate signed on behalf of Seller by a duly authorized officer of Seller, certifying the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(e) have been satisfied.

(d) Closing Deliverables. Buyer shall have received all of the items to be delivered to Buyer pursuant to Section 2.5(a).

(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

9.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Seller in writing at or prior to the Closing:

(a) Representations and Warranties. The Buyer Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any Qualifications therein. All other representations and warranties of Buyer set forth in Article 5 shall be true and correct in all respects as of the Closing Date, as if made at and as of such date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to Qualifications contained therein, except to the extent such failure of the representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Closing Certificate. Seller shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized officer of Buyer, certifying the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d) Closing Deliverables. Seller shall have received all of the items to be delivered to Seller pursuant to Section 2.5(a).

10. INDEMNIFICATION

10.1 Survival.

(a) Each representation, warranty, covenant and other obligation contained in this Agreement shall terminate effective as of the Effective Time, except for the representations, warranties, covenants and obligations specified below, which shall survive the Closing, but only until the applicable survival date specified in this Section 10.1(a), whereupon it shall terminate; provided that, if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate.

(i) The survival date applicable to the Seller Fundamental Representations and the Buyer Fundamental Representations shall be the six-year anniversary of the Closing Date.

(ii) The survival date applicable to the representations and warranties set forth in Section 3.7 (Employee Benefit Programs), Section 3.8 (Labor Matters), Section 3.9(b) (Certain Contracts and Arrangements) and Section 3.10(a) through Section 3.10(i) (Intellectual Property) shall be the 12-month anniversary of the Closing Date, other than the representations and warranties set forth in Section 3.20 and Section 5.9, which shall survive the Closing indefinitely.

(iii) Seller’s liability for Indemnified Taxes shall survive until 60 days following the applicable statute of limitations.

(iv) The provisions contained in Article 10 and Article 12 shall survive so long as there are continuing obligations under this Agreement.

(v) The survival date applicable to the other covenants and agreements contained in this Agreement shall be (A) with respect to covenants and agreements that require performance in full prior to the Closing (each, a “Pre-Closing Covenant”), the three month anniversary of the Closing Date and (B) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing (each, a “Post-Closing Covenant”), the earlier of (y) the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith and (z) the date that is three years after the Closing Date.

(vi) The survival date applicable to the covenants and agreements contained in the Intellectual Property Agreement (each, a “IP Agreement Covenant”) shall be the termination or expiration of the Intellectual Property Agreement in accordance with the terms thereof.

(b) Subject to Section 12.12, no Party shall have any Liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival specified in Section 10.1(a), which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Proceeding, with respect to such provision or the subject matter thereof. Notwithstanding anything to the contrary, nothing in this Article 10 shall relieve Seller from Liability for Fraud.

10.2 Indemnification by Seller.

(a) Subject to the limitations of this Article 10, following the Closing until the applicable survival dates provided in Section 10.1(a), Seller shall indemnify, defend, and hold harmless and reimburse Buyer and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by or asserted against any Buyer Indemnified Party in connection with or arising out of:

(i) the breach or inaccuracy of (A) any Seller Fundamental Representation or (B) any representation or warranty of Seller set forth in Section 3.7 (Employee Benefit Programs), Section 3.8 (Labor Matters), Section 3.9(b) (Certain Contracts and Arrangements) or Section 3.10(a) through Section 3.10(i) (Intellectual Property); it being understood that any Qualifications contained in such representations and warranties shall be disregarded for purposes of determining whether such representation or warranty was not true and accurate or the quantity of such Losses;

(ii) any breach or failure by Seller to perform, in any material respect, any of (A) the Pre-Closing Covenants, (B) the Post-Closing Covenants or (C) the IP Agreement Covenants;

(iii) Indemnified Taxes; or

(iv) the matters set forth in Schedule 10.2(a)(iv) (the “Specified Indemnities”).

(b) Seller shall not have any liability pursuant to this Article 10 in respect of any Losses of the type described in Section 10.2(a)(i)(A), Section 10.2(a)(ii)(B) or Section 10.2(a)(ii)(C) to the extent that the aggregate amount of such Losses exceeds the Base Consideration.

(c) Seller shall not have any liability pursuant to this Article 10 in respect of any Losses of the type described in Section 10.2(a)(i)(B) or Section 10.2(a)(ii)(A): (i) to the extent that the aggregate amount of such Losses exceeds $40,000,000 (the “Cap Amount”); (ii) unless and until the aggregate amount of such Losses exceeds $10,000,000 (the “Deductible”), in which event Seller shall only be liable for such Losses in excess of the Deductible; or (iii) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds $100,000, nor shall any Losses excluded pursuant to this clause (iii) be taken into account for purposes of determining whether the Deductible or the Cap Amount has been exceeded in respect of claims made by Buyer Indemnified Parties.

(d) Seller shall not have any liability pursuant to this Article 10 in respect of any Losses of the type described Section 10.2(a)(ii)(A) to the extent that Buyer had Knowledge of such breach at least 24 hours prior to the Closing.

(e) For the avoidance of doubt, notwithstanding anything to the contrary in this Article 10, or the Transition Services Agreement, in no event shall Seller be liable for cumulative Losses of the type described in Article 9 of the Transition Services Agreement (excluding any Losses with respect to Seller’s Fraud), Section 10.2(a)(i)(A), Section 10.2(a)(i)(B), Section 10.2(a)(ii) or Section 10.2(a)(iv) in excess of the Base Consideration.

10.3 Indemnification by Buyer.

(a) Following the Closing, Buyer shall indemnify, defend, and hold harmless and reimburse Seller and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Seller Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by or asserted against any Seller Indemnified Party in connection with or arising out of:

(i) the breach or inaccuracy of any Buyer Fundamental Representation, it being understood that, for purposes of this Section 10.3(a)(i), any Qualifications contained in such representations and warranties shall be disregarded for purposes of determining whether such representation or warranty was not true and accurate or the quantity of such Losses; or

(ii) the failure of Buyer to perform, in any material respect, any of (A) the Pre-Closing Covenants, (B) the Post-Closing Covenants or (C) the IP Agreement Covenants.

(b) Buyer shall not have any liability pursuant to this Article 10 in respect of any Losses of the type described in Section 10.3(a)(i) or Section 10.3(a)(ii) to the extent that the aggregate amount of such Losses exceeds the Base Consideration.

10.4 Claim Procedures.

(a) Except as set forth in Section 8.1(g), in order for a Buyer Indemnified Party or a Seller Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 10.2 or Section 10.3, the Indemnified Party must (promptly following the first date following on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to the Seller (for claims made by Buyer Indemnified Parties) or to Buyer (for claims made by Seller Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 10.2 or Section 10.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable and if not, a good faith estimate of the amount of Losses), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto, including a reference to the provision of this Agreement in respect of which such matter arises and demanding indemnification therefor (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Proceeding asserted or threatened against, the Indemnified Party by a third party (a “Third-Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party (which such Claim Notice shall contain a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third-Party Claim) not later than the 10th Business Day following the Indemnified Party’s receipt of the Third-Party Claim, and in any event not later than the 20th Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(ii) Assuming the timely delivery of the Claim Notice to the Indemnifying Party pursuant to Section 10.4(b)(i), the Indemnifying Party shall be entitled, in its sole discretion, to notify the Indemnified Party of its election to assume and control the defense of the Third-Party Claim no later than the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, unless the Claim Notice states that the Indemnified Party has determined in good faith that (A) the Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (B) the Third-Party Claim arises in connection with any criminal matter or (C) there exists an actual legal conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived with respect to such Third-Party Claim.

(iii) In the event that the Indemnifying Party is entitled to and duly and timely makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate Proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose, at its sole cost and expense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would result in: (A) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (B) the imposition of a consent order, injunction or decree that would restrict future activity or conduct of the Indemnified Party or any of its Affiliates that the Indemnified Party or any of its Affiliates is currently conducting or presently plans to conduct; (C) a finding or admission of a material violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (D) a finding or admission that would have a materially adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates; or (E) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(iv) If the Indemnifying Party (A) is not entitled to or does not duly and timely make such election or (B) after timely making such election, fails to take reasonable steps to defend diligently the Third-Party Claim within 20 Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 10.4(b)(iii); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third-Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third-Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).

(v) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third-Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise; provided neither Party shall be required to disclose any information if such disclosure would be reasonably likely to (x) jeopardize any attorney-client, work product or other legal privilege, (y) result in a violation of confidentiality obligations to a third party and a waiver thereof cannot reasonably be obtained or disclosure to any third party of any Trade Secrets or (z) contravene any applicable Laws, fiduciary duty or Contract to which either Party is a party. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(c) Defense of Specified Indemnities. Notwithstanding anything to the contrary contained in this Agreement, Seller (or any of its Affiliates) shall retain sole power (as between Buyer and Seller and their respective Affiliates) to direct and control the defense and the settlement, arbitration, litigation and appellate strategy relating to the Specified Indemnities.

10.5 Losses and Recoveries.

(a) No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court to a third party pursuant to a Third-Party Claim, (i) no Indemnifying Party shall have any liability to an Indemnified Party pursuant to this Article 10 in respect of, and Losses shall not include, any consequential, speculative, punitive, or special damages, lost profit, diminution of value, opportunity cost or lost prospective economic advantage, or other similar damages and (ii) no “multiple of profits” or “multiple of cash flow” or other valuation methodology or performance metric shall be used in calculating the amount of any Losses.

(b) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy (including the RWI Policy) or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case, relating to the matters described in the Claim Notice shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall use commercially reasonable efforts (excluding litigation) to seek to recover any such insurance (including the RWI Policy) or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder; provided that, if requested by Buyer, Seller shall reasonably cooperate with Buyer in connection with Buyer’s pursuit of any claim under the RWI Policy. In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article 10, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss associated with such payment, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c) Base Consideration Adjustment. No Buyer Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Losses (and such Losses shall not be counted against the Deductible or the Cap Amount) to the extent such Losses are included in the calculation of the Post-Closing Adjustment Amount pursuant to Section 2.4.

(d) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the Person claiming such Loss. The amount of a net Tax benefit shall be the present value of the Tax benefit as of the date of any indemnification payment (using the interest rate calculation of Section 6621(a)(2) of the Code and assuming such Person has sufficient taxable income or other Tax attributes to permit the utilization of such Tax benefit at the earliest possible time) multiplied by (i) the combined effective Federal and state corporate tax rates in effect for such Person at the time of the indemnity payment or (ii) in the case of a credit, one hundred percent (100%).

(e) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article 10, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.

(f) No Double Recovery. In no event shall any Indemnified Party be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 10.2 or Section 10.3, as the case may be).

(g) Effect of Waiver of Condition. No Party’s right to indemnification pursuant to this Article 10 shall be adversely affected by its waiver of a condition to the Closing set forth in Article 9.

(h) No Recovery for Post-Closing Transactions. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Seller have any liability for any Loss with respect to Losses that arise as a consequence or a result of any Post-Closing Transaction or the failure or loss of an intended benefit of any Post-Closing Transaction.

10.6 Payments.

(a) The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than 10 Business Days following any Final Determination of the claims set forth in the related Claim Notice.

(b) Each Party, on its behalf and on behalf of its Affiliates, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that such Party or its Affiliates may have with respect to any amounts owed under this Section 10.6 against any other amounts owed under this Agreement or any other Transaction Document.

(c) All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 10.2 or Section 10.3 shall be treated as adjustments to the consideration paid pursuant to the transactions contemplated by this Agreement for Tax purposes.

10.7 Minimizing and Mitigation Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss (it being agreed that any costs incurred in connection therewith shall be indemnifiable Losses notwithstanding any limitations set forth in any other provision of this Article 10).

10.8 Exclusive Remedies. Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Proceeding, relating to or arising out of this Agreement, the Transaction Documents (other than this Agreement or the Commercial Agreement), the transactions contemplated by this Agreement or the certificates delivered in connection herewith, other than (a) as set forth in Section 2.4 or Section 7.5, (b) claims pursuant to this Article 10, (c) claims that a Party or a party to any other Transaction Document (other than the Commercial Agreement) committed Fraud, (d) specific performance sought pursuant to Section 12.12 or specific performance or similar rights sought pursuant to or in connection with, as applicable, another Transaction Document (other than the Commercial Agreement) by a party to such other Transaction Document and (e) claims or other remedies pursuant to the Transition Services Agreement (subject to the limitations in Section 10.2(e) and in Article 9 of the Transition Services Agreement). For the avoidance of doubt, all claims, causes of action or remedies relating to or arising out of the Commercial Agreement shall be governed by the terms of the Commercial Agreement. Following the Closing, the claims and remedies specified in clauses (a) through (e) of the first sentence of this Section 10.8 and in the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the transactions contemplated by this

Agreement or the certificates delivered in connection herewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under Law, from all other claims, causes of action, rights, remedies and Proceedings relating thereto.

11. TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller or Buyer, by written notice to the other, if the Closing shall not have occurred on or before 11:59 p.m. (Central Time) on the date that is 30 days following the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose material breach of or material failure to comply with any provision of this Agreement has been the proximate cause of the failure of the Closing to occur on or before such date;

(c) by written notice of termination from Buyer following a breach of any covenant or agreement of Seller contained in this Agreement, or if any representation or warranty of Seller contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Section 9.2(a) or Section 9.2(b) is incapable of being satisfied by the End Date or such breach or inaccuracy, if curable, is not cured by the earlier of (i) 30 days after written notice thereof is given by Seller to Buyer stating Seller’s intention to terminate this Agreement pursuant to this Section 11.1(c) and (ii) the End Date; provided that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to Buyer if it is then in breach of any representations, warranties, covenants or agreements contained in this Agreement so as to cause the conditions to Closing set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied at such time;

(d) by written notice of termination from Seller following a breach of any covenant or agreement of Buyer contained in this Agreement, or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either such case such that any of the conditions set forth in Section 9.3(a) or Section 9.3(b) is incapable of being satisfied by the End Date or such breach or inaccuracy, if curable, is not cured by the earlier of (i) 30 days after written notice thereof is given by Buyer to Seller stating Buyer’s intention to terminate this Agreement pursuant to this Section 11.1(d) and (ii) the End Date; provided that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to Seller if Seller is then in breach of any representations, warranties, covenants or agreements contained in this Agreement so as to cause the conditions to Closing set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied at such time;

(e) by Seller or Buyer, by written notice to the other if a Governmental Body of competent jurisdiction has issued an Order permanently enjoining or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any Party whose material breach or material failure to comply with any provision of this Agreement has been the proximate cause of such Order;

(f) by Seller, if (i) Buyer shall have failed to consummate the transactions contemplated hereby within four Business Days after the date on which the Closing should have occurred pursuant to Section 2.5, (ii) all the conditions set forth in Section 9.1 and Section 9.2 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied as of such date) and (iii) Seller shall have given written notice to Buyer at least two Business Days prior to the termination of this Agreement pursuant to this Section 11.1(f) (which notice may be given on the date the Closing should have occurred) that Seller stands ready, willing and able to consummate the transaction contemplated hereby (subject to the satisfaction or waiver of all of the conditions set forth in Section 9.3); or

(g) by Buyer, if (i) Seller shall have failed to consummate the transactions contemplated hereby within four Business Days after the date on which the Closing should have occurred pursuant to Section 2.5, (ii) all the conditions set forth in Section 9.1 and Section 9.3 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied as of such date) and (iii) Buyer shall have given written notice to Seller at least two Business Days prior to the termination of this Agreement pursuant to this Section 11.1(g) (which notice may be given on the date the Closing should have occurred) that Buyer stands ready, willing and able to consummate the transaction contemplated hereby (subject to the satisfaction or waiver of all of the conditions set forth in Section 9.2).

11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer or Seller, or their respective Affiliates or Representatives, and all rights and obligations of any Party hereto shall cease, except that the provisions contained in this Section 11.2, Section 7.1, Section 7.2 and Section 12 (other than Section 12.15 and any right to seek specific performance or other equitable remedies to the extent otherwise available pursuant to Section 12.12) survive the termination of this Agreement; provided, however, that the termination of this Agreement shall not relieve any Party from any Liability for (a) Losses incurred or suffered by any other Party as a result of any breach or failure to perform any obligation under, or any covenants or agreements set forth in, this Agreement occurring prior to the termination of this Agreement that was the cause of the failure of the Closing to occur and, in addition, in the event of any termination of this Agreement and a related action for such breach or failure, the prevailing Party or Parties shall be reimbursed by the other Party or Parties to the action for reasonable attorneys’ fees and expenses relating to such action or (b) Fraud.

12. GENERAL PROVISIONS

12.1 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt), (b) when transmitted (except if not a Business Day, then the next Business Day) via email to the number or email address set out below (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties):

If to Seller, to:

Walmart Inc.

702 SW Eighth Street

Bentonville, AR 72716

Attention: Jason Wooten, Head of Corporate Development

Email: [***]

with a copy (which shall not constitute notice) to:

Grant Lightle, Lead Counsel, M&A

Email: [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Attention: Mahvesh A. Qureshi

      Derrik Forshee

Email:   [***]

        [***]

If to Buyer, to:

Symbotic Inc.

200 Research Drive

Wilmington, MA 01887

Attention: Corey Dufresne

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Matthew B. Goodman

     Mimi Wu

Email:    [***]

        [***]

12.2 Schedules. Certain information set forth in the schedules to this Agreement (the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Neither Buyer nor Seller makes any representations or warranties with respect to the information set forth in the Schedules, except to the extent explicitly contemplated by this Agreement. The disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer or Seller, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer or Seller, as applicable. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and, other than any agreement, document, instrument, plan, arrangement or other item of Seller or any of Seller’s Affiliates that applies to Seller’s broader enterprise, is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item to the extent the applicable terms of such agreement, document, instrument, plan, arrangement or other item has been made available to Buyer. Any item disclosed in any Schedule shall be deemed to have been disclosed with respect to each other schedule in the Schedules to the extent the applicability of such item is reasonably apparent on its face and subject to the other qualifications and limitations expressly set forth in the Schedules.

12.3 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party; provided, however, that following the Closing, Buyer shall be permitted to assign all or part of its rights or obligations hereunder to one or more of its Affiliates, but no such assignment shall relieve Buyer of its obligations under this Agreement (including the obligation (if any) to pay any portion of the Deferred Consideration). Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.3 shall be void.

12.4 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, Seller and Buyer shall negotiate in good faith to replace such provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed in such provision so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.5 Amendment. This Agreement may only be amended by an instrument in writing signed on behalf of each of the Parties.

12.6 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party to this Agreement shall pay its own respective expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; provided, that, such expenses of the Company incurred prior to the Closing shall be borne by Seller. For the avoidance of doubt, no such expenses of Buyer or its Affiliates shall be deemed expenses of the Company or Seller.

12.7 Choice of Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws.

12.8 Dispute Resolution. Other than with respect to Objections submitted to the Independent Accounting Firm as set forth in Section 2.4, any Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement) or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort or otherwise), including any Proceeding based upon Fraud, shall be brought or otherwise commenced exclusively in the state or federal courts located in the State of Delaware. Each Party: (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Proceeding; (b) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) agrees that it will not bring any such Proceeding in any court other than a state or federal court located in the State of Delaware. The Parties agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 12.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

12.9 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE HEREOF OR THEREOF.

12.10 Extension; Waiver. At any time prior to the Closing Date, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

12.11 Mutual Drafting. The Parties are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, subject to Section 1.2, the Parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

12.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party, including such Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, would not be adequately compensated by monetary damages alone. Each Party further waives any defense that a remedy at law would be adequate in any Proceeding for specific performance or injunctive relief hereunder. Accordingly, in addition to any other right or remedy to which any Party may be entitled under this Agreement, at law or in equity, each Party, prior to a valid termination of this Agreement pursuant to Section 11, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement in any court of competent jurisdiction in accordance with Section 12.7, without posting any bond or other undertaking.

12.13 Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or electronic mail intended to preserve the original graphic and pictorial appearance of the signature shall be effective as delivery of a manually executed original counterpart of this Agreement.

12.14 Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, except as set forth in Section 7.4, Section 12.15 and Section 12.16, which shall inure to the benefit of the Persons expressly referenced therein and benefiting therefrom, who are intended to be third-party beneficiaries thereof.

12.15 Releases.

(a) Effective as of the Closing, Buyer, on behalf of the Company and the Company’s successors and permitted assigns (collectively, excluding Buyer, the “Company Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, Seller’s Affiliates and each of their respective past, present or future Representatives (each, a “Seller Releasee”) of, from and against any and all rights, Proceedings or Losses, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity, which any of such Company Releasors has had, now has, or hereafter can, shall, or may have against any of such Seller Releasees for, arising out of, or relating to, the organization, management or operation of the Business on or prior to the Closing Date (other than (i) any rights, claims or causes of action under this Agreement, the Commercial Agreement or, with respect to the other Transaction Documents, as set forth in Section 10.8, (ii) under any contract of insurance or Organizational Documents in favor of the directors, managers and officers of the Company prior to the Closing, (iii) any employment, severance, bonus or similar agreement or arrangement between the Company and a current officer or director that continues to remain in effect following the Closing, or (iv) for the avoidance of doubt, any other commercial or business transactions between Buyer and its Affiliates (including the Company) on the one hand, and Seller and its Affiliates, on the other, unrelated to the Business, this Agreement or the transactions contemplated hereby) (collectively, the “Released Claims”). BUYER FURTHER ACKNOWLEDGES THAT IT IS AWARE THAT STATUTES EXIST THAT RENDER NULL AND VOID RELEASES AND DISCHARGES OF ANY CLAIMS, RIGHTS, DEMANDS, LIABILITIES, ACTIONS OR CAUSES OF ACTION THAT ARE UNKNOWN TO THE RELEASING OR DISCHARGING PARTY AT THE TIME OF EXECUTION OF THE RELEASE AND DISCHARGE. BUYER HEREBY EXPRESSLY WAIVES, SURRENDERS AND AGREES TO FORGO ANY PROTECTION TO WHICH IT WOULD OTHERWISE BE ENTITLED BY VIRTUE OF THE EXISTENCE OF ANY SUCH STATUTE IN ANY JURISDICTION. Each Company Releasor covenants and agrees not to assert any such claim against any Seller Releasee. Each Seller Releasee to whom this Section 12.15(a) applies shall be a third-party beneficiary of this Section 12.15(a).

(b) Effective as of the Closing, Seller on its own behalf, and on behalf of its Subsidiaries, and its and their respective successors and permitted assigns (collectively, the “Seller Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company, the Company’s Affiliates and each of their respective past, present or future Representatives (each, a “Company Releasee”) of, from and against any and all rights, Proceedings or Losses, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity, which any of such Seller Releasors ever had, now have, or hereafter can, shall, or may have against any of such Company Releasees with respect to any Released Claims. SELLER FURTHER ACKNOWLEDGES THAT IT IS AWARE THAT STATUTES EXIST THAT RENDER NULL AND VOID RELEASES AND DISCHARGES OF ANY CLAIMS, RIGHTS, DEMANDS, LIABILITIES, ACTIONS OR CAUSES OF ACTION THAT ARE UNKNOWN TO THE RELEASING OR DISCHARGING PARTY AT THE TIME OF EXECUTION OF THE RELEASE AND DISCHARGE. SELLER HEREBY EXPRESSLY WAIVES, SURRENDERS AND AGREES TO FORGO ANY PROTECTION TO WHICH IT WOULD OTHERWISE BE ENTITLED BY VIRTUE OF THE EXISTENCE OF ANY SUCH STATUTE IN ANY JURISDICTION. Each Seller Releasor covenants and agrees not to assert any such claim against any Company Releasee. Each Company Releasee to whom this Section 12.15(b) applies shall be a third-party beneficiary of this Section 12.15(b).

12.16 Waiver of Conflicts. Recognizing that Hogan Lovells US LLP has acted as legal counsel to Seller and its Affiliates and the Company prior to the Closing, including in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that Hogan Lovells US LLP intends to act as legal counsel to Seller and its Affiliates after the Closing, Buyer (including on behalf of the Company) hereby waives, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Hogan Lovells US LLP representing Seller and/or its Affiliates after the Closing (including with respect to any disputes arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby) and agrees that it shall not, and shall cause the Company not to, seek or have Hogan Lovells US LLP disqualified from any such representation. Buyer acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and it has consulted with counsel or has been advised it should do so in connection herewith. The covenants, consent and waiver contained in this Section 12.16 are intended to be for the benefit of, and shall be enforceable by, Seller and shall not be deemed exclusive of any other rights to which Seller is entitled whether pursuant to Law, Contract or otherwise. In addition, all communications involving attorney-client confidences between Seller, the Company and/or their respective Affiliates prior to the Closing, including in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be work product or attorney-client privileges or confidences that belong solely to Seller and its Affiliates (and not the Company). Accordingly, the Company shall not be entitled to control or waive any such privilege or confidence or have any access to any such communications, or to the files of Hogan Lovells US LLP relating to engagement, whether or not the Closing shall have occurred. Notwithstanding the foregoing, nothing in this Section 12.16 shall prohibit Buyer or any of its Affiliates (including the Company) from, in the event that after the Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party (other than Seller), on the other hand, asserting attorney-client privilege to prevent disclosure of confidential communications to such third party.

12.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.18 Interest on Overdue Payments. If any amount payable under this Agreement is not paid when due, the amount unpaid shall bear interest from the due date to the actual date of payment calculated and compounded at a rate equal to the lesser of (a) 10% per annum, or (b) the maximum lawful interest rate permitted under applicable Law.

12.19 Integration; Entire Agreement; Limitation of Liability. This Agreement, the Confidentiality Agreement and the other Transaction Documents, together with the Schedules and Exhibits hereto and thereto, and any documents executed by the Parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof and thereof. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale of the Shares and the related transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement in connection with this Agreement or the transactions contemplated hereby. Each Party bargained for the remedies and their limited nature stated in this Agreement, took them into account in negotiating the Base Consideration and Purchase Price and the representations, warranties and covenants stated in this Agreement and the Transaction Documents, and is relying on them in agreeing to and closing the transactions contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives, all as of the date first written above.

SELLER:

WALMART INC.

By	/s/ Jason Wooten
Name: Jason Wooten
Title: Vice President, Corporate Development

BUYER:

SYMBOTIC INC.

By	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Form of Commercial Agreement

CONFIDENTIAL

MASTER AUTOMATION AGREEMENT

between

Walmart Inc.

and

Symbotic LLC

Dated

[•]

Table of Contents

ARTICLE I

PROJECTS

1.1 General	1
1.2 Projects	2
1.3 Scheduling	2
1.4 Pre-Project SOW Work	2
1.5 Preparation of Project SOW	3
1.6 Execution of Project SOWs	3
1.7 As Built Drawings	4
1.8 Project Work – Walmart Site Responsibilities	4
1.9 Project Work – Legal Compliance	4
1.10 Reporting	4
1.11 Relationship Governance	5
1.12 Changes to a Project SOW	5
1.13 Project Site Procedures	5
1.14 Alpha System Testing and Acceptance	5
1.15 Title and Risk of Loss	6
1.16 Photographs and Video	7
1.17 Site Safety and Security	8
1.18 Compliance with Policies and Procedures	8
1.19 Records	9
1.20 Training	9
1.21 Alpha System Software Support and Maintenance	9
1.22 Walmart Cooperation	9
1.23 Alpha System Development	9
1.24 Permits and Regulations	10
1.25 Third-Party Agreements	10
1.26 Non-Solicitation	10
1.27 Storage of Equipment	11
1.28 Procurement Assistance; Other Cooperation	11
1.29 CPS Failures	11
1.30 Symbotic’s Board of Directors	12
1.31 Maintenance Services	13

i

ARTICLE II

COMPETITIVE TECHNOLOGIES

2.1 Alpha System to Remain Competitive	13

ARTICLE III

EXCUSE OF PERFORMANCE

3.1 Excuse of Symbotic Performance	13
3.2 Excuse of Walmart Performance	14

ARTICLE IV

LICENSING AND TECHNOLOGY ESCROW

4.1 Licenses	14
4.2 Walmart Embedded Teams	17
4.3 Development Work	19
4.4 Escrow Deposit	20
4.5 Bankruptcy	24

ARTICLE V

SUPERINTENDENCE AND EMPLOYEES

5.1 Symbotic Personnel	25
5.2 Walmart Personnel	25
5.3 Removal of Symbotic Personnel	25
5.4 Key Employees	26
5.5 Subcontractors	26
5.6 Relationship of Personnel	27
5.7 Specific Immigration Compliance	27

ARTICLE VI

FEES; PAYMENTS

6.1 Charges	28
6.2 Invoicing	28
6.3 Payment Disputes	28
6.4 Adjustments for Inflation	28
6.5 Taxes	28
6.6 Audited Financial Statements	31

ARTICLE VII

INTELLECTUAL PROPERTY RIGHTS

7.1 Retained Work	31
7.2 Intellectual Property Ownership	32
7.3 Project Drawings	33
7.4 No Other Jointly-Developed or Walmart-Owned Work Product	33
7.5 System Data	34

ARTICLE VIII

INSURANCE REQUIREMENTS

8.1 Certificates	34
8.2 Walmart’s Insurance Requirements	34
8.3 Symbotic’s Insurance Requirements	35
8.4 Waiver of Subrogation	36

ARTICLE IX

CHANGE OF CONTROL

9.1 Notice Right	36

ARTICLE X

EXCLUSIVITY

10.1 Specific Restrictions	38
10.2 Restricted Transactions	40

ARTICLE XI

RELATED PARTY TRANSACTIONS

11.1 Symbotic Entities	40
11.2 Walmart Entities	40

ARTICLE XII

CONFIDENTIALITY AND ACCESS TO WALMART SYSTEMS

12.1 Treatment of Confidential Information Generally	41
12.2 Exceptions	41
12.3 Mandatory Disclosure	42
12.4 Return; Destruction of Information	42
12.5 Disclosure to Representatives; Obligations	42
12.6 No Walmart Personal Information	43
12.7 Walmart System	43
12.8 Treatment of Security Information	43

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS

13.1 Symbotic Representations and Warranties	44
13.2 Warranty Coverage	45
13.3 Warranty Pass-Through	46
13.4 No Additional Representations	46
13.5 Walmart Representations and Warranties	46
13.6 No Additional Walmart Representations or Warranties	47

ARTICLE XIV

INDEMNIFICATION; LIMITATION OF LIABILITY

14.1 Infringement or Misappropriation of Intellectual Property Rights	47
14.2 Other Symbotic Indemnification Obligations	49
14.3 Walmart Indemnity Obligations	49
14.4 Indemnification Procedure	50
14.5 No Consequential Damages	51
14.6 Limitation of Liability	51
14.7 Exclusion from Liability Cap	51
14.8 Treatment of Claims Under the Software Support and Maintenance Agreement	52

ARTICLE XV

TERM AND TERMINATION

15.1 Term	52
15.2 Extension of the Term Upon Expiration	52
15.3 Termination by Walmart for Symbotic Material Breach	53
15.4 Termination for Symbotic Failure to Meet Performance Standards	53
15.5 Termination for Symbotic Change of Control	54
15.6 Termination by Symbotic for Walmart Material Breach	55
15.7 Termination for Insolvency	55
15.8 Termination for CPS Failure	55
15.9 Effect of Termination	56
15.10 In-Progress Work	58
15.11 Survival of Obligations	58

ARTICLE XVI

DISPUTE RESOLUTION

16.1 Bifurcated Dispute Resolution Process; General Requirements	59
16.2 Expedited Arbitration	59
16.3 Good Faith Dispute Resolution Process	61
16.4 Right to Seek Additional Remedies	62
16.5 Statute of Limitations; Toll	62

ARTICLE XVII

FORCE MAJEURE

17.1 Force Majeure	62

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.1 Integrated Agreement	63
18.2 Severability	63
18.3 Interpretation	64
18.4 Equitable Relief	64
18.5 Successors and Assigns	64
18.6 Cumulative Remedies	65
18.7 Late Payments	65
18.8 Governing Law	65
18.9 Jurisdiction; Venue	65
18.10 Waiver of Right to Jury Trial	66
18.11 Publicity	66
18.12 Waiver	66
18.13 Notices	66
18.14 Headings	67
18.15 Amendment and Modification	67
18.16 Counterparts	67
18.17 Relationship of the Parties	68
18.18 Ambiguities	68
18.19 No Third-Party Beneficiaries	68
18.20 Audit Rights	68
18.21 Exhibits	68

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List of Exhibits:

Exhibit A	Definitions

Exhibit B	Form Project SOW [***]

Exhibit C	Reporting

Exhibit D	Relationship Governance

Exhibit E	Responsibilities Matrix

Exhibit F	Training and Supplemental Support

Exhibit G	Software Support and Maintenance Agreement [***]

Exhibit H	Reserved

Exhibit I	I-9 Certification

Exhibit J	Pricing [***]

Exhibit K	Project Schedule

Exhibit L	Reserved

Exhibit M	Performance Standards and Acceptance Criteria

Exhibit N	Expected Timeline

Exhibit O	Reference Standards

Exhibit P	Stranded Costs

Exhibit Q	Project Site Procedures

Exhibit R	Audit Rights

Exhibit S	Spare Parts and Aftermarket Support

Exhibit T	Information Security Addendum

Exhibit U	Form of System Operating SOW

Exhibit V	Continuous Performance Standards

MASTER AUTOMATION AGREEMENT

This Master Automation Agreement (this “Agreement”), effective on [•] (the “Effective Date”), is entered into by and between Walmart Inc., a Delaware corporation (“Walmart”), and Symbotic LLC, a Delaware limited liability company (“Symbotic”) (each, a “Party”).

RECITALS

WHEREAS, Walmart and Symbotic entered into that certain Second Amended and Restated Master Automation Agreement, dated as of May 20, 2022, as amended and restated from time to time in accordance with its terms (the “Automated Material Handling Systems MAA”), pursuant to which, among other things, the parties thereto established a framework for development, installation and operation of certain projects in the United States;

WHEREAS, as of the Effective Date, subject to the terms and conditions set forth in the Acquisition Agreement, Symbotic Inc., a Delaware corporation (“Symbotic Inc.”), acquired from Walmart all of the Equity Interests of Walmart Advanced Systems & Robotics Inc., a Delaware corporation (“ASR”), and additionally Symbotic acquired from Walmart the Intellectual Property in the Alpha Systems and related Software;

WHEREAS, Walmart desires to commit financial and other resources in connection with the development, manufacture and installation of the Alpha Systems under this Agreement (the “Purpose”); and

WHEREAS, subject to the terms of this Agreement, Symbotic is willing to develop, manufacture and install such Alpha Systems to support Walmart’s automated pickup and delivery network.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable mutual consideration, the receipt and adequacy whereof, are hereby acknowledged by each of the Parties, the Parties executing this Agreement hereby agree as follows:

ARTICLE I

PROJECTS

1.1 General.

(a) Subject to the terms of this Agreement, Walmart shall purchase from Symbotic, and Symbotic and Walmart shall implement, four hundred (400) Alpha Systems (“Initial Alpha Systems”) in accordance with: the expected timeline set forth in Exhibit N (Expected Timeline), the Rolling Project Schedule (as defined below) and the terms of this Agreement.

(b) Subject to the terms of this Agreement, Walmart has the option to purchase an additional two hundred (200) Alpha Systems (“Optional Alpha Systems”) in accordance with Exhibit J (Pricing), which option shall be exercisable prior to thirty (30) days after the date on which the two hundred twentieth (220th) Alpha System has achieved Acceptance. Walmart can exercise the option to purchase the Optional Alpha Systems by delivering written notice thereof, and upon delivery of such written notice, the exercise of the option shall be irrevocable. In the event that Walmart exercises such option, Symbotic shall manufacture and implement such Optional Alpha Systems in accordance with Exhibit N (Expected Timeline).

1.2 Projects. Subject to the terms of this Agreement, Symbotic shall perform the Work, and Walmart shall make the applicable payments set forth in this Agreement and perform the Walmart Responsibilities, in each case, in a timely manner.

1.3 Scheduling. Symbotic and Walmart shall develop and maintain a mutually agreed [***] rolling project schedule (the “Rolling Project Schedule”), which shall include the Lockdown Period and Planning Period, consistent with the timelines set forth on Exhibit K (Project Schedule). The Rolling Project Schedule will indicate the number of Alpha Systems, if any, to be installed during the [***] period, the Project Sites where they are to be installed, the date by when the Parties anticipate finalization of the applicable Project SOW (the “Project SOW Date”), the scheduled dates for Acceptance and such other information as is indicated on Exhibit K (Project Schedule).

1.4 Pre-Project SOW Work. Prior to execution of a Project SOW, and consistent with the timing set forth in the Rolling Project Schedule, the Parties shall undertake the following activities:

(a) Site Information. Walmart shall provide Symbotic with reasonable access to, and information regarding, the Sites included in the Rolling Project Schedule in order for Symbotic to achieve efficiencies in the design phase of the Projects. Walmart acknowledges that such reasonable access and information is required for Symbotic’s preparation of the Design Documents pursuant to Section 1.4(d) (Design Document Preparation).

(b) Site Inspections. No later than four (4) months prior to the Project SOW Date, Walmart shall provide Symbotic with reasonable access to each applicable Project Site as reasonably required for Symbotic to conduct all tests, surveys and inspections of the applicable Project Site and each other location where any portion of the Work shall be performed, and surrounding locations, to the full extent Symbotic, in its reasonable discretion, deems necessary or advisable for Symbotic to undertake the Work (each, a “Site Inspection”).

(c) Site Inspection Report. Within a reasonable time after the completion of a Site Inspection, but in no event later than sixty (60) days prior to the Project SOW Date, Symbotic shall provide to Walmart a written report (a “Site Inspection Report”) setting forth Walmart’s responsibilities for such Site (“Walmart Site Responsibilities”). Walmart shall not be bound by any Walmart Site Responsibilities if such Walmart Site Responsibilities are inconsistent with the Walmart Responsibilities set forth in Exhibit E (Responsibilities Matrix) unless Walmart agrees to be bound by such responsibilities in writing.

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(d) Design Document Preparation. Symbotic shall prepare and, no later than thirty (30) days prior to the Project SOW Date, provide to Walmart the drawings and specifications for the installation of the Alpha Systems at each applicable Project Site (all Site drawings and specifications for Work prepared by Symbotic, the “Design Documents”). Walmart shall have the opportunity to review and accept the Design Documents prior to execution of a Project SOW. Any Dispute relating to the Design Documents or the acceptance thereof shall be escalated to a representative appointed by each Party holding the title Vice President or higher and having the decision-making authority to resolve the Dispute on behalf of such party (“Senior Representatives”) with a goal of resolving such Dispute within ten (10) Business Days after either Party notifies the other of such Dispute. In the event that the Senior Representatives cannot resolve the Dispute within such time frame, the Parties shall engage in an expedited dispute resolution process pursuant to Section 16.2 (Expedited Arbitration). When providing the Design Documents to Walmart, Symbotic shall identify all material inconsistencies between the condition of each Site and the Design Documents other than latent defects or inconsistencies that a reasonable inspection would not have uncovered. In connection with such escalation, the Senior Representatives shall also determine the impact a delay on the finalization of the Design Document has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay.

1.5 Preparation of Project SOW. At the time that the Parties agree that all work necessary to draft a Project SOW has been completed, pursuant to Section 1.4 (Pre-Project SOW Work), the Parties shall prepare and finalize a Project SOW in the form of Exhibit B (the “Form Project SOW”) attaching the Design Documents and describing in detail: (a) the Site; (b) the Alpha System to be installed at such Site, including the number and type of components that comprise the Alpha System for such Site; (c) the Project Time Schedule; (d) the Work to be performed by Symbotic for such Project, including implementation of the Alpha System and the integration of the Alpha System with Walmart Systems and other applicable Third Party systems, testing of all hardware and software components required for the Alpha System operation, and coordinating the operational production ramp-up of the Alpha System, as applicable, until the Alpha System installed at the Site achieves Acceptance; (e) the Walmart Site Responsibilities; (f) the Cost of Material and Labor for such Project; and (g) a list of recommended Consumables. The Form Project SOW contains provisions that are applicable to all Projects (“General SOW Provisions”) as well as placeholders for Project-specific provisions to be negotiated by the Parties on a Project-by-Project basis. Any changes to the General SOW Provisions can only be made by the Parties pursuant to the process described in Section 18.15 (Amendment and Modification). In the event a Project SOW is not finalized by the Parties within ten (10) Business Days after either Party notified the other that all work necessary to draft a Project SOW has been completed, the matter shall be escalated to Senior Representatives of each Party with a goal of resolving such dispute within ten (10) Business Days. In connection with such escalation, the Senior Representatives shall also determine the impact a delay on the finalization of the Project SOW has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay.

1.6 Execution of Project SOWs. A Project SOW shall not be effective until executed by both Parties. Only each Party’s authorized officers or his or her express designee (as designated by such Party in writing) shall be authorized to execute a Project SOW on behalf of such Party. In the event a Project SOW is not executed by either Party within ten (10) Business Days after the draft of the Project SOW has been finalized, the matter shall be escalated to Senior Representatives of each Party with a goal of resolving such dispute within ten (10) Business Days. In connection with such escalation, the Senior Representatives shall also determine the impact a delay on the execution of the Project SOW has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay.

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1.7 As Built Drawings. Symbotic shall create and provide Walmart with editable electronic copies of As Built Drawings for each Project no later than ninety (90) days after Acceptance of such Project pursuant to the following requirements. Walmart shall pay Symbotic’s reasonable costs associated with providing the drawings. Each As Built Drawing shall be stamped “PROJECT RECORD” in two-inch high red letters, and shall legibly indicate on each document the following by way of title block:

(a) Date;

(b) Project title and number;

(c) Symbotic name, address and telephone number;

(d) Certification as follows: “This Plan, with the as-built notations, accurately reflects the completed Work”; and

(e) Signature of Symbotic’s authorized representative.

1.8 Project Work – Walmart Site Responsibilities. Walmart shall perform the Walmart Site Responsibilities by the date on which installation of an Alpha System commences at a Site pursuant to a Project SOW (the “Installation Commencement Date”).

1.9 Project Work – Legal Compliance. If Symbotic becomes aware that any Work is in material violation of any applicable Law or does not materially comply with the Reference Standards, Symbotic shall, unless expressly prohibited by Law, promptly notify Walmart in writing, which may be communicated on a counsel-to-counsel basis. Symbotic shall bear all costs for ensuring its Work complies with all applicable Law other than such Laws that are the responsibility of Walmart pursuant to Section 13.5(d) or Permits that are the responsibility of Walmart pursuant to Section 1.24 (Permits and Regulations); provided that if a Law is enacted or modified after the Effective Date that would reasonably be expected to have a material impact on Symbotic’s costs to perform the Work, the Parties shall allocate the cost of compliance with such new or modified Law pursuant to a Change Order. For the avoidance of doubt, (a) the requirements of this Section 1.9 (Project Work – Legal Compliance) shall only apply to the Work for each Alpha System until such applicable Alpha System achieves Acceptance and (b) Symbotic shall have no obligation to perform the Work for each Alpha System in accordance with such new or modified Law or Reference Standards unless and until the execution of a Change Order for such applicable Alpha System, unless otherwise mutually agreed by the Parties in writing. Notwithstanding the foregoing, Symbotic shall not be responsible for any violation of this Section 1.9 (Project Work – Legal Compliance) to the extent caused by a violation of Laws at a Project Site that are the responsibility of Walmart.

1.10 Reporting. In addition to the reports systematically generated by the Alpha System itself, the Parties shall provide each other with reports related to this Agreement and the Work hereunder in accordance with Exhibit C (Reporting).

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1.11 Relationship Governance. The Parties shall apply the governance process for the management of this Agreement and collaboration of the Parties as required to perform the Parties’ respective obligations under this Agreement as set forth in Exhibit D (Relationship Governance).

1.12 Changes to a Project SOW. Either Party may request changes to a Project SOW, pursuant to a written change request executed by each Party’s authorized officers or his or her express designee (as designated by such Party in writing) (each, a “Change Request”) within the general scope of the applicable Project SOW consisting of additions, deletions or other revisions. Such a request shall not be unreasonably denied. A Party receiving a Change Request shall respond to such request within a commercially reasonable period of time. Once agreed, such changes shall be made pursuant to a written change order amending the applicable Project SOW executed by each Party’s authorized officers or his or her express designee (as designated by such Party in writing) (each, a “Change Order”) and shall specify the contemplated change(s), including to the extent applicable: (a) the change to the Cost of Material and Labor for such Project and (b) any adjustments to the Project Time Schedule. The Project SOW shall be deemed to incorporate such Change Order.

1.13 Project Site Procedures. The procedures listed on the attached Exhibit Q (Project Site Procedures) shall apply with regard to the management and installation of the Alpha System at each Project Site.

1.14 Alpha System Testing and Acceptance.

(a) Testing Criteria. Symbotic shall test each Alpha System installed at a Project Site in accordance with the test plan set forth in the Project SOW.

(b) Production Testing. Testing of each Alpha System installed at a Project Site in a production environment will commence at the point at which the first case is available for pickup and delivery at a Walmart store from such Alpha System installed at the applicable Project Site.

(c) Acceptance. Symbotic shall ensure that each Alpha System meets the Acceptance Criteria set forth in the applicable Project SOW no later than the date specified in the applicable Project SOW applicable thereto. Symbotic shall provide Walmart with written notice at such time that Symbotic determines that an Alpha System meets the Acceptance Criteria. Walmart shall provide Symbotic with written notice that it confirms or disputes (pursuant to Section 1.14(d) (Acceptance Disputes)) that the Alpha System meets the Acceptance Criteria within fifteen (15) days of receiving such notice from Symbotic. “Acceptance” shall be deemed to occur on (i) the date Walmart provides written notice confirming performance in accordance with the Acceptance Criteria, or (ii) if disputed pursuant to Section 1.14(d) (Acceptance Disputes) below, such date that the Senior Representatives or arbitrator pursuant to Section 16.2 (Expedited Arbitration), as applicable, determine that the Acceptance Criteria were satisfied.

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(d) Acceptance Disputes. In the event Walmart disputes Symbotic’s determination of Acceptance, or does not provide notice of confirmation of such acceptance or does not dispute such acceptance within a fifteen (15) day period as set forth in Section 1.14(c) (Acceptance), as applicable, such matter shall be escalated to Senior Representatives of each Party with a goal of resolving such dispute within ten (10) Business Days. In the event that the Senior Representatives cannot resolve the dispute within such time frame, the Parties shall engage in an expedited dispute resolution process pursuant to Section 16.2 (Expedited Arbitration).

(e) Adjusted Acceptance. Without effect on the foregoing in this Section 1.14, if the first Alpha System subject to Acceptance testing under Exhibit M (Performance Standards and Acceptance Criteria) (for the avoidance of doubt, other than any Rapid Prototype Alpha System), fails to meet the Acceptance Criteria set forth in the applicable Project SOW and/or Exhibit M (Performance Standards and Acceptance Criteria) on the date specified in the applicable Project SOW, the Parties may mutually agree (at each party’s discretion) in writing to nonetheless deem such Alpha System to have “achieved” Acceptance based on its then-current performance in relation to the Acceptance Criteria set forth in the applicable Project SOW and/or Exhibit M (Performance Standards and Acceptance Criteria) (altogether, the “Adjusted Acceptance”, and with the relevant Alpha System being referred to as the “Adjusted Acceptance Alpha System”). In such event, (1) the Adjusted Acceptance Alpha System will not count for purposes of Section 15.4 (Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule); (2) the Software Fees for the Adjusted Acceptance Alpha System will remain subject to Article V of Exhibit J (Pricing); and (3) the “Triggering Event I”, as such term is defined and set forth in the Acquisition Agreement, will be deemed satisfied. For the avoidance of doubt, Walmart’s acceptance of the Adjusted Acceptance Alpha System shall not relieve Symbotic of its obligations with respect to any subsequent Alpha System, including with respect to the Acceptance Criteria set forth in each applicable Project SOW and/or Exhibit M (Performance Standards and Acceptance Criteria) nor waive such Acceptance Criteria as to any future Project SOWs. Further for the avoidance of doubt, any dispute regarding payment of the Deferred Compensation (as defined in the Acquisition Agreement) with respect to Triggering Event I shall be resolved under the Acquisition Agreement and not this Agreement.

1.15 Title and Risk of Loss.

(a) Title to the Equipment. Subject to the terms of this Agreement, legal title and ownership of the Equipment shall pass to Walmart free and clear of any and all Liens (other than those related to payment terms with respect to such Equipment and those created by Walmart in favor of Third Parties or that result from Walmart’s failure to pay taxes for which it is responsible hereunder), when (i) with respect to Equipment that is specifically procured for a Project and for all other Equipment delivered through Symbotic at a Project Site, when such Equipment leaves the manufacturer (Ex Works) and (ii) for all other Equipment, when such Equipment leaves Symbotic or Symbotic’s supplier.

(b) Risk of Loss. Walmart shall bear the risk of loss for the Equipment from point of transfer of title as set forth in Section 1.15(a) above. If any loss, damage, theft or destruction occurs to any components of the Alpha System on a Site from the point transfer of title as set forth in Section 1.15(a) above, Symbotic shall, at Walmart’s sole cost, promptly repair or replace such components of an Alpha System or other property affected thereby and complete the Work in accordance with this Agreement and the applicable Project SOW. If such loss, damage, theft or destruction resulted from (i) an act or omission of Symbotic Personnel or (ii) an act or omission of Walmart taken pursuant to Symbotic instruction, Symbotic shall be responsible for the costs of such repair or replacement.

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1.16 Photographs and Video.

(a) Walmart Photos. From time to time during the progress of the Work, photographs of the Work may be taken by various Walmart-authorized Personnel at no expense or progress hindrance to Symbotic. Symbotic shall furnish access to the Work at Walmart’s reasonable request for this purpose. All copies of any such photographs (whether physical, digital or otherwise) shall become the property of Walmart; provided, however, that such photographs shall not provide Walmart with ownership of any rights, including any Intellectual Property rights, in the Work or the Alpha Systems. Walmart acknowledges that to the extent the photographs convey any Symbotic Confidential Information, such photographs should themselves be treated by Walmart as Symbotic Confidential Information under Article XII (Confidentiality and Access to Walmart Systems). Walmart shall have the right to reproduce, modify and use such photographs (regardless of the medium in which they are provided or stored) in connection with the Project for which they are provided, and for such other legitimate business purposes at its discretion subject to Walmart’s compliance with its confidentiality obligations under Article XII (Confidentiality and Access to Walmart Systems).

(b) Symbotic Pictures or Videos.

(i) Symbotic may take photos and video inside a Site solely as required for purposes of performing the Work (and for no other purpose without the express written consent of Walmart). Symbotic shall use the photos or videos only to further its part of the Work and shall not use any of the photos or videos for publicity purposes without the expressed written consent of Walmart.

(ii) Symbotic acknowledges that to the extent the photographs convey any Walmart Confidential Information, such photographs should themselves be treated by Symbotic as Walmart Confidential Information under Article XII (Confidentiality and Access to Walmart Systems).

(iii) It is not the purpose of the cameras to capture the personal likeness of any Walmart employee or subcontractor in the photographs and videos with the Symbotic cameras. If any photographs or video from the Symbotic cameras capture or contain the personal likeness of any Walmart employee or subcontractor, such photograph or video shall be digitally modified so that such person is not recognizable prior to the disclosure or distribution thereof to any Third Party unless otherwise agreed between the Parties.

(iv) From time to time, as Walmart may request in its sole discretion upon reasonable notice of at least five (5) Business Days and at Walmart’s cost, but not more frequently than twice per year, Walmart shall have the right to audit the photographs and video from the Symbotic cameras for compliance with the terms of this Agreement. Such audit shall be conducted during Symbotic’s normal business hours in a manner that is not unreasonably disruptive to Symbotic’s business operations.

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(v) From time to time, as Walmart may reasonably request in its discretion, Symbotic shall provide to Walmart copies of photographs or video for specified time periods that Symbotic has in its possession or control; provided, however, that the foregoing shall not obligate or require Symbotic to use video cameras on any specific portions of the Alpha System or to retain photographs or video for any specific periods of time.

1.17 Site Safety and Security. The Parties shall have the respective obligations regarding safety and security of the Sites, as set forth in Exhibit E (Responsibilities Matrix) attached hereto.

1.18 Compliance with Policies and Procedures.

(a) Compliance with Walmart Policies and Procedures. Whenever present on Walmart premises, Symbotic shall (i) comply and shall cause its Personnel and Subcontractors to comply with all Walmart on-site written policies and procedures and all reasonable instructions issued by Walmart as communicated to Symbotic by Walmart to the extent they apply to such Personnel’s or Subcontractor’s work and (ii) take commercially reasonable steps to minimize any disruption to Walmart’s ongoing business operations. Any Site-specific costs to be charged to Walmart with respect to clause (ii) shall be included in a Project SOW or Non-Project SOW.

(b) Compliance with Symbotic Policies and Procedures. Whenever present on Symbotic premises, Walmart shall comply and shall cause its Personnel and subcontractors to comply with all Symbotic on-site written policies and procedures and all reasonable instructions issued by Symbotic as communicated to Walmart by Symbotic to the extent they apply to such Personnel’s or subcontractor’s work.

(c) Reference Standards. Symbotic shall ensure that it adheres to the Reference Standards in all material respects in connection with the provision of the Work, including ensuring each of the Alpha Systems adhere to the applicable Reference Standards, and shall provide Walmart with certain documentation in accordance with Exhibit O (Reference Standards). In the event Walmart becomes aware of alleged material noncompliance of the applicable Reference Standards by Symbotic, Walmart shall deliver a written notice to Symbotic describing in reasonable detail the alleged noncompliance; provided that, for clarity, (i) Walmart shall not be obligated to take additional steps to monitor Symbotic’s compliance and (ii) Walmart’s failure to provide a notice of noncompliance pursuant to this Section 1.18(c) shall not relieve Symbotic of any of its obligations under this Agreement. Upon receiving notice from Walmart, or otherwise in the event of any material noncompliance of the applicable Reference Standards by Symbotic, Symbotic and Walmart shall cooperate (acting reasonably) to resolve such alleged material noncompliance for a period of ninety (90) days following the receipt of such notice (or as otherwise agreed between the Parties), including dedicating reasonable operational resources to curing such alleged material noncompliance or engaging a mutually agreeable Third Party to assist Symbotic in curing such alleged material noncompliance; provided that the Parties shall require

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any Third Party engaged in connection with the foregoing to execute a written non-disclosure agreement with Symbotic with confidentiality obligations substantially consistent with those contemplated by this Agreement. Following the applicable cooperation and cure period pursuant to this Section 1.18(c), either Party may submit the dispute to the dispute resolution process described in Article XVI (Dispute Resolution). For the avoidance of doubt, (i) the requirements of this Section 1.18(c) (Compliance with Policies and Procedures – Reference Standards) shall only apply to the Work for each Alpha System until such applicable Alpha System achieves Acceptance, (ii) amendments or changes to the Reference Standards shall not apply retroactively to the Work on Alpha Systems for which a Project SOW has already been executed as of the date of such amendment; provided that such amended Reference Standards shall apply upon the execution of a Change Order for such applicable Alpha System, unless otherwise mutually agreed by the Parties in writing and (iii) Symbotic shall have a reasonable amount of time (but no later than six (6) months) to begin complying with amendments or changes to the Reference Standards following the date Symbotic first receives notice of the amendment of such Reference Standards, unless the applicable amendment requires immediate modification to address a material safety hazard.

1.19 Records. Symbotic shall maintain complete records in auditable form and quality with respect to (a) Symbotic’s performance of Work under each Project SOW and (b) all amounts charged, rebated or credited by Symbotic to Walmart under this Agreement. The records shall be maintained in accordance with GAAP consistently applied, to the extent applicable. All records shall be maintained for at least four (4) years from the date of creation.

1.20 Training. Symbotic shall provide training to Walmart Personnel regarding the operation of the Alpha Systems in accordance with Exhibit F (Training and Supplemental Support).

1.21 Alpha System Software Support and Maintenance. Concurrent with the execution of this Agreement, the Parties shall enter into a separate support and maintenance agreement in the form set forth on Exhibit G (Software Support and Maintenance Agreement). Following Acceptance of each Alpha System, Symbotic shall provide support and maintenance for the Alpha System Software for such Alpha System in accordance with Exhibit G (Software Support and Maintenance Agreement). The Charges applicable to such services are set forth in Exhibit G (Software Support and Maintenance Agreement).

1.22 Walmart Cooperation. Although Symbotic is primarily responsible for completion of the Work, Walmart shall reasonably cooperate with Symbotic by providing the information, assistance and resources as may reasonably be required to complete the Work as described in this Agreement and the Walmart Responsibilities and as reasonably requested by Symbotic.

1.23 Alpha System Development. Walmart shall pay Symbotic the Alpha System Development Fees set forth in Exhibit J (Pricing).

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1.24 Permits and Regulations. Except to the extent otherwise stated in a Project SOW, (a) Walmart shall be responsible, at its own cost, to obtain all Permits necessary for completion of the Work for each Project related to the operation of the Walmart business generally, or providing access to, or having work performed at, a Site and (b) Symbotic shall be responsible, at its own cost, to obtain all Permits which the Parties mutually agree in a Project SOW or otherwise are required to be obtained by Symbotic for the performance of the Work (for which Symbotic shall be fully reimbursed by Walmart upon proper documentation in accordance with Section 6.2(a) (Submission and Payment of Invoices)) or related to the operation of the Symbotic business generally. In the event a Party obtains a Permit that was otherwise allocated to the other Party, it shall be fully reimbursed by the other Party for its costs in obtaining such Permit upon proper documentation in accordance with Section 6.2(a) (Submission and Payment of Invoices). For the avoidance of doubt, any out-of-pocket costs or expenses incurred by Symbotic in connection with obtaining a Permit (including the cost of the Permit) shall not be deemed to be Cost of Material and Labor and shall not be counted towards the Baseline Cost. Unless otherwise specified in a Project SOW, any overheard costs or expenses incurred by Symbotic in connection with obtaining a Permit shall be borne by Symbotic.

1.25 Third-Party Agreements. When entering into Third-Party agreements after the Effective Date for services, software, technology, or Equipment that will be used exclusively for Work performed on a Site or exclusively for Alpha Systems installed at a Site, Symbotic shall seek to include a clause in such Third-Party agreement that the agreement is assignable by Symbotic to Walmart without such Third Party’s consent. For the avoidance of doubt, in no event shall Symbotic have any obligation to make any payment or other consideration to secure such right; provided that, if any Third-Party conditions such right on any payment, Symbotic shall give notice to Walmart of such request and Walmart shall have five (5) Business Days after receipt of such notice to determine whether it elects to provide such payment to Symbotic. In the event Walmart elects not to provide such payment to Symbotic or fails to respond to such notice within such five (5) Business Day period, Symbotic shall have the right to reject such request.

1.26 Non-Solicitation. During the Term, each Party (the “Hiring Party”) shall not, without the other Party’s consent, directly or indirectly, and shall cause its Affiliates (for the avoidance of doubt, with respect to Symbotic, excluding C&S and its direct or indirect subsidiaries), employees and other Personnel (in their capacity as such) not to: (a) solicit for hire, engagement or employment any employee of the other Party (the “Non-Hiring Party”) or any of its Affiliates with whom the Hiring Party has had contact with in connection with the performance of this Agreement (such employees, “Restricted Employees”); or (b) persuade, induce or attempt to persuade or induce any Restricted Employee of the Non-Hiring Party or any of its Affiliates to leave his or her employment or engagement with the Non-Hiring Party or any of its Affiliates and to work for the Hiring Party; provided, however, that the foregoing restrictions shall not prohibit (i) any general solicitation by a professional search firm where none of the Hiring Party nor any of its Affiliates assigned such firm to solicit Restricted Employees of the Non-Hiring Party or any of its Affiliates; (ii) generalized solicitations by advertising and the like that are not directed to any Restricted Employee of the Non-Hiring Party or any of its Affiliates; or (iii) solicitations of persons no longer employed or engaged by the Non-Hiring Party or any of its Affiliates; provided, further, that the restrictions stated above shall not apply with respect to solicitation by Walmart of an individual who was previously engaged in performing operations work at any Project Site other than Symbotic Personnel in a management role. Notwithstanding the foregoing, after three (3) years from the date of Acceptance of all Alpha Systems at a particular Site, Walmart may solicit the automation general manager, assistant automation general manager, and the head maintenance manager that were employed by Symbotic and assigned to such Site (“Permitted Manager

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Solicitation”). In the event Walmart hires any employee as a result of a Permitted Manager Solicitation, Walmart shall reimburse Symbotic, not later than thirty (30) days thereafter, for any relocation and placement costs incurred by Symbotic in connection with engaging such individual at such Site. The Hiring Party agrees that the provisions of this Section 1.26 (Non-Solicitation) are necessary and reasonable to protect the Non-Hiring Party and its Affiliates in the conduct of their business, their respective customer relationships, and their respective goodwill. In any action to enforce this Section 1.26 (Non-Solicitation), the prevailing Party shall be entitled to recover its reasonable and necessary out-of-pocket costs and expenses, including reasonable attorney’s fees, reasonable expert fees, and court costs, incurred in connection with such enforcement. Any breach of this Section 1.26 (Non-Solicitation) resulting in the Restricted Employee at issue actually leaving the employment of the Non-Hiring Party and becoming employed by the Hiring Party shall entitle the Non-Hiring Party to liquidated damages of an amount equal to two (2) times the annual salary and bonuses (as of immediately prior to the breach of this Section 1.26 (Non-Solicitation)) of any Restricted Employee solicited or induced by the Hiring Party or any of its Affiliates in breach hereof.

1.27 Storage of Equipment. Symbotic shall use the same care to protect any of the Equipment at any time in its possession or under its control while performing the Work as it does with its own property (but in no event less than reasonable care) and shall be responsible for any damage to such property resulting from its failure to use such care, subject to Walmart’s obligations to secure and protect the Sites as part of its normal business operations.

1.28 Procurement Assistance; Other Cooperation.

(a) Walmart shall provide Symbotic commercially reasonable assistance with Symbotic’s procurement needs in connection with each Project, including, assistance from Walmart Personnel in Walmart’s procurement department. In addition, the Parties shall discuss in good faith ways in which they can cooperate with respect to long-term procurement across multiple existing and planned Projects, including the procurement of specific components and developing consistent processes to streamline procurement and economies of scale. Such cooperation shall include joint workshops between Symbotic and Walmart procurement experts; provided that all decisions with respect to Symbotic’s procurement needs with respect to any Project shall be made by Symbotic in its sole discretion.

(b) The Parties shall cooperate in good faith, including sharing information and participating in joint workshops, with respect to balancing a Cost of Material and Labor for Projects that is cost-effective with the achievement of the Project implementation timelines specified in Exhibit K (Project Schedule) and the Expected Timeline specified in Exhibit N (Expected Timeline), including, without limitation, the implementation of cost savings measures, long-term procurement programs contemplated by clause (a) above, and approaches (including hedges, the cost of which would be included in the Cost of Material and Labor) to mitigate price volatility of steel and other commodities; provided that all decisions with respect to Symbotic’s procurement needs with respect to any Project shall be made by Symbotic in its sole discretion.

1.29 CPS Failures. If a CPS Failure occurs, the Parties shall follow the processes set forth in Exhibit V (Continuous Performance Standards).

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1.30 Symbotic’s Board of Directors.

(a) For so long as, in a given year, Walmart continues to own, at the time of such recommendation, greater than five percent (5%) of the fully diluted equity interests of Symbotic Inc., Walmart shall have the right to confidentially recommend to the Nomination and Corporate Governance Committee of the Board of Directors of Symbotic Inc. (such committee, the “Nomination and Corporate Governance Committee” and such board, the “Board of Directors”) or the Chairman of the Board of Directors (“Chairman of the Board of Directors”) an individual for nomination to the Board of Directors; provided that Walmart may only recommend one (1) individual at any given time. The individual designated by Walmart shall be an Independent third Person who (a) has never been employed as a full-time associate by Walmart or an Affiliate thereof, (b) has not received material compensation during the five (5) years prior to any such recommendation as a service provider of Walmart or any of its Affiliates, (c) shall have preexisting knowledge of and familiarity with the Purpose of this Agreement or possesses expertise in manufacturing, automation implementation, supply chain operations and/or any other subject matter that is of value to Symbotic’s business operations (as determined by Walmart) and (d) whose nomination to the Board of Directors would be consistent with Section 8 of the Clayton Act and other applicable Law. For the avoidance of doubt, the Board of Directors, the Nomination and Corporate Governance Committee and the Chairman of the Board of Directors may consider such nominee in their sole discretion, and may reject or refuse to nominate, recommend for election, or otherwise fail to consider such nominee for any reason; provided that Walmart shall, for the avoidance of doubt, continue to be entitled to confidentially recommend individuals in accordance with this Section 1.30(a) for nomination to the Board of Directors so long as Walmart continues to own at the time of such recommendation, greater than five percent (5%) of the fully diluted equity interests of Symbotic Inc.

(b) In addition to Walmart’s right to recommend an Independent individual for nomination to the Board of Directors pursuant to Section 1.30(a), during the Term of this Agreement, Walmart shall be entitled to one (1) non-voting observer seat on the Board of Directors (the “Board Observer”) on the same terms and conditions as Walmart’s board observer right pursuant to Section 5.3 of that certain Investment and Subscription Agreement, dated December 12, 2021 by and between Warehouse Technologies LLC, a New Hampshire limited liability company, and Walmart (the “Investment and Subscription Agreement”) until the later of (a) the expiration of Walmart’s board observer right pursuant to Section 5.3 of the Investment and Subscription Agreement and (b) the date that Walmart no longer has the right to recommend an Independent individual for election to the Board of Directors pursuant to Section 1.30(a) (the later of (a) and (b), the “Observer Fallaway Time”); provided however, that Walmart agrees and shall procure, that such Board Observer enters into a mutually acceptable customary confidentiality agreement with Symbotic Inc. with respect to all board materials and other information so provided. Symbotic Inc. shall not be obligated to provide such Board Observer with access to any board materials or other information or permit the attendance of any meeting of the Board of Directors or any committee of the Board of Directors if providing or permitting the same would (i) be inconsistent with the directors’ fiduciary duties to Symbotic Inc., (ii) involve either attorney-client privileged information or matters constituting a conflict of interest with respect to Symbotic Inc. and/or one or more of its Affiliates, on the one hand, and Walmart and/or one or more of its Affiliates, on the other hand or (iii) involve any information that Symbotic Inc. determines, in its reasonable discretion, is competitively or commercially sensitive or could be used to Symbotic

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Inc.’s commercial or strategic disadvantage. For the avoidance of doubt, Walmart shall not be entitled to more than one (1) simultaneous non-voting observer seat on the Board of Directors under this Agreement and the Investment and Subscription Agreement. Any individual appointed by Walmart pursuant to this Agreement shall remain as an observer on the Board of Directors until the Observer Fallaway Time, unless the individual is removed (i) at the discretion of Walmart or (ii) by Symbotic for good cause shown. Upon the removal of the individual serving as the Board Observer, Walmart shall be permitted to designate a new individual to take the place as the Board Observer.

1.31 Maintenance Services. The Parties shall enter into Maintenance Services SOWs, in accordance with the terms set forth in Exhibit U (Form of Maintenance Services SOW) and Exhibit J (Pricing).

ARTICLE II

COMPETITIVE TECHNOLOGIES

2.1 Alpha System to Remain Competitive. Throughout the Build Out Phase, Symbotic will use commercially reasonable efforts to cause the Alpha System to evolve and to be modified, enhanced, and supplemented as reasonably necessary for the Alpha System to keep pace with overall improvements and technological advances in the provision of Comparable Systems in any location throughout the world (provided that if such technology is located outside the United States, it could legally be imported into and used in the United States).

ARTICLE III

EXCUSE OF PERFORMANCE

3.1 Excuse of Symbotic Performance. Symbotic’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused as a result of: (a) Walmart’s failure to perform any Walmart Responsibilities, including the Walmart Site Responsibilities by the Installation Commencement Date; (b) Walmart’s, a Walmart Affiliate’s or a Third-Party vendor of Walmart’s or a Walmart Affiliate’s failure to provide necessary information, assistance, required consents or resources; or (c) actions taken or made by Walmart, a Walmart Affiliate or a Third-Party vendor of Walmart or a Walmart Affiliate against the reasonable written recommendation of Symbotic, where such recommendation informed Walmart of the potential delay such failure or actions might cause as then estimated in good faith by Symbotic, and where such actions are not within the responsibility of Symbotic under this Agreement (the foregoing, collectively, “Excused Delay”). Walmart shall reimburse Symbotic to the extent it incurs any reasonable incremental costs as a result of such Excused Delay, provided that such costs have been agreed to in a Change Order. Any Symbotic delay, failure or breach in performance of its responsibilities under this Agreement resulting from a failure of Walmart to approve any such Change Order in a commercially reasonable time shall be deemed an Excused Delay. For the avoidance of doubt, Symbotic shall not be obligated to incur any incremental costs to respond to an Excused Delay if Walmart has not authorized such costs.

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3.2 Excuse of Walmart Performance. Walmart’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused as a result of: (a) Symbotic’s failure to perform any of its obligations under this Agreement; (b) Symbotic’s or a Third-Party vendor of Symbotic’s failure to provide necessary information, assistance, required consents or resources; or (c) actions taken or made by Symbotic or a Third-Party vendor of Symbotic against the reasonable written recommendation of Walmart, where such recommendation informed Symbotic of the potential delay or failure such actions might cause, and where such acts are not within the responsibility of Walmart under this Agreement.

ARTICLE IV

LICENSING AND TECHNOLOGY ESCROW

4.1 Licenses.

(a) Software License. Subject to the terms and conditions set forth in this Section 4.1(a) (Software License) and in this Agreement, Symbotic hereby grants Walmart a perpetual, non-exclusive, non-assignable and non-transferable, right and license to (i) use the Alpha System Software and the Legacy Alpha System Software for Walmart’s internal business purposes solely as necessary for Walmart to operate or to have operated on its behalf the Alpha System as already installed at a Project Site by Symbotic and (ii) use, copy, and reproduce the Software Documentation solely as necessary to support Walmart’s use of the Alpha System Software and the Legacy Alpha System Software in accordance with the rights set forth in Section 4.1(a)(i) and the Alpha System as already installed at a Project Site by Symbotic (collectively, the “Software License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Walmart solely in the event Walmart fails to comply with its payment obligation set forth in Section 4.1(e) (Software License Fee), subject to the cure periods set forth in Section 15.6 (Termination by Symbotic for Walmart Material Breach) and not for any other Walmart Material Breach.

(b) Symbotic Property License. To the extent not covered by the Software License set forth in Section 4.1(a) (Software License), Symbotic hereby grants Walmart a perpetual, non-exclusive, non-assignable and non-transferable license under all Symbotic Property and all Intellectual Property rights therein to (i) use the Symbotic Property for Walmart’s internal business purposes solely as necessary for Walmart to operate or to have operated on its behalf the Alpha System as already installed at a Project Site by Symbotic and (ii) use, copy, and reproduce the Symbotic Property solely as necessary to support Walmart’s use of the Alpha System as already installed at a Project Site by Symbotic, including the right, only after a Symbotic Insolvency Event, to have components made to use with the Alpha Systems installed by Symbotic or its Subcontractors at a Project Site (the foregoing, the “Symbotic Property License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Walmart solely in the event Walmart fails to pay any undisputed Charges due for such Alpha System, subject to the cure periods set forth in Section 15.6 (Termination by Symbotic for Walmart Material Breach) and not for any other Walmart Material Breach.

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(c) Successors. In the event that Symbotic sells, transfers, assigns or in any other manner conveys its Intellectual Property in or to the Alpha System Software, Legacy Alpha System Software or the Symbotic Property, in whole or in part, to a Third Party, Symbotic shall on behalf of itself and its Affiliates ensure that (i) the Software License and Symbotic Property License, as applicable, shall be binding upon any purchaser, acquirer, assignee, or any other successor-in-interest of any such Intellectual Property in or to the Alpha System Software, Legacy Alpha System Software or Symbotic Property and (ii) ownership of, or any exclusive licenses of copyright interests in, any such Intellectual Property shall not be transferred, assigned or otherwise conveyed or granted (as applicable) to any other Person, in whole or in part, unless such Person agrees in writing to be bound by the obligations of this Article IV (Licensing and Technology Escrow). Any action in breach of the foregoing obligation shall be null and void ab initio.

(d) Sale of an Alpha System. In the event that Walmart plans to sell or otherwise transfer an Alpha System to a Third Party in connection with the sale or transfer of a Site, Walmart shall provide Symbotic with reasonable advance written notice thereof and Symbotic shall negotiate with such Third Party in good faith Symbotic’s then-current standard agreement for the purchase of a transferred automated pickup and delivery order system.

(e) Software License Fee. Walmart shall pay the applicable Software License Fee for each Alpha System on an annual basis pursuant to the fee schedule set forth in Exhibit J (Pricing) as set forth in the Project SOW.

(f) Software Maintenance Term. The Parties shall enter into Exhibit G (Software Support and Maintenance Agreement) in accordance with Section 1.21 (Alpha System Software Support and Maintenance Agreement) hereof pursuant to which Symbotic shall be obligated to maintain such maintenance and support until the fifteenth (15th) anniversary of the Acceptance of the final Project under this Agreement subject to the rights of Symbotic to terminate Exhibit G (Software Support and Maintenance Agreement) in accordance with its terms. Thereafter, Walmart shall have the option to (A) extend the term of Exhibit G (Software Support and Maintenance Agreement) on a year-to-year basis at the then-current Software Maintenance Fee in accordance with the terms of Exhibit G (Software Support and Maintenance Agreement), or (B) provided Symbotic is willing to offer the option, enter into a new year-to-year support and maintenance schedule with Symbotic for support and maintenance on an as-needed basis at Symbotic’s then-current time and materials rate.

(g) License. The Alpha System Software, Legacy Alpha System Software and the Software Documentation are licensed to Walmart, not sold, to Walmart, and nothing in this Agreement shall permit or provide for, or shall be interpreted or construed as, a sale or purchase of the Alpha System Software, Legacy Alpha System Software or the Software Documentation.

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(h) Limitations and Restrictions.

(i) The Software License and Symbotic Property License are specific to each Project and, except as set forth in Section 4.5 of Exhibit G (Software Support and Maintenance Agreement), no copy of the Alpha System Software, Legacy Alpha System Software or Symbotic Property installed on Equipment at a specific Project Site shall be used or copied at any other Site. Notwithstanding anything to the contrary in this Agreement (other than, for the avoidance of doubt, any terms set forth in Exhibit G (Software Support and Maintenance Agreement)), no license granted hereunder shall be valid outside the United States, and Walmart shall not exercise or allow any Walmart Affiliate or Third Party to exercise any license granted hereunder outside of the United States.

(ii) Walmart shall not, and shall not permit any Third Party to, use or access the Alpha System Software, Legacy Alpha System Software, Symbotic Property or the Software Documentation in whole or in part for any purpose, except as expressly provided under this Agreement or as reasonably necessary for a Walmart Authorized Third Party to operate the Alpha Systems on behalf of Walmart subject to the same restrictions, limitations and other terms applicable to Walmart under this Agreement. Except to the extent permitted under Section 4.4 (Escrow Deposit), notwithstanding anything else to the contrary in this Agreement, Walmart shall not, and shall not permit any Third Party to, engage in: (A) any modification, enhancement, combination with other programs, or otherwise changing the Alpha System Software, Legacy Alpha System Software, Symbotic Property and the Software Documentation, in whole or in part; (B) any distribution, in whole or in part, of the Alpha System Software, Legacy Alpha System Software, Symbotic Property and the Software Documentation; (C) the development or manufacturing of any software, equipment, or product using any Alpha System Software, Legacy Alpha System Software, Symbotic Property or the Software Documentation or any component of the Alpha System Software, Legacy Alpha System Software, Symbotic Property or the Software Documentation; (D) reverse engineering, decompiling, decoding, creation of Derivative Works of, or disassembling the Alpha System Software, Legacy Alpha System Software, or Symbotic Property; (E) attempting to derive, obtain, reconstruct or, except as expressly set forth in and subject to the limitations set forth in Section 4.2 and Section 4.4, gaining access to, using, storing or copying the Source Code; (F) except as set forth above and as permitted under Section 4.5 of Exhibit G (Software Support and Maintenance Agreement), the copying, in whole or in part, of the Alpha System Software, Legacy Alpha System Software, Symbotic Property and the Software Documentation or any component thereof other than a reasonable number of copies of the Object Code of the Alpha System Software, Legacy Alpha System Software, Symbotic Property and the Software Documentation for back-up purposes consistent with Walmart’s standard operating procedures, provided that all original proprietary marks and legends are reproduced in the copy; (G) the removal or obscuring of any proprietary notices, legends, labels, or logos; (H) encumbering the Alpha System Software, Legacy Alpha System Software, Symbotic Property or the Software Documentation, in whole or in part, or permitting any Alpha System Software, Legacy Alpha System Software, Symbotic Property or Software Documentation to become subject to any Lien or security interest; and (I) allowing or assisting any person in taking any of the foregoing actions. To the extent any deployment changes or other modification to the Alpha System Software, Legacy Alpha System Software, or Symbotic Property made by

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Walmart or Walmart Authorized Third Parties without the express permission of Symbotic results in any defect in the Alpha System Software, Legacy Alpha System Software, or Symbotic Property that otherwise would be covered by any warranty extended by Symbotic, then (1) without limiting any rights of Symbotic with respect to such unauthorized actions, such warranty shall not apply to such resulting defect; and (2) to the extent any such deployment changes or other modification results in any claim against Symbotic, then without limiting any rights of Symbotic with respect to such unauthorized actions, such claim shall not be subject to indemnification by Symbotic.

(iii) Walmart may not (A) sublicense, sell, rent, lease, lend, provide service bureau or timeshare services, transfer, transmit, commercialize, for sale or use by Third Parties, or otherwise distribute the Alpha System Software, Legacy Alpha System Software, Symbotic Property or the Software Documentation or any component thereof available to Third Parties; or (B) develop or manufacture or allow any Person to develop or manufacture, products or services similar or competing with the Alpha System using the Alpha System Software, Legacy Alpha System Software, Symbotic Property or the Software Documentation (for the avoidance of doubt, Walmart may develop competing systems without using any portion of the Alpha System Software, Legacy Alpha System Software, or Symbotic Property). Notwithstanding the foregoing, Walmart may sublicense the Alpha System Software, Legacy Alpha System Software, Symbotic Property and Software Documentation to any Walmart Authorized Third Party solely in connection with the operation of the Alpha Systems for the benefit of Walmart subject to the same restrictions, limitations and other terms applicable to Walmart under this Agreement.

(i) Walmart Authorized Third Parties. Walmart shall be solely responsible and liable for the employment supervision, welfare, and compensation of any Walmart Authorized Third Parties, and shall be responsible and liable for the acts and omissions of such Walmart Authorized Third Parties. The use of a Walmart Authorized Third Party shall not relieve Walmart of any of its duties, responsibilities, obligations or liabilities hereunder.

(j) Delivery. Symbotic shall install the Alpha System Software and Symbotic Property as set forth in the Project SOW. At no charge to Walmart, Symbotic will provide to Walmart a reasonable number of copies of the Software Documentation for each copy of the Alpha System Software, Legacy Alpha System Software and Symbotic Property provided by Symbotic.

4.2 Walmart Embedded Teams.

(a) Release Preparedness Team. Symbotic will allow, at Walmart’s option, up to [***] Walmart engineers who are employees of Walmart to integrate with the Symbotic engineering team in order to obtain from Symbotic sufficient training, instruction, education and assistance with respect to the development, use and operation of the Alpha System Software to enable such Walmart engineers to support and maintain the Alpha System Software on behalf of Walmart in the event of a Release Event (“Release Preparedness Training” and such

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team, the “Walmart Release Preparedness Team”). Release Preparedness Training shall include read-only exposure to the Source Code as reasonably necessary to allow support and maintenance of the Alpha System Software in the event of a Release Event. Walmart acknowledges that certain highly sensitive trade secret portions of the Source Code will not be accessible to the Walmart Release Preparedness Team if Symbotic reasonably determines it is not necessary for Release Preparedness Training. The foregoing shall be included in the Software License Fee set forth on Exhibit J (Pricing).

(b) Walmart Development Team. Symbotic will allow, at Walmart’s option, up to [***], or such larger number as the Parties mutually agree, of Walmart engineers (who are employees of Walmart), to integrate with the Symbotic engineering team in order to work with Symbotic engineers on development activities as further set forth in this Section 4.2(b) and Section 4.3 (the “Walmart Development Team” and with the Walmart Release Preparedness Team, the “Walmart Embedded Teams”). Upon mutual agreement between the Parties, members of the Walmart Development Team may provide staff augmentation services to Symbotic pursuant to which members of the Walmart Development Team may engage in efforts, to be controlled and directed exclusively by Symbotic, to develop additional features and enhancements, as mutually agreed upon by the Parties, to the Alpha System and Alpha System Software (such additional features and enhancements, “Alpha System Enhancements”). For the avoidance of doubt, all such Alpha System Enhancements shall constitute Symbotic Property subject to the terms of this Agreement in accordance herewith.

(c) Walmart Embedded Team Requirements.

(i) Each member of the Walmart Embedded Teams must execute any agreements, instruments, waivers and other documentation with respect to confidentiality, use restrictions, protection and assignment of Intellectual Property as Symbotic may reasonably require, and must comply with all applicable workplace policies of Symbotic, including any policies instituted for workplace health and safety or information security and intellectual property protection.

(ii) Except as otherwise expressly agreed between the Parties, Walmart Embedded Team members shall not be permitted to copy, disclose or disseminate the Source Code to other Walmart Personnel, except other members of the Walmart Embedded Team who satisfy the conditions described under, and in accordance with the purposes set forth in, this Section 4.2.

(iii) While employed by Walmart, no individual who is a member of the Walmart Embedded Team may participate in, advise on or contribute to the development of any Software or Software enhancements of a Symbotic Competitor while such individual is a member of the Walmart Embedded Team.

(iv) Walmart will have the sole responsibility of hiring and discharging the members of the Walmart Embedded Teams and will determine all aspects of such members’ compensation.

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(v) Walmart shall manage and retain documentation of any Software developed by members of the Walmart Embedded Teams or to which such members made any contribution.

(d) If Symbotic reasonably determines that any Walmart engineer from the Walmart Release Preparedness Team and/or the Walmart Development Team, as applicable, is materially and adversely affecting Symbotic’s Software development efforts, including by violating in any respect any Laws or breaching any of the obligations set forth in Section 4.2(c) or any Symbotic policies that such Walmart engineer has been made aware of, the Parties shall cooperate to remediate the issue, including by reassigning or removing the Walmart engineers from the Walmart Release Preparedness Team and/or the Walmart Development Team; provided that if the issue is not remediated to each Party’s reasonable satisfaction, the Parties agree such engineer shall be restricted from working on the Walmart Release Preparedness Team and/or the Walmart Development Team, as applicable, until the issue is resolved, which the Parties agree to use commercially reasonable efforts to do within twenty (20) Business Days.

4.3 Development Work.

(a) Walmart Developments. The Parties acknowledge that if and to the extent Walmart independently (i.e., (i) without the direct or indirect involvement of any Symbotic Personnel in a manner that would result in the Parties creating a “joint work” under intellectual property Laws and (ii) without the use of or reference to Symbotic Confidential Information, including the non-public inventions, methods, processes, know-how, and data collections of Symbotic) develops Software that utilizes APIs provided by Symbotic to connect with Alpha System Software, then subject to the terms of this Agreement (including as set forth in Section 7.2) and any other Intellectual Property rights of Symbotic (it being understood that no such Software shall be considered a “Derivative Work” of the Alpha System Software for the purposes of this Agreement solely as a result of such utilization of Symbotic APIs), then as between the Parties, Walmart shall own all right, title and interest in and to such independently developed Software. Notwithstanding the foregoing, Walmart may not utilize or permit any [***] to develop Software on behalf of Walmart or any other Person utilizing any portion of the APIs provided by Symbotic to connect with Alpha System Software provided by Symbotic, and Walmart may not seek to duplicate the functionality of any portion of the Alpha System Software, in whole or in part, using any Walmart Personnel who has reviewed or been granted access to the Source Code. For the avoidance of doubt, nothing in this Section 4.3 grants any right to access, use or otherwise exploit any Source Code.

(b) Other Joint Developments. The Parties agree that if Walmart and Symbotic desire to create, develop or deliver Work Product or other Deliverables that are subject to joint ownership or any other terms other than those set forth in Section 7.2, the Parties shall do so pursuant to a separate written agreement, as contemplated in Section 7.4, that explicitly defines the scope of Work Product, Deliverables and Intellectual Property subject to such differing terms.

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4.4 Escrow Deposit.

(a) Escrow Deposits; Contact Information. As of the Effective Date, the Parties have entered into an escrow agreement (“Source Code Escrow Agreement”) with a nationally recognized Source Code Escrow Agent (“Source Code Escrow Agent”) pursuant to which Symbotic will deposit with such Source Code Escrow Agent as promptly as practicable after Symbotic receives the Source Code in connection with Closing (as defined in the Acquisition Agreement) a copy of the following materials:

(i) an exact, duplicate version of the source code for the Alpha System Software and the Legacy Alpha System Software (the “Source Code”) and all Software Documentation, which shall be updated at the same time as any update or modification of the operational version of the Source Code or Software Documentation used in the Alpha System Software or the Legacy Alpha System Software is released or otherwise implemented, including any Releases and Maintenance Modifications (as those terms are defined in Exhibit G) (Software Support and Maintenance Agreement) such that such Source Code and Source Code documentation throughout the Term mirrors the operational Source Code on Alpha Systems installed at Project Sites (the “Source Code Deposit”);

(ii) to the extent not included in the Source Code Deposit, any Third-Party source code and documentation used in the Alpha System to the extent Symbotic has rights to provide Walmart with such source code and documentation;

(iii) a licensed copy of all Software tools such as debuggers, assemblers and compilers needed to convert the Source Code included in the Source Code Deposit into executable form as necessary to operate the Alpha System; a detailed description of all procedures necessary to transfer executable code to operational systems; and any applicable configuration documentation to set up the environment to generate the target for the executable Source Code;

(iv) to the extent not otherwise included in the Software Documentation, such documentation that provides, for all Source Code included in the Deposit Materials, the following categories of information (as applicable): (1) general descriptions and operations; (2) architecture and basic program functions; (3) data flow information; (4) detailed memory map and listing; (5) input/output port maps; and (6) such other detail that would allow a programmer of ordinary skill in the applicable programming language(s) to use and modify the Source Code;

(v) all other Technical Information related to the Alpha Systems as would reasonably be required to enable Walmart or a competent Third Party on Walmart’s behalf to use, operate, modify and enhance the Alpha Systems; and

(vi) a list of all Third-Party Software and technology used in connection with the Alpha Systems, including reasonable detail regarding its use in the Alpha System and contact information for any provider of such Software or technology ((i) through (vi) collectively, the “Deposit Materials”).

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(b) Delivery of Deposit Materials. Prior to the delivery of any Deposit Materials to the Source Code Escrow Agent, including any supplements or replacements thereof, Symbotic shall conspicuously label for identification each document, disk and other tangible media upon which the Deposit Materials are written or stored, and to the extent electronic file transmissions are permitted as Deposit Materials, properly name and identify each such file. After the initial escrow deposit pursuant to Section 4.4(a) (Escrow Deposits; Contact Information), Symbotic shall update the Deposit Materials within ten (10) Business Days after each Release, and in any event no less frequently than every three (3) months. Symbotic shall provide Walmart with contemporaneous written notice of each such update.

(c) Inspection and Verification. Walmart shall have the right to retain the Source Code Escrow Agent or a Third Party, at the sole cost and expense of Walmart, to inspect the Deposit Materials and verify the Deposit Materials meet the requirements of Section 4.4 (Escrow Deposit); provided that any such Third-Party reviewer shall be required to enter into a confidentiality agreement, if requested by Symbotic, to protect the confidentiality and proprietary nature of the contents of the Deposit Materials. Each Party shall have the right to have representatives present for any inspection conducted pursuant to this Section 4.4(c) (Inspection and Verification), and Symbotic shall promptly remedy any failure of compliance determined by any such inspection.

(d) Escrow Duration. The Source Code Escrow Agreement shall remain in effect until the earlier of (i) a Release Event has occurred for which a Release Expiration is not applicable, (ii) the obligation of Symbotic to provide support services to Walmart has been terminated as a result of Walmart’s non-payment of undisputed Charges or (iii) Walmart has terminated or elected not to receive support services from Symbotic.

(e) Release Event. On the occurrence of any Release Event, subject to the terms of Section 4.4(h) (Return of Deposit Materials) of this Agreement, and provided that Walmart has paid all Charges that are not disputed in accordance with Section 6.3 (Payment Disputes), Walmart shall be entitled to exercise its rights under the Source Code Escrow Agreement pursuant to the terms of the Source Code Escrow Agreement. For the purposes of this Agreement and the Source Code Escrow Agreement, a “Release Event” shall be deemed to have occurred when:

(i) Symbotic undergoes an Insolvency Event other than an Insolvency Event constituting the commencement of a bankruptcy proceeding under the “Bankruptcy Code”;

(ii) Symbotic undergoes an Insolvency Event constituting the commencement of a bankruptcy proceeding under the Bankruptcy Code and;

(1) the proceeding is filed under Chapter 7 of the Bankruptcy Code; or

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(2) the proceeding is filed under Chapter 11 of the Bankruptcy Code. In such event, Walmart shall not permit any Walmart Personnel to access the Deposit Material or redirect the Walmart Embedded Team unless and until the earlier of (A) Symbotic is unable or has refused to provide support services and (B) one hundred and eighty (180) days have elapsed since Symbotic filed its bankruptcy petition and Symbotic has not assumed the Software Support and Maintenance Agreement (as specified in Exhibit G (Software Support and Maintenance Agreement)); or

(3) the proceeding is filed under Chapter 11 of the Bankruptcy Code and (A) this Agreement or the Software Support and Maintenance Agreement is rejected pursuant to Section 365(n) of the Bankruptcy Code or is rejected or repudiated by a foreign representative in a foreign bankruptcy proceeding that is subject to Chapter 15 of the Bankruptcy Code, and (B) Walmart elects to retain its rights under this Agreement pursuant to Section 365(n)(1)(B) of the Bankruptcy Code;

(iii) Symbotic has terminated its on-going business operations as it relates to the Alpha Systems;

(iv) Symbotic has materially breached its obligation to support and maintain the Alpha System Software or the Legacy Alpha System Software as specified in Exhibit G (Software Support and Maintenance Agreement) (regardless of the reason for such breach) and failed to cure such breach within thirty (30) days following receipt of notice thereof from Walmart. For the avoidance of doubt, Symbotic’s inability to cure a failure of the Alpha System Software or Legacy Alpha System Software despite its commercially reasonable efforts to do so shall not result in a Release Event, provided that Symbotic has provided Walmart a reasonable opportunity to assist Symbotic in curing such failure or to engage a mutually agreeable Third Party to assist Symbotic in curing such failure and such failure nonetheless remains uncured. Walmart shall require any Third Party engaged in connection with the foregoing to execute a written non-disclosure agreement with Symbotic with confidentiality obligations consistent with those contained herein;

(v) upon expiration or termination of the Support and Maintenance Agreement set forth in Exhibit G (Software Support and Maintenance Agreement), if Symbotic is unable or has refused to renew the Support and Maintenance Agreement set forth in Exhibit G (Software Support and Maintenance Agreement) or is unable or has refused to enter into a year-to-year support and maintenance agreement with Walmart pursuant to Section 4.1(f) (Software Maintenance Term), in each case, following Walmart’s written request;

(vi) this Agreement has been terminated by Walmart for any reason, other than material breach pursuant to Section 15.3 (Termination by Walmart for Symbotic Material Breach), and Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit G (Software Support and Maintenance Agreement) for the time periods set forth in Section 4.1(f) (Software Maintenance Term);

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(vii) this Agreement has been terminated by Walmart due to a Symbotic Change of Control in which the Acquiring Person is, controls or is controlled by Exclusivity Entity pursuant to Section 15.4(f), regardless of whether or not Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit G (Software Support and Maintenance Agreement) for the time periods set forth in Section 4.1(f) (Software Maintenance Term); or

(viii) this Agreement has been terminated by Symbotic for any reason except Walmart’s failure to comply with its payment obligation set forth in Section 4.1(e) (Software License Fee), subject to the cure periods set forth in Section 15.6 (Termination by Symbotic for Walmart Material Breach), and Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit G (Software Support and Maintenance Agreement) for the time periods set forth in Section 4.1(f) (Software Maintenance Term).

The procedure for releasing the Deposit Materials to Walmart upon the occurrence of a Release Event shall be specified in the Source Code Escrow Agreement. For purposes of subsections (ii) through (vi), above, references to Symbotic shall include any successor of Symbotic, and any Third Party performing on Symbotic’s or a successor of Symbotic’s behalf.

(f) Source Code License. Subject to Section 4.1(h) (Limitations and Restrictions), commencing upon the occurrence of a Release Event, and continuing until the occurrence of a Release Expiration, if any, Walmart shall have a limited, nonexclusive, right and license to use the Deposit Materials in any manner, including to use, copy, display, modify, and create Derivative Works of the Deposit Materials (but not to disclose the Deposit Materials to any Third Party, other than Walmart Authorized Third Parties), solely, in each case, as is necessary to: (i) operate the Alpha Systems as already installed at a Project Site by Symbotic (which, for the avoidance of doubt, shall be perpetual for Alpha Systems after Acceptance thereof) consistent with the provisions of this Agreement; (ii) to support and maintain Walmart’s use of the Alpha System Software and the Legacy Alpha System Software as already installed at a Project Site by Symbotic; (iii) at Walmart’s sole expense, to complete the manufacture and installation of Alpha Systems for which a Project SOW has been issued and accepted but that had not yet achieved Acceptance upon the occurrence of a Release Event, subject, in each case, to the terms and conditions of this Agreement (the “Source Code License”). For clarity, in each case: (a) the Source Code License shall be subject to Walmart’s payment of the applicable undisputed Charges, including the Software License Fee, due for all Alpha Systems and any applicable Software Maintenance Fees and (b) none of the foregoing shall limit Walmart’s obligation to pay the Capital Markup Payments in accordance with Exhibit J (Pricing) for any such Alpha System contemplated by clause (iii) to this Section 4.4(f). For the avoidance of doubt, Walmart may exercise its rights under the Source Code License through Walmart Authorized Third Parties.

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(g) Rights in the Deposit Materials. Walmart acknowledges and agrees that it will not exercise any of the rights set forth in Section 4.4(f) (Source Code License) until there has been a Release Event and the Deposit Materials have been released to Walmart by the Source Code Escrow Agent in accordance with the release procedures set forth in the Source Code Escrow Agreement. For purposes of clarification, notwithstanding the foregoing or any other provision of this Agreement, Walmart shall have no ownership interest in the Deposit Materials or in any Derivative Works thereof created by or on behalf of Walmart as permitted under this Section 4.4 (Escrow Deposit). Walmart shall make no other use of the Deposit Materials except as expressly permitted under Section 4.4(f) (Source Code License). As between the Parties, Symbotic shall retain all ownership rights, title and interest in and to the Deposit Materials as escrowed, and all Derivative Works thereof, including all Intellectual Property rights therein and thereto. Walmart shall treat the Deposit Materials and all Derivative Works and copies of the foregoing as Symbotic’s Confidential Information.

(h) Return of Deposit Materials. In the event that: (i) a Release Event has occurred pursuant to Section 4.4(e)(i) or Section 4.4(e)(ii)(2) but, subsequent to such Release Event, Symbotic is no longer subject to the applicable Insolvency Event, (ii) a Release Event has occurred pursuant to Section 4.4(e)(ii)(2) and Symbotic has assumed this Agreement and the Software Support and Maintenance Agreement pursuant to Section 365 of the Bankruptcy Code, or (iii) a Release Event has otherwise occurred pursuant to Section 4.4(e)(iv) but Symbotic cures such breach (collectively, a “Release Expiration”), then, if such Release Expiration occurs within ninety (90) days after the occurrence of such Release Event, Walmart shall return all copies of the Deposit Materials to the Source Code Escrow Agent for redeposit consistent with Section 4.4(a) (Escrow Deposits; Contact Information). If such Release Expiration occurs later than ninety (90) days after the occurrence of such Release Event, Walmart shall have the option, but not the obligation, to return all copies of the Deposit Materials to the Source Code Escrow Agent for redeposit consistent with Section 4.4(a) (Escrow Deposits; Contact Information). In the event Walmart elects to or has the obligation to return the Deposit Materials pursuant to the foregoing, (a) Symbotic shall provide support for the Source Code included in such Deposit Materials subject to the terms of this Agreement and Exhibit G (Software Support and Maintenance Agreement) as if such Source Code were the Alpha System Software and the Legacy Alpha System Software hereunder, (b) Walmart shall destroy all copies of such Deposit Materials that are not redeposited with the Source Code Escrow Agent and, if requested by Symbotic, certify such destruction in writing by an authorized representative of Walmart, and (c) the rights of Walmart on account of the existence of a Release Event shall cease.

4.5 Bankruptcy. The Parties agree that (i) this Agreement and the Software Support and Maintenance Agreement constitute separate executory contracts subject to the provisions of Section 365 of the Bankruptcy Code, (ii) the Source Code Escrow Agreement constitutes the sole supplementary agreement within the meaning of Section 365(n) of the Bankruptcy Code, and (iii) any and all licenses granted to Walmart under this Agreement, are “intellectual property” for purposes of Section 365(n) of the Bankruptcy Code. Notwithstanding the commencement of any proceeding by or against Symbotic under the Bankruptcy Code, (a) all rights in Intellectual Property granted to Walmart under this Agreement shall be deemed fully retained by and vested in Walmart as protected intellectual property rights under Section 365(n), and (b) Walmart shall have all of the rights afforded to non-debtor licensees under Section 365(n). The Parties further agree that, in the event of a rejection of this Agreement by Symbotic in any bankruptcy proceeding by or against Symbotic under the Bankruptcy Code or rejection or repudiation by a foreign representative in a foreign bankruptcy proceeding that is subject to Chapter 15 of the Bankruptcy Code, if Walmart elects to retain its rights under this Agreement pursuant to Section 365(n)(1)(B), then: (x) Walmart shall be entitled, pursuant to Section 4.4(f)

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(Source Code License) of this Agreement, to a release of the Deposit Materials in accordance with the Source Code Escrow Agreement, as such rights existed on the date Symbotic’s bankruptcy proceeding was commenced, (y) Symbotic shall not interfere with Walmart’s rights to such Intellectual Property and all embodiments thereof in accordance with Section 356(n)(3)(B), and (z) the royalty payments required to be paid by Walmart to Symbotic pursuant to Section 356(n)(2)(B) shall consist of the amounts due pursuant to Section 4.1(e) (Software License Fee) of this Agreement, viz., the Software License Fee as set forth in Exhibit J (Pricing), as applicable. Upon the initiation of a voluntary or involuntary bankruptcy proceeding regarding Symbotic under the laws of any jurisdiction, anywhere in the world, all required licenses of the Alpha System Software and the Legacy Alpha System Software, and any rights in Intellectual Property granted by Symbotic to Walmart pursuant to this Agreement shall survive the bankruptcy of Symbotic to the extent permitted under applicable Law. Without limiting the foregoing, Section 365(n) shall apply to any case commenced under Chapter 15 of the U.S. Bankruptcy Code and, if the foreign representative in such a case rejects this Agreement within the meaning of Section 365 of the Bankruptcy Code, Walmart shall be entitled to make the election and exercise the rights (and be bound by any consequent obligations) described in Section 365(n) of the Bankruptcy Code.

ARTICLE V

SUPERINTENDENCE AND EMPLOYEES

5.1 Symbotic Personnel. Symbotic shall ensure that the Work and Services under this Agreement shall be performed by qualified and trained Symbotic Personnel who will work cooperatively with Walmart and other persons and entities employed at a Project Site. At all times, Symbotic shall provide competent supervisory personnel at each Project Site. Symbotic shall be solely responsible for the employment supervision, welfare, and compensation of its employees, and shall be responsible for any Work performed by, and the acts or omissions of, its Personnel or its Subcontractors.

5.2 Walmart Personnel. Walmart shall be solely responsible for the employment supervision, welfare, and compensation of its employees, and shall be responsible for the acts and omissions of its Personnel and its subcontractors, including the Walmart Embedded Team.

5.3 Removal of Symbotic Personnel. If Walmart reasonably determines that any Symbotic Personnel is materially and adversely affecting a Project, including by violating in any respect any Laws or any Walmart policies that Symbotic has been made aware of pursuant to Section 1.18(a) (Compliance with Walmart Policies and Procedures), Symbotic will, at its own cost and expense, as soon as practicable remove such individual from the Project and replace the individual with another individual of suitable ability and qualification. Symbotic shall cooperate with Walmart to reassign or remove Symbotic Personnel that Walmart wishes to reassign or remove for other reasonable business reasons subject to limitations of applicable Laws.

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5.4 Key Employees. The Parties agree that [***] are “Key Employees” of Symbotic. The following measures are and will remain in place to encourage the retention of the Key Employees:

(a) As of the Effective Date, subject to applicable Law, all of the named Key Employees are bound by the terms of an agreement not to compete with Symbotic for a period of one (1) year after employment by Symbotic. After the Effective Date, all named Key Employees shall be bound by the terms of an agreement not to compete with Symbotic for a period of the shorter of (i) one (1) year; or (ii) a time period consistent with industry standard, in each case subject to the maximum period allowed by Law.

(b) As of the Effective Date, all the named Key Employees have received a substantial long-term retention incentive with vesting periods of at least three (3) years, subject to customary restrictions and accelerations.

5.5 Subcontractors.

(a) Subject to this Section 5.5 (Subcontractors) and except as otherwise set forth in a Project SOW, Symbotic may subcontract and delegate, in Symbotic’s reasonable judgment, any activities that may be necessary to perform and complete the Work or perform any other Services. The use of a Subcontractor shall not relieve Symbotic of any of its duties, responsibilities, obligations or liabilities hereunder and Symbotic shall be liable to Walmart under this Agreement for any breach of this Agreement caused by the acts or omissions of any Subcontractor.

(b) Symbotic shall provide thirty (30) days’ advance written notice to Walmart of: (i) any Subcontractor Symbotic plans to use at a Site that will be performing material Work (“OnSite Subcontractor”) and (ii) any Subcontractor to whom Symbotic proposes to subcontract or delegate a substantial portion of the development of the Alpha System Software or any support and maintenance for the Alpha System Software (collectively, “Material Subcontractors”). Such notice shall include the name and location of the Material Subcontractor and a general description of the task they will be performing. Walmart shall have ten (10) Business Days from its receipt of such notice to reject, in its reasonable discretion, any OnSite Subcontractor. In the event Symbotic has not received notice of such rejection within such ten (10) Business Day period, Walmart shall be deemed to have accepted such OnSite Subcontractor. Notwithstanding the foregoing, Symbotic acknowledges that all OnSite Subcontractors will need to undergo Walmart’s standard processes for working at a Site.

(c) Symbotic shall require each Material Subcontractor to enter into a written agreement (each, a “Subcontractor Agreement”) containing the following terms: (i) a requirement that the Material Subcontractor comply with all applicable Walmart policies and Procedures as set forth in Section 1.18(a) (Compliance with Walmart Policies and Procedures); (ii) confidentiality obligations consistent with, and no less protective of Walmart Confidential Information than, the provisions of Article XII (Confidentiality and Access to Walmart Systems); and (iii) intellectual property obligations consistent with, and no less protective of Walmart Intellectual Property than the provisions of Article VII (Intellectual Property Rights).

(d) No Material Employment Dispute. Subject to applicable Law, Symbotic shall utilize insofar as practicable and available, non-union labor at the work site. Subject to applicable Law, Symbotic shall use commercially reasonable efforts to (a) maintain good working relationships with its Personnel, and Subcontractors, agents or Representatives and (b) negotiate in good faith to resolve any stoppage or slowdown of the Work by its Personnel or Subcontractors.

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5.6 Relationship of Personnel. In no event will a Party, or any of its Personnel, be considered an employee, subcontractor or agent of the other Party. For the avoidance of doubt (a) neither Symbotic nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Walmart, or entitled to participate in Walmart’s profit sharing, pension or thrift plan, or any other benefits afforded to Walmart’s employees and all matters governing the employment of Symbotic Personnel shall be Symbotic’s full responsibility and (b) neither Walmart nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Symbotic, or entitled to participate in Symbotic’s profit sharing, pension or thrift plan, or any other benefits afforded to Symbotic’s employees and all matters governing the employment of Walmart Personnel shall be Walmart’s full responsibility. Each Party assumes full responsibility for the actions of its Personnel while performing such Party’s obligations under this Agreement. Each Party shall be responsible for the supervision, direction and control of its Personnel as well as the payment of compensation (including withholding of taxes and social security), contribution to workers’ compensation and unemployment compensation, overtime, disability benefits, and any other legally required benefits or compensation or discretionary benefits or compensation.

5.7 Specific Immigration Compliance. Symbotic shall comply with the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (the “Immigration Laws”), all to the extent related to the performance of its obligations under this Agreement.

(a) Symbotic warrants and represents that it has not been the subject of an enforcement action by U.S. Immigration and Customs Enforcement within the two (2) year period prior to the Effective Date.

(b) Not more frequently than once every six (6) months throughout the Term, upon Walmart’s reasonable request in its sole discretion, Symbotic shall, at Symbotic’s expense, audit the Form I-9s for compliance for each of its employees performing Services under one or more Project SOWs. At Walmart’s option, such audit shall be performed either by Symbotic, at Symbotic’s expense, or by Symbotic’s Third-Party immigration attorney or consultant, who must be experienced and trained in the field of immigration compliance, at Walmart’s expense. Upon completion of the audit, Symbotic or its Third-Party auditor, as applicable, shall execute a certification, which shall be in substantially the form set forth in Exhibit I (I-9 Certification), which is incorporated by reference into and made a part of this Agreement. Symbotic shall retain all such certifications on file for the duration of the Term and shall deliver copies of such certifications to Walmart upon Walmart’s reasonable request during the Term.

(c) During the Term, Symbotic shall as soon as reasonably practicable and to the extent (i) not prohibited by Law and (ii) if Symbotic Personnel are actually aware of the following circumstances: notify Walmart Inc., Legal Department Compliance, 702 SW 8th Street, Bentonville, AR 72716 via fax at (479) 277-5991 and the applicable Site manager by in-person voice communication (not voice mail) of any unscheduled inspections, work site enforcement actions, investigations, inquiries, visits or audits conducted by the United States Department of Homeland Security or any other Governmental Authority related to environmental, immigration or employee-safety issues of Symbotic, its agents, or employees.

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ARTICLE VI

FEES; PAYMENTS

6.1 Charges. Walmart shall pay Symbotic all fees, payments, costs, reimbursements, expenses and other payments in connection with this Agreement (collectively, “Charges”) as set forth in Exhibit J (Pricing) for the Alpha Systems for that Project.

6.2 Invoicing.

(a) Submission and Payment of Invoices. Symbotic shall submit invoices to Walmart in accordance with the process set forth in Exhibit J (Pricing) and Walmart shall pay each invoice in accordance with the payment terms set forth in Exhibit J (Pricing).

(b) Walmart’s Default. If Walmart fails to pay any portion of the Charges that are not disputed by Walmart under Section 6.3 (Payment Disputes), when due and payable, then in addition to any other rights Symbotic may have under this Agreement, in such event and after giving ten (10) days’ written notice to Walmart, Symbotic may cease further deliveries of Equipment for pending Project SOWs and further installation of such Equipment, and any resulting delay caused thereby shall be deemed an Excused Delay. Symbotic shall incur no liability of any kind whatsoever to Walmart if it ceases to perform installation work or to deliver further Equipment pursuant to the terms of this Section 6.2(b) (Walmart’s Default).

6.3 Payment Disputes. Walmart may, upon written notice to Symbotic, on or before the due date, withhold payment of any portion of particular Charges that it disputes in good faith. In the event of such dispute, each Party will designate a Relationship Manager to meet promptly with the other Party’s Relationship Manager to resolve such dispute. If such Relationship Managers cannot resolve the dispute within thirty (30) days, then either Party may submit the dispute to the dispute resolution process described in Article XVI (Dispute Resolution) hereof.

6.4 Adjustments for Inflation. All adjustments for inflation are set forth in Appendix 2 (Adjustments for Inflation and Deflation) to Exhibit J (Pricing).

6.5 Taxes.

(a) Responsibility for Taxes. Walmart shall be responsible for all duties, import fees, sales, transaction, consumption, use, property or similar taxes (but excluding, for the avoidance of doubt, any taxes imposed on the income of Symbotic by any Governmental Authority) arising from Work or Services provided in accordance with this Agreement (all such duties, fees and taxes, and any interest, penalties or additions imposed on or with respect thereof, the “Covered Taxes”).

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(b) Collection of Covered Taxes. Walmart shall timely pay to Symbotic in accordance with the provisions set forth below, the full amount of such Covered Taxes and Symbotic shall remit amounts so received from Walmart to the applicable Governmental Authority on a timely basis. Walmart and Symbotic shall use commercially reasonable efforts to timely determine (i) what portions of Equipment, Deliverables or Services provided by Symbotic under a Project SOW are subject to Covered Taxes and at what rate, (ii) the status of Walmart, Symbotic and any other relevant Person as it relates to the imposition of Covered Taxes and (iii) any other matter related to the imposition or determination of the amount of Covered Taxes. Symbotic shall prepare and furnish Walmart with invoices showing separately itemized charges and amounts of Covered Taxes due. To the extent an invoice contains both taxable and non-taxable items of the same category, the charges shall be separately stated. Walmart shall pay Symbotic the amount of such Covered Taxes set forth on Symbotic’s invoice within thirty (30) days from the delivery of the Symbotic’s invoice. Symbotic shall pay the remitted tax to the appropriate Governmental Authority in a timely fashion. Symbotic agrees to use commercially reasonable efforts to cooperate with reasonable written requests by Walmart, at the full cost and expense of Walmart, in obtaining any refund, return, rebate, or the like of any Covered Taxes, including by filing any necessary exemption or other similar forms, certificates, or other similar documents.

(c) Exemption Certificates and Direct Pay Permits. Each of Walmart and Symbotic agrees to use commercially reasonable efforts to obtain any and all exemptions from and/or reductions in Covered Taxes. In addition, at any time or for any Project, Walmart may present a direct pay permit stating in reasonable detail that it is directly responsible for remitting Covered Taxes that would normally be billed by Symbotic to the applicable Governmental Authority (a “Direct Pay Permit”) or a properly completed exemption certificate that states that no Covered Taxes are due on all or some of the Work or Services (an “Exemption Certificate”). Symbotic will stop billing for, collecting and remitting the said Covered Tax covered by such Direct Pay Permit or Exemption Certificate within five (5) Business Days following the receipt thereof. To the extent legally allowed and subject to the provisions of this Agreement, Symbotic will return to Walmart the amount of Covered Taxes subject to such Direct Pay Permit or Exemption Certificate paid to Symbotic by Walmart that have not been remitted by Symbotic to a Governmental Authority. Symbotic and Walmart agree to use reasonable efforts to cooperate in the defense of any tax position related to such Covered Taxes that is challenged by a Governmental Authority.

(d) Indemnification for Covered Taxes.

(i) Symbotic shall indemnify and hold Walmart harmless from and against any Losses arising out of or in connection with the failure by Symbotic to pay Covered Taxes timely collected from Walmart to the applicable Governmental Authority.

(ii) Walmart shall indemnify and hold Symbotic harmless from and against any Losses arising out of or in connection with (A) the failure by Walmart to timely pay to Symbotic all or any portion of the Covered Taxes, (B) any Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Walmart to Symbotic pursuant to Section 6.5(c) (Exemption Certificates and Direct Pay Permits) above and (C) a position regarding the taxability of property or services provided under this Agreement or a Project SOW taken by Symbotic upon the written request of Walmart.

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(e) Control of Tax Proceedings. Subject to the terms and conditions of this Section 6.5(e) (Control of Tax Proceedings), Walmart shall have the right but no obligation to assume, at its own cost and expense, the control of any tax audit or administrative procedure involving Symbotic (or any affiliate thereof) and relating solely to Covered Taxes (the “Tax Proceedings”) against which Walmart is responsible to indemnify Symbotic (or any affiliate thereof) under this Agreement, provided that (i) Walmart provides a written notice (the “Walmart Tax Proceedings Notice”) to Symbotic within ten (10) Business Days from the time Symbotic notifies Walmart in writing about the Tax Proceedings, in which Walmart Tax Proceedings Notice, Walmart shall affirm its obligation to indemnify and hold Symbotic harmless from and against any Loss relating to such Covered Taxes, (ii) Walmart shall conduct such Tax Proceedings in a diligent manner, (iii) Symbotic shall have the right to join any such Tax Proceedings with advisor of its choice, and at its own cost and expense (including by joining meetings with any Governmental Authority and by commenting on any submission to any applicable Governmental Authority), (iv) Walmart shall keep Symbotic timely and fully updated as to any non-insignificant development relating to such Tax Proceedings and shall allow Symbotic to participate in such Tax Proceedings (including by joining meetings with any Governmental Authority and by commenting on any submission to any applicable Governmental Authority), (v) in controlling such Tax Proceeding, Walmart may not take any action that would require or otherwise involve Symbotic (or any of its affiliates) in any court appeal, and (vi) Walmart shall not settle, surrender or otherwise resolve or dismiss any such Tax Proceedings without the prior written approval of Symbotic (which consent shall not be unreasonably withheld, conditioned or delayed). If Walmart does not provide or is not permitted to provide a Walmart Tax Proceedings Notice in accordance with the provisions of this Agreement, Symbotic shall have the right to control such Tax Proceedings and the provisions of clauses (ii) through (vi) of the prior sentence shall apply mutatis mutandis. Each of Symbotic and Walmart shall use commercially reasonable efforts to bifurcate any proceeding related to Covered Taxes against which Walmart is responsible to indemnify Symbotic (or any Affiliate thereof) under this Agreement in such a manner that such proceeding relates solely to such Covered Taxes.

(f) Record Retention.

(i) Symbotic shall retain records related to the collection and payment of all Covered Taxes.

(ii) Walmart shall retain records related to the collection and payment of all Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Walmart to Symbotic pursuant to Section 6.5(c) (Exemption Certificates and Direct Pay Permits) above.

(iii) Each of Symbotic and Walmart shall retain such records for a period of seven (7) years following the filing of a tax return with respect to such Covered Taxes (the “Retention Period”); provided that to the extent that any claim, audit, administrative proceeding, litigation or other similar action is taken by Governmental Authority or by any of the parties with respect to such Covered Taxes (“Tax Action”) and such Tax Action is still outstanding at the time the Retention Period is scheduled to expire, the Retention Period with respect to the applicable Covered Taxes shall be extended to cover any agreements relating to the retention of the relevant records or otherwise as may be required to administer such Tax Action. Each of Symbotic and Walmart shall give the other party, upon reasonable written request, the right to reasonably review such records during regular business hours.

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(iv) Prior to disposing of or otherwise destroying any such records relating to Covered Taxes, Symbotic or Walmart, as the case may be, shall give the other party the right, at such other party’s expense, to take possession of such records.

(g) Withholding. Walmart shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments or other transfers made to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any relevant tax Laws. If any such Person so withholds (or causes to be withheld) any such amounts, and such amounts are paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event Walmart intends to withhold or deduct or cause to be deducted or withheld any amount pursuant to this Section 6.5(g) (Withholding), Walmart shall promptly notify Symbotic of such intention and shall use commercially reasonable efforts to provide such notice at least seven (7) Business Days prior to the date of the applicable payment.

6.6 Audited Financial Statements. Upon Walmart’s reasonable request, not more than once every twelve (12) months, Symbotic will provide Walmart its most current audited financial statements.

ARTICLE VII

INTELLECTUAL PROPERTY RIGHTS

7.1 Retained Work. All Intellectual Property (a) owned by a Party or its Affiliates as of the Effective Date or (b) independently created or developed by a Party, its Affiliates or its contractors without (i) the direct or indirect involvement of the other Party or its Affiliates in a manner that would result in the Parties creating a “joint work” under intellectual property Laws or (ii) the use of or reference to the Confidential Information of the other Party, including the non-public inventions, methods, processes, know-how, and data collections of the other Party, shall remain the exclusive property of that Party (any such Intellectual Property of a Party or its Affiliates, collectively, “Retained Works”). Except for the assignments, rights and licenses expressly granted by a Party to the other Party in this Agreement, under to this Agreement, neither Walmart nor Symbotic grants, assigns or in any way transfers any right, entitlement, privilege, permission, claim, title, ownership or interest in any Retained Works, either implicitly, by operation of law or otherwise. Each Party shall at all times have in place written assignment or work for hire agreements, or an employment relationship, with their employees and subcontractors who are or may be involved with the creation of any Intellectual Property that provide such Party with all necessary rights to comply with the allocation of Intellectual Property ownership set forth in this Article VII (Intellectual Property Rights).

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7.2 Intellectual Property Ownership.

(a) Except for Walmart’s Retained Works, and subject to Section 7.4 (No Other Jointly-Developed or Walmart-Owned Work Product), Walmart acknowledges and agrees that all right, title and Intellectual Property interest in and to Symbotic’s Retained Works, the Alpha System, and the Alpha System Enhancements, including the Applicable Specifications, Alpha System Software, Legacy Alpha System Software, System Data, Software Documentation, Deposit Materials, Work Product, the designs of the Alpha System (“Designs”), the As Built Drawings (subject to Section 7.3 (Project Drawings)), Feedback and any other deliverables or Intellectual Property that are created, developed, produced, reduced to practice or conceived of, during the course of performance of the Services (whether or not patentable or registerable under copyright or similar statutes) (collectively, “Deliverables”), Derivative Works of any of the foregoing, and all Intellectual Property rights related to all of the foregoing, whether existing during the Term or acquired or developed by Symbotic after the Term, shall remain the property of or shall vest exclusively in Symbotic (all of the foregoing, collectively, “Symbotic Property”). Walmart further acknowledges and agrees that none of the Services, Work Product, Designs, As Built Drawings, Alpha System Enhancements, nor any Deliverable or other Symbotic Property shall be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes. Except for the rights and licenses expressly set forth in this Agreement, no other right is granted, no other use is permitted and all other rights are expressly reserved by Symbotic.

(b) To the extent Walmart obtains any right, title or interest in the Symbotic Retained Works, Work Product, Designs, As Built Drawings (subject to Section 7.3 (Project Drawings)), Alpha System Enhancements, Deliverables, or any other Symbotic Property, by operation of applicable Law or otherwise, Walmart hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Personnel to perpetually and irrevocably assign, to Symbotic, any and all Intellectual Property right, title, and interest in and to the Symbotic Retained Works, Work Product, Designs, As Built Drawings (subject to Section 7.3 (Project Drawings)), Alpha System Enhancements, Deliverables and Symbotic Property (and all future modifications, Derivative Works and improvements to any of the foregoing) throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto, and all rights to sue for damages and other remedies for past, present or future infringement, misappropriation or other violation of the applicable Intellectual Property. From time to time upon Symbotic’s request, Walmart shall confirm, and shall cause its applicable Personnel to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Symbotic may request.

(c) Symbotic acknowledges and agrees that all right, title and Intellectual Property interest in and to Walmart Data shall be the property of, or shall vest exclusively in, Walmart. Walmart hereby grants Symbotic a non-exclusive, non-transferable, non-assignable, revocable, limited license for as long as Symbotic is providing Services hereunder or under the Software Support and Maintenance Agreement to use, reproduce, modify and display internally Walmart Data for the limited purpose of providing Services to Walmart hereunder and under the Software Support and Maintenance Agreement, including providing dashboards, creating and distributing insights to Walmart, analysis and statistics for training purposes, and for Symbotic’s internal business purpose of monitoring and improving the Services and Alpha System.

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(d) To the extent Symbotic obtains any right, title or interest in the Walmart’s Retained Works or Walmart Data by operation of applicable Law or otherwise, Symbotic hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Personnel to perpetually and irrevocably assign, to Walmart, any and all Intellectual Property right, title, and interest in and to the Walmart Retained Works and Walmart Data (and all future modifications, Derivative Works and improvements thereto) throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto, and all rights to sue for damages and other remedies for past, present or future infringement, misappropriation or other violation of the applicable Intellectual Property. From time to time upon Walmart’s request, Symbotic shall confirm, and shall cause its applicable Personnel to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Walmart may request.

(e) In the event Symbotic plans to abandon any patent or patent application that is the subject of Section 4.1(a) (Software License), or Section 4.1(b) (Symbotic Property License), Symbotic shall give Walmart sixty (60) days prior written notice of such desired abandonment and the Parties shall discuss in good faith any such planned abandonment, provided that nothing shall prevent Symbotic from proceeding with the abandonment.

7.3 Project Drawings. All copies of drawings, specifications or other documents furnished by Symbotic to Walmart for the Work, including “As Built Drawings” and schematics (collectively, the “Project Drawings”) shall become the property of Walmart; provided, however, that the information and tangible and intangible creative works embodied in the Project Drawings are not and shall not be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes and Symbotic owns and shall retain all ownership rights and interests in and to all of the Intellectual Property and proprietary technical information contained therein. For illustration purposes only, Walmart shall own the medium in which such output is delivered (e.g., the physical hardcopy) but Walmart does not own the copyright or any other Intellectual Property in and to the design. Walmart shall at all times reproduce and shall not remove any proprietary, confidential and copyright notices from any and all Project Drawings; provided, however, Walmart shall be permitted to use, copy and distribute the Project Drawings for the purpose of exercising its rights pursuant to Section 4.1(b) (Symbotic Property License).

7.4 No Other Jointly-Developed or Walmart-Owned Work Product. The Parties agree that, except as expressly set forth in Section 4.3(b), this Agreement does not contemplate any joint development or joint ownership of any Work Product, Deliverables, or Intellectual Property. If Walmart and Symbotic desire to create, develop or deliver Work Product, Deliverables, or Intellectual Property that are either to be jointly owned by the Parties or solely owned by Walmart, Walmart and Symbotic shall do so pursuant to a separate written agreement entered into hereunder. Such agreement shall include express terms specifying (a) the scope of Work Product, Deliverables or Intellectual Property, as applicable, that is subject to such Agreement, (b) the terms and conditions of such arrangement and the ownership of the Work Product, Deliverables, or Intellectual Property thereunder and (c) the Parties’ respective rights and obligations with respect to the exploitation, licensing, duty to account, prosecution, maintenance, confidentiality, enforcement, and cooperation of and with respect to such Work Product, Deliverables, or Intellectual Property.

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7.5 System Data. Symbotic shall own all right, title and Intellectual Property interest in System Data, which shall be the property of or shall vest exclusively in Symbotic. Symbotic hereby grants Walmart a perpetual, non-exclusive, non-transferable, non-assignable license to use System Data that is provided to Walmart for Walmart’s own internal business purposes. Symbotic shall also own all right, title and Intellectual Property interest in and to Aggregate Data, which Symbotic retains the right to use for any purpose in its sole and absolute discretion. “Aggregate Data” means aggregated statistics and aggregated data created or derived by Symbotic from (a) System Data, (b) Symbotic’s provision of the Alpha System or Alpha System Software or (c) Walmart’s use of the Alpha System or Alpha System Software (excluding any Walmart Data and Walmart Confidential Information); provided, however, that such Aggregate Data will be anonymized and aggregated with other data such that Walmart and Walmart Confidential Information cannot be identified in any way. Walmart shall have the right to audit the Aggregate Data to ensure compliance with this Agreement.

ARTICLE VIII

INSURANCE REQUIREMENTS

8.1 Certificates. Within ten (10) days after execution and delivery of this Agreement, and at the renewal of each insurance policy herein, evidence of insurance or self-insurance, or certificates of insurance shall be made available to Symbotic and Walmart with respect to the insurance requirements set forth in this Article VIII (Insurance Requirements).

8.2 Walmart’s Insurance Requirements.

(a) Walmart shall be covered by the following occurrence-based insurance coverage issued by a company having a rating of A- or better and a Financial Size Category rating of VII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies:

(i) Commercial general liability coverage with bodily injury, property damage, personal and advertising injury and products and completed operations limits of liability of not less than [***] per occurrence.

(ii) Commercial automobile insurance for all vehicles owned, non-owned, leased, hired or otherwise used by Walmart with a combined single limit per accident of not less than [***]. Alternate forms of evidence of financial responsibility acceptable to the Federal Motor Carrier Safety Administration or other governing authority, including surety or qualified self-insurance, shall be deemed acceptable for meeting this requirement.

(iii) Workers compensation coverage as required by applicable Law, and employer’s liability insurance with limits of liability not less than [***] Accident (each accident), [***] Bodily Injury – Disease (limit), and [***] Bodily Injury – Disease (each employee).

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(b) With respect to the insurance required in Section 8.2(a)(i) and Section 8.2(a)(iii), Walmart shall name Symbotic, its subsidiaries and affiliates as an additional insured.

(c) Subject to the provisions of the required policies and any applicable regulatory or statutory provision, the insurers of the required policies shall provide to Symbotic at least thirty (30) days’ written notice prior to any cancellation or material modification of any policy maintained hereunder.

(d) Claims made policies can be utilized to the extent the purchase of occurrence policies is not commercially reasonable. Any such claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception of services contemplated by this agreement. Claims made policies must be kept in full force and effect for two (2) years following the completion of services.

(e) Any insurance carried or required to be carried by Walmart, at Walmart’s option, may be carried under an insurance policy, self-insurance ([***]), or pursuant to a master policy of insurance or so-called blanket policy of insurance covering other locations of Walmart or its corporate affiliates, or any combination thereof.

(f) It is understood and agreed that if Walmart does not maintain or self-insure the required insurance set forth in this Section 8.2 (Walmart’s Insurance Requirements), Walmart shall be responsible, subject to all other terms of this Agreement, for any loss, damages, attorneys’ fees, or any other amounts of insurance of the types and amounts required in this Section 8.2 (Walmart’s Insurance Requirements) had been maintained.

(g) In lieu of requiring Walmart to obtain and maintain builder’s risk insurance, Walmart has agreed to reimburse Symbotic for [***] of any uninsured losses that would have otherwise been covered under a builder’s risk policy affording coverage for (A) losses actually sustained by Symbotic for delay in completion, including loss of income and soft costs, and the transportation and storage of materials and (B) loss for Symbotic’s remaining interest in the applicable Project. However, such obligations shall not apply to the extent losses are caused by the negligence, actual fraud or Willful Misconduct of Symbotic, its Personnel or Subcontractors.

8.3 Symbotic’s Insurance Requirements.

(a) Symbotic, during the Term and for a period of at least three (3) years following the termination of this Agreement shall maintain the following occurrence-based insurance coverage issued by a company having a rating of A- or better and a Financial Size Category rating of VII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies:

(i) Commercial general liability coverage with bodily injury, property damage, personal and advertising injury and products and completed operations limits of liability of not less than [***] per occurrence.

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(ii) Commercial automobile insurance for all vehicles owned, non-owned, leased, hired or otherwise used by Symbotic with a combined single limit per accident of not less than [***].

(iii) Workers compensation coverage as required by applicable Law, and employer’s liability insurance with limits of liability not less than [***] Accident (each accident), [***] Bodily Injury – Disease (limit), and [***] Bodily Injury – Disease (each employee).

(iv) Errors and Omissions coverage with a limit per occurrence of not less than [***].

(v) Umbrella / Excess liability insurance with terms and conditions no less broad than the underlying liability policies required herein, with limits of no less than [***] per occurrence and in the annual aggregate.

(b) With respect to the insurance required in Section 8.3(a)(i), Section 8.3(a)(ii) and Section 8.3(a)(v), Symbotic shall name Walmart Inc., its subsidiaries and affiliates as an additional insured.

(c) Subject to the provisions of the required policies and any applicable regulatory or statutory provision, the insurers of the required policies shall provide to Walmart at least thirty (30) days’ written notice prior to any cancellation or material modification of any policy maintained hereunder.

(d) Claims made policies can be utilized to the extent the purchase of occurrence policies is not commercially reasonable. Any such claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception of services contemplated by this agreement. Claims made policies shall include an extended reporting period of at least five (5) years.

8.4 Waiver of Subrogation. All required policies in this Article VIII (Insurance Requirements) shall contain waivers of subrogation, where allowed by law.

ARTICLE IX

CHANGE OF CONTROL

9.1 Notice Right.

(a) Symbotic represents and warrants to Walmart that, Symbotic is not currently or has not, in the six-month period immediately preceding the date of this Agreement: (i) engaged in an exploration of strategic alternatives that would reasonably be expected to result in a Substantial Sale of Interests by Symbotic or a Change of Control of Symbotic or (ii) received a bona fide written offer or proposal from a Third Party, which written offer or proposal is for a Substantial Sale of Interests or a Change of Control of Symbotic.

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(b) During the Build Out Phase, to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties), Symbotic shall provide Walmart with a written notice (the “Notice”) in the event (i) Symbotic or any of its direct or indirect subsidiaries or (ii) to the actual knowledge of the Key Employees of Symbotic, Richard B. Cohen or any other member of the Cohen Group: (x) determines to explore strategic alternatives that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or a Change of Control of Symbotic or (y) receives a bona fide written offer or proposal from a Third Party, which written offer or proposal is for a Change of Control of Symbotic or a Substantial Sale of Interests.

(c) During the Build Out Phase, to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties), without having provided at least [***] prior Notice to Walmart, none of Symbotic or any of its direct or indirect subsidiaries, will (i) enter into a definitive agreement that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic or (ii) otherwise limit its ability (including through imposition of a break-up fee or entering into an exclusivity agreement) to pursue a Substantial Sale of Interests or Change of Control transaction of Symbotic with Walmart, in each case during such minimum [***] period.

(d) If Symbotic or any of its direct or indirect subsidiaries, or, to the actual knowledge of the Key Employees of Symbotic, Richard B. Cohen or any other member of the Cohen Group begins a process to explore strategic alternatives with any Third Parties that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic, in each case, during the Build Out Phase, then Symbotic will in good faith and to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties), allow Walmart to participate therein on terms and conditions substantially similar to all other Third-Party participants in such process, including with respect to the application of the criteria of inclusion or exclusion in such process.

(e) Notwithstanding anything in this Agreement, none of Symbotic and its direct and indirect subsidiaries or Richard B. Cohen or any other member of the Cohen Group will be required to identify any parties or potential parties to the Substantial Sale of Interests or Change of Control in advance of the consummation of a Symbotic Change of Control or Substantial Sale of Interests; provided that during the Build Out Phase, Symbotic and its direct and indirect subsidiaries shall promptly notify Walmart if any Restricted Entity, and the identity of any such Restricted Entity that is participating in any such process, or otherwise, during the Build Out Phase submits a bona fide written offer or proposal that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic.

(f) During the Build Out Phase, Symbotic shall provide Walmart with a written notice of the consummation of a Symbotic Change of Control or to the actual knowledge of the Key Employees of Symbotic, a Substantial Sale of Interests within four (4) Business Days thereof, which notice shall include the identity of the counterparty to such transaction and the number and percentage of Interests acquired in such transaction (it being understood that public disclosure of such consummation, including through issuance of a press release or filing of a Form 8-K or Schedule 13D, shall satisfy such obligation of Symbotic).

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(g) The provisions of this Section 9.1 shall survive any Change of Control of Symbotic or Substantial Sale of Interests.

ARTICLE X

EXCLUSIVITY

10.1 Specific Restrictions.

(a) Exclusivity. Symbotic and its Affiliates shall not directly or indirectly, anywhere in the world, sell or license to, offer to sell or license to, or start installation or integration of, any Comparable System for Exclusivity Entity or anyone who, at or in the six (6) months prior to the time of such sale, license, installation or integration is or was a Dedicated Provider thereof, or enter into an agreement to do any of the foregoing, during the period from the Effective Date until the earlier to occur of (i) termination of this Agreement other than by Walmart pursuant to Section 15.3 (Termination by Walmart for Symbotic Material Breach) and (ii) the date that is six (6) months prior to the scheduled installation of the last of the Initial Alpha Systems, or if Walmart exercises its option to purchase the Optional Alpha Systems, then the date that is six (6) months prior to the scheduled installation of the last of the Optional Alpha Systems, as such date is set forth in the Project SOW for that Alpha System and as the number of Alpha Systems to be completed under this Agreement may be adjusted pursuant to Exhibit N (Expected Timeline) (“Exclusivity Period”). Notwithstanding the foregoing: (y) nothing herein shall restrict Symbotic from marketing to Exclusivity Entity or anyone who at such time is a Dedicated Provider thereof starting one (1) year prior to the final day of the Exclusivity Period and (z) in no event shall Symbotic Go-Live with any Comparable System for any Exclusivity Entity until at least twelve (12) months after the end of the Exclusivity Period.

(b) In the event that Walmart challenges a termination by Symbotic pursuant to Section 15.6 (Termination by Symbotic for Walmart Material Breach) as being improper, the Parties shall engage in the expedited dispute resolution process pursuant to Section 16.2 (Expedited Arbitration) to resolve such Dispute solely as it relates to the provisions of this Article X (Exclusivity). Symbotic may not engage in any activity that is permitted under this Article X (Exclusivity) upon termination for a Walmart Material Breach until the earlier of: (i) the end date of the Exclusivity Period and (ii) such date, if any, that the Parties receive a decision by the arbitrator that Symbotic’s termination was proper under Section 15.6 (Termination by Symbotic for Walmart Material Breach). For the avoidance of doubt, the sole issue presented to the arbitrator pursuant to this Section 10.1(b) shall be whether Symbotic’s termination was proper for the limited purpose of allowing Symbotic to engage in the activities that were otherwise prohibited under this Article X (Exclusivity). Such determination by the arbitrator shall not be appealable. The arbitrator shall not be authorized to make any other decisions, including with respect to damages that might be owed or whether termination was appropriate for purposes of other Sections of this Agreement. With respect to all such other issues, each Party shall be free to pursue any and all remedies available to such Party, at law or in equity, subject to the terms of this Agreement.

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(c) For clarification purposes, nothing in this Section 10.1 (Specific Restrictions) shall limit C&S Wholesale Grocers, Inc. (“C&S”), GreenBox Systems LLC (“GreenBox”) or any of their respective Affiliates or any officer, employee, director or direct or indirect owner of any securities or Equity Interest of C&S or GreenBox or any Affiliate of any of the foregoing (other than Symbotic) from conducting its business in any way, including conducting business of any kind with Exclusivity Entity subject to the restrictions on selling, offering to sell, licensing, starting installation or marketing automated pickup and delivery order system, including the Alpha System, set forth in Section 10.1(a) as if C&S, GreenBox and such respective Affiliates and above-referenced Persons were Symbotic for the purposes of such provisions.

(d) The foregoing notwithstanding, nothing herein shall limit the fulfillment of any contractual obligations of any Acquired Person or any of its Affiliates (on the one hand) to Exclusivity Entity (on the other hand) as such obligations relate to a contractual obligation existing for at least three (3) months prior to the date on which a Person becomes an Acquired Person (an “Existing Relationship”); provided, however, that (i) Symbotic may not expand or enhance an Existing Relationship with Exclusivity Entity in a manner not required for the fulfillment of the contractual obligations for such Existing Relationship to such entities as set forth above and (ii) in no event shall an Acquired Person or any of its Affiliates begin providing a Comparable System to Exclusivity Entity if not required for the fulfillment of such contractual obligations. Symbotic acknowledges that it shall be a material breach of this Agreement by Symbotic in the event the Acquired Person entered into, expanded or enhanced an Existing Relationship prior to being acquired by Symbotic (even if occurring more than three (3) months prior to being so acquired) and in anticipation of such acquisition in order to circumvent the exclusivity requirements of this Section 10.1 (Specific Restrictions).

(e) Notwithstanding anything to the contrary in this Agreement, Symbotic shall not (i) Transfer (A) any Interests (other than in a public market transaction on a national securities exchange; provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity) to Exclusivity Entity during the Exclusivity Period or (B) the ownership of any material Symbotic Intellectual Property used in or required for the Alpha System to Exclusivity Entity during the Exclusivity Period or (ii) appoint or permit to be appointed to Symbotic’s or any of its direct or indirect subsidiaries’ board of managers or other governing body any employee, officer or director of Exclusivity Entity during the Exclusivity Period. Symbotic (on behalf of itself and each of its direct or indirect subsidiaries) agrees that it shall not Transfer any Interests (other than in a public market transaction on a national securities exchange, provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity) unless the transferee of such Interests agrees in writing to be bound by this Section 10.1 (Specific Restrictions) and that each and any subsequent transferee shall be required to be likewise bound (other than in a public market transaction on a national securities exchange, provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity), and that any such Transfer in violation of such agreement shall be null and void.

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10.2 Restricted Transactions. In any year during the Build Out Phase, Symbotic shall not, directly or indirectly, anywhere in the world, sell or license more than the sum of: (i) [***] automated pickup and delivery order systems similar to the Alpha Systems, plus (ii) the number of Walmart Permitted Shifted Alpha Systems in such year (the sum of clauses (i) and (ii) together, the “Permitted Third-Party Systems”) to any Person (for the avoidance of doubt, multiple controlled Affiliates, subsidiaries or divisions that are related to a single entity shall be deemed a single Person). In addition, Symbotic shall only be permitted to sell or license up to the number of Permitted Third Party Systems in a given year, to the extent that at the time of such sale or licensing of such Permitted Third Party System(s): (a) Symbotic is in compliance in all material respects with the terms under the Agreement with respect to the delivery, installation, commissioning and testing of the Alpha Systems, including the Project Time Schedule set forth in the applicable Project SOW, (b) Walmart has not submitted a Priority Call Notice in the immediately preceding, or then-current year and (c) Symbotic has made all Royalty Payments then currently due pursuant to Exhibit J (Pricing). During the Build Out Phase, Symbotic may request, once per year, that the Executive Management Committee meet to discuss an increase in the number of Permitted Third-Party Systems, which may be approved by the Executive Management Committee only taking into consideration the foregoing items (a)-(b) of this Section 10.2, as well as evidence submitted by Symbotic demonstrating that the increased number of Permitted Third-Party Systems will not materially impact Symbotic’s ability to adhere to the Expected Timeline set forth in Exhibit N (Expected Timeline) as well as potential obligations from its current and anticipated customers.

ARTICLE XI

RELATED PARTY TRANSACTIONS

11.1 Symbotic Entities. Notwithstanding anything to the contrary in this Agreement, certain obligations of Symbotic under this Agreement may be fulfilled by its direct and indirect subsidiaries, including Symbotic Canada and its subsidiaries (the “Symbotic Entities”). Any obligation of Symbotic hereunder performed by the Symbotic Entities shall be considered to have been performed by Symbotic for purposes of this Agreement and will be performed under the terms of this Agreement as applicable to Symbotic and, in connection therewith, Symbotic shall be responsible for any breach or other violation of this Agreement by any Symbotic Entity as if such breach or violation were a breach or violation by Symbotic.

11.2 Walmart Entities. At any point during the Term, Walmart may request that Symbotic enter into an agreement with Walmart or one of Walmart’s subsidiaries for the purchase and installation of Alpha Systems at Walmart locations outside of the United States. Upon Symbotic’s receipt of and written agreement to such request, which Symbotic may grant in its sole discretion, the Parties shall negotiate in good faith the applicable agreement, which shall be on substantially the same terms as the terms of this Agreement, taking into account any local Law, pricing and other matters. For the avoidance of doubt, any Alpha Systems purchased by Walmart’s Affiliates pursuant to this Section 11.2 shall be credited toward any commitment by Walmart under this Agreement to purchase a specific number of Alpha Systems, as set forth in Exhibit N (Expected Timeline).

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ARTICLE XII

CONFIDENTIALITY AND ACCESS TO WALMART SYSTEMS

12.1 Treatment of Confidential Information Generally. Each Party (the “Receiving Party”) shall maintain as confidential and shall not disclose or allow the disclosure of except to those of its and its Affiliates’ employees, contractors, consultants, attorneys, accountants and other advisors, which contractors and consultants do not, as of the time of disclosure, compete with Symbotic or Walmart in their respective businesses (collectively, “Representatives”) who need to know such information in connection with this Agreement, and who have been informed of the confidentiality obligations hereunder, copy, or use for purposes other than the performance of this Agreement, any Confidential Information of the other Party (the “Disclosing Party”) which, in connection with the activities under this Agreement, the Disclosing Party discloses to the Receiving Party, or to which the Disclosing Party provides the Receiving Party with access, or which is otherwise obtained by the Receiving Party. As the Receiving Party, each Party agrees to protect the Disclosing Party’s Confidential Information with the same degree of care a prudent Person would exercise to protect its own confidential information of similar nature and to prevent the loss or unauthorized or inadvertent use, disclosure, or publication thereof. The Receiving Party shall notify the Disclosing Party in writing of any loss or unauthorized or inadvertent use or disclosure of or access to the Disclosing Party’s Confidential Information promptly following the Receiving Party’s discovery of such loss, use, disclosure or access and shall promptly take measures to minimize the effect of such loss, use, disclosure or access and to prevent its recurrence. As between Symbotic and Walmart, Walmart Confidential Information shall at all times belong solely and exclusively to Walmart and Symbotic Confidential Information shall at all times belong solely and exclusively to Symbotic. Notwithstanding anything to the contrary contained herein, each Party and its Affiliates may use Residuals for any purpose, including for use in the development, manufacture, promotion, sale or maintenance of products or services.

12.2 Exceptions. For the purposes of this Agreement, Confidential Information of a Disclosing Party shall not include any information that is:

(a) publicly known at the time of the disclosure by the Disclosing Party or subsequent to such disclosure becomes publicly known through no wrongful act or omission of the Receiving Party hereunder;

(b) lawfully known by or in the possession of the Receiving Party prior to its receipt from the Disclosing Party without obligations of confidentiality;

(c) subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party not, to the Receiving Party’s knowledge, having a confidential relationship with the Disclosing Party and which Third Party rightfully, to the Receiving Party’s knowledge, acquired such information; or

(d) independently developed by the Receiving Party without the use of any of the Disclosing Party’s Confidential Information, as demonstrated by the Receiving Party’s written records kept in the ordinary course of its business.

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12.3 Mandatory Disclosure. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information as necessary pursuant to the lawful requirement of any Governmental Authority, including as required by the Securities and Exchange Commission or any stock exchange, or by any subpoena, summons, order or other judicial process, or to the extent necessary to comply with its tax obligations under Section 6.5 of this Agreement; provided, however, that promptly following receipt of any order compelling such disclosure, or a reasonable determination that disclosure is required under this Section 12.3 (Mandatory Disclosure), the Receiving Party has notified, to the extent not prohibited by Law, the Disclosing Party in writing of such requirement to disclose and has cooperated with the Disclosing Party’s, at the Disclosing Party’s cost and expense, reasonable, lawful efforts to resist, limit or delay disclosure, including by requesting confidential treatment with respect to any public filing. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information if, and to the extent, such disclosure was specifically approved by the Disclosing Party, in writing, prior to such disclosure by the Receiving Party. Disclosure of any of the Disclosing Party’s Confidential Information under the circumstances described in this Section 12.3 (Mandatory Disclosure) shall not be deemed to render such Confidential Information as non-confidential and the Receiving Party’s obligations with respect to such Confidential Information shall not be changed or lessened by virtue of any such disclosure.

12.4 Return; Destruction of Information. Other than with respect to the Deposit Materials that were released (which shall be subject to Section 4.4(h) (Return of Deposit Materials)), each Party shall, upon termination or expiration of this Agreement, return or destroy (by rendering unreadable and unusable) Confidential Information of the other Party. Notwithstanding the foregoing, neither Party may destroy any of the other Party’s Confidential Information without such other Party’s prior written consent. Upon request, the destroying Party shall at such time provide the other Party with a certificate signed by an officer of the destroying Party certifying that all Confidential Information has been returned or destroyed. Each Party will erase all of the other Party’s Confidential Information from all forms of magnetic and electronic media in accordance with the requirements set forth herein and in any other Exhibit or Appendix. If any Confidential Information cannot be erased from all forms of magnetic and electronic media, the destroying Party will use its commercially reasonable efforts to ensure that it cannot be recovered or accessed.

12.5 Disclosure to Representatives; Obligations. Each Party shall be liable to the other under this Agreement for any breach of this Article XII (Confidentiality and Access to Walmart Systems) by such Party or its Representatives. With regard to any Representative of the Receiving Party (other than the Receiving Party’s employees) which will have access to the Disclosing Party’s Confidential Information, the Receiving Party shall (a) maintain in effect a written agreement with such Representative containing obligations and restrictions that, with respect to the Disclosing Party’s Confidential Information, are at least as stringent as those contained in this Article XII (Confidentiality and Access to Walmart Systems); and (b) advise such Representative of the obligations and restrictions set forth in this Article XII (Confidentiality and Access to Walmart Systems).

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12.6 No Walmart Personal Information. The Parties hereby acknowledge and agree that the Services contemplated hereunder do not require or involve and will not require or involve the disclosure, exchange, access to, processing or use of Walmart Personal Information. Walmart hereby represents, warrants and covenants that Walmart shall not provide, make available, transmit or otherwise disclose to Symbotic or to Symbotic Personnel any Walmart Personal Information in connection with the Services or otherwise. In the event that Symbotic becomes aware in the exercise of reasonable diligence of Symbotic’s inadvertent possession of Walmart Personal Information, Symbotic shall promptly notify Walmart of the receipt of Walmart Personal Information and shall cooperate with Walmart to return the Walmart Personal Information to Walmart in accordance with Section 12.4 (Return; Destruction of Information) in a secure manner mutually agreed by the Parties.

12.7 Walmart System.

(a) Walmart shall only be required to grant access to the Walmart System to such Symbotic Personnel who require such access to perform the Work. With respect to Symbotic Personnel that are given access to the Walmart System, Symbotic shall, and shall, to the extent applicable, cause such Personnel to (a) comply with all applicable Walmart written policies provided by Walmart to Symbotic concerning access to, use of, and security of, the Walmart System to which such Personnel have been granted access; (b) use such access and the Walmart System solely for purposes directly related to the Services; (c) cease use of the Walmart System immediately upon completion or termination of the corresponding Services, or as directed by Walmart; and (d) specifically comply with the provisions of the Information Security Addendum attached hereto as Exhibit T (Information Security Addendum). For clarification, to the extent such Personnel are working on Symbotic hardware (laptops, etc.) or networks and are accessing or networked to the Walmart System, such Symbotic hardware or networks shall comply with such Walmart’s policies and procedures generally applicable to Walmart vendors and provided by Walmart to Symbotic. To the extent Walmart directs any Symbotic Personnel to cease use of any Walmart System other than where such direction results from such Symbotic Personnel’s breach of Walmart’s policies and procedures or the terms of this Agreement, any delay or performance by Symbotic as a direct result thereof shall be deemed an Excused Delay. Unless otherwise agreed by the Parties in writing, Walmart shall block access and shall not provide to Symbotic or to Symbotic’s Personnel access to any Walmart networks or systems other than the Walmart System. In the event Symbotic or any of its subcontractors inadvertently installs or allows the installation of any Malicious Code into the Walmart System or into an Alpha System, Symbotic will cooperate with Walmart on the removal of such Malicious Code and the mitigation of any damage resulting from such Malicious Code.

(b) In addition to the obligations set forth in Section 12.7(a), Symbotic agrees to cooperate with Walmart in good faith to establish robust, industry-standard security and back-up measures (including, but not limited to, measures around real-time recovery and uptime resiliency and redundancy) to ensure the long-term security and recoverability of the Walmart Systems that operate any Alpha System and the Alpha System Software itself, including, but not limited to, cooperating with Walmart to establish an industry standard disaster recovery backup plan and information security policies.

12.8 Treatment of Security Information. Symbotic and its Personnel shall treat all Walmart System access information and information concerning Walmart’s security systems as Walmart Confidential Information in accordance with this Article XII (Confidentiality and Access to Walmart Systems) of this Agreement.

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ARTICLE XIII

REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS

13.1 Symbotic Representations and Warranties. Symbotic represents and warrants to Walmart that:

(a) As of the date hereof, Symbotic is a limited liability company duly formed under the Laws of Delaware and, throughout the Term, is validly existing and in good standing under the Laws of Delaware, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified and in good standing would have a material adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder;

(b) As of the date hereof, Symbotic, has all necessary power and authority to enter into this Agreement and throughout the Term to perform its obligations hereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company actions, as applicable;

(c) Symbotic’s execution of this Agreement and, throughout the Term, the performance of each of their respective obligations hereunder will not conflict or interfere with any Third-Party agreements to which such Person or any of its Affiliates is bound in a manner that will impact Walmart;

(d) Symbotic will perform its obligations under this Agreement in accordance with Laws to the extent applicable to the performance of its obligations hereunder (including those relating to the payment of wages, the withholding of sums for taxes and otherwise and employee work discrimination and eligibility laws), provided that the Work may not be compliant with all OSHA regulations to the extent Symbotic is either (i) directed by Walmart to be so non-compliant or (ii) prevented from doing so as a direct result of an act or omission of Walmart;

(e) Throughout the Term, the Work shall be performed by Symbotic in a professional and workmanlike manner by qualified and trained Symbotic Personnel with relevant expertise;

(f) Except where any representation or warranty in Section 3.10 (Intellectual Property; Information Technology; Privacy) of the Acquisition Agreement is not true or correct without giving effect to any Qualifications (as defined in the Acquisition Agreement) therein, throughout the Term, the Work will not infringe upon or violate (i) any copyrights or trade secrets of any Third Party and (ii) to the actual knowledge of the Key Employees, any patents or patent applications of any Third Party;

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(g) Throughout the Term, Symbotic will (i) not intentionally or as a result of Symbotic’s breach of subsection (ii) below insert into the Alpha System Software any virus, Trojan horse, worm, trapdoor, backdoor or malicious code the purpose of which is to disrupt, damage, or destroy the use or operation of any of the Software, firmware, hardware, services, data, programs or computer or telecommunications facilities (“Malicious Code”) and (ii) with respect to the Alpha System Software, at all times use detection Software for Malicious Code that is at a level consistent with generally accepted industry standards and practices and that is designed to prevent the introduction of Malicious Code into the Alpha System Software or network;

(h) Throughout the Term, any and all Work performed pursuant to the Agreement shall be compliant with Exhibit O (Reference Standards);

(i) Throughout the Term, the Equipment shall be delivered in good and undamaged condition and shall conform to and operate in accordance with Exhibit O (Reference Standards); and

(j) During the Warranty Period, the Equipment shall upon delivery be new and not used, remanufactured, reconditioned, or refurbished.

13.2 Warranty Coverage. In the event that Symbotic becomes aware of a mechanical defect arising from the Equipment or a Defect arising from the Alpha System Software during the Warranty Period, either because of a notice thereof from Walmart or otherwise (in which event Symbotic shall provide Walmart with prompt notice of the discovery of such mechanical defect), the following will be Symbotic’s sole and exclusive obligations and Walmart’s sole and exclusive remedies with respect to such mechanical defect arising from the Equipment or a Defect arising from the Alpha System Software:

(a) If the mechanical defect arises from Equipment, Symbotic will replace, at no charge to Walmart, the defective materials or parts; provided, however, that (i) with respect to mechanical defects arising from materials or parts purchased by Walmart from Third Parties where such materials or parts have not been validated and certified in writing by Symbotic for use in the Alpha System for the purpose for which Walmart has used such materials or parts, Symbotic shall not provide any warranty for such materials or parts; (ii) with respect to mechanical defects arising from Consumables due to normal wear and tear, Symbotic shall not be responsible for the cost of the replacement Consumable; (iii) Walmart shall bear the costs associated with any mechanical defects arising due to negligence, misuse, accident or other damage unless caused by Symbotic, including Equipment damaged by unreasonable overloading, material noncompliance with Symbotic’s maintenance instructions, exposure to corrosive or abrasive substances, Equipment that has been improperly installed, adjusted, operated, maintained, repaired, or altered by persons other than Symbotic, any damage resulting from natural wear, material noncompliance with operating rules, failure by Walmart to comply with Walmart Responsibilities, or other reasons not caused by Symbotic; (iv) the warranty covers the cost of replacement materials and parts only, including the cost of shipping for such replacement materials and parts; and (v) the costs of labor and related expenses with respect to the diagnosis of mechanical defects or other faults, repair or replacement of material or parts, or for any preventative or reactive maintenance, shall be allocated as follows: (A) by Symbotic for each of the Initial Alpha Systems and (B) by Walmart for all Project Sites after the Initial Alpha Systems. With respect to Section 13.2(a)(i), Symbotic shall not unreasonably withhold the validation and certification of materials or parts purchased by Walmart from Third Parties that are then-current suppliers to Symbotic of such materials or parts for use in Alpha Systems.

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(b) If the Defect arises from Alpha System Software, Symbotic will address the Defect as provided in Exhibit G (Software Support and Maintenance Agreement).

13.3 Warranty Pass-Through. Symbotic shall, to the extent permitted by any applicable Third-Party contract, pass-through to Walmart any Third-Party warranties for material or parts purchased from such Third Party.

13.4 No Additional Representations. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN SECTION 13.1 (SYMBOTIC REPRESENTATIONS AND WARRANTIES), SYMBOTIC MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES INCLUDING WITH RESPECT TO THE ALPHA SYSTEMS, SYMBOTIC PROPERTY, OR THE SERVICES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY, DESIGN, CONDITION, DURABILITY, PERFORMANCE, QUALITY, CAPACITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS (EXCEPT AS SET FORTH IN SECTION 13.1(f)) ARE EXPRESSLY EXCLUDED. WALMART ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY INCLUDED IN THIS AGREEMENT, INCLUDING, ANY SALES PRESENTATIONS, DEMOS, REPLIES TO REQUESTS FOR PROPOSAL (EACH, AN “RFP”), MANAGEMENT PRESENTATIONS, OR OTHER COMMUNICATIONS (COLLECTIVELY, “SYMBOTIC INFORMATION”), AND WILL NOT ASSERT, AND WILL CAUSE ITS AFFILIATES AND PERSONNEL NOT TO ASSERT, ANY CLAIM AGAINST SYMBOTIC WITH RESPECT TO THEIR RELIANCE ON ANY SYMBOTIC INFORMATION.

13.5 Walmart Representations and Warranties. Walmart represents and warrants to Symbotic that:

(a) As of the date hereof, Walmart is a corporation duly incorporated under the Laws of Delaware and, throughout the Term, is validly existing and in good standing under the Laws of Delaware, and is duly qualified and in good standing as a corporation in each other jurisdiction where the failure to be so qualified and in good standing would have an adverse effect on its business, activities, ability to perform its obligations under this Agreement or compliance with any of its promises, representations and warranties hereunder;

(b) As of the date hereof, Walmart has all necessary corporate power and authority to enter into this Agreement and throughout the Term to perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary legal corporate actions;

(c) Walmart’s execution of this Agreement and, throughout the Term, the performance of its obligations hereunder will not conflict or interfere with any Third-Party agreements to which Walmart or any of its Affiliates is bound in a manner that will impact Symbotic;

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(d) Throughout the Term, Walmart will perform its obligations under this Agreement in accordance with Laws to the extent applicable to the performance of its obligations hereunder (including those relating to the payment of wages, the withholding of sums for taxes and otherwise and employee work discrimination and eligibility laws);

(e) Throughout the Term, Walmart will (i) not intentionally or as a result of Walmart’s breach of subsection (ii) below insert into any Symbotic system or network any Malicious Code; and (ii) at all times use detection Software for Malicious Code that is at a level consistent with generally accepted industry standards and practices that is designed to prevent the introduction of any Malicious Code into any Symbotic system or network; and

(f) To Walmart’s knowledge, the Walmart Site Information and any amendment or revision thereof is accurate and complete as of each date on which it is delivered to Symbotic.

13.6 No Additional Walmart Representations or Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN SECTION 13.5 (WALMART REPRESENTATIONS AND WARRANTIES), WALMART MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY, DESIGN, CONDITION, DURABILITY, PERFORMANCE, QUALITY, CAPACITY OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS ARE EXPRESSLY EXCLUDED. SYMBOTIC ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY INCLUDED IN SECTION 13.5 (WALMART REPRESENTATIONS AND WARRANTIES), INCLUDING, ANY SALES PRESENTATIONS, DEMOS, REPLIES TO RFPS, MANAGEMENT PRESENTATIONS, OR OTHER COMMUNICATIONS (COLLECTIVELY, “WALMART INFORMATION”), AND WILL NOT ASSERT, AND WILL CAUSE ITS AFFILIATES AND PERSONNEL NOT TO ASSERT, ANY CLAIM AGAINST WALMART WITH RESPECT TO THEIR RELIANCE ON ANY WALMART INFORMATION.

ARTICLE XIV

INDEMNIFICATION; LIMITATION OF LIABILITY

14.1 Infringement or Misappropriation of Intellectual Property Rights.

(a) Symbotic shall defend and hold Walmart, its parent company, any of Walmart’s subsidiaries, Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Walmart Indemnitees”) harmless from and against all claims made by a Third Party against the Walmart Indemnitees that the Work or an Alpha System, or portion thereof, infringes or misappropriates any Intellectual Property rights of such Third Party (each, an “Infringement Claim”) and shall indemnify the Walmart Indemnitees for damages finally awarded against the Walmart Indemnitees in any such action or proceeding to the extent attributable to such Infringement Claim or those damages agreed to in a monetary settlement of such action or proceeding reached by Symbotic on the Walmart Indemnitees’ behalf, as well as any reasonable legal fees and expenses incurred relating to the Walmart Indemnitees’ defense.

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(b) In the event of any claim described in Section 14.1(a) above, Symbotic, at its expense and discretion, may take one or more of the following actions: (i) modify the infringing portion of the applicable Alpha System, as the case may be, so that it is no longer infringing (provided its overall functionality is not materially impaired as measured by the Performance Standards); (ii) replace the infringing portion of the applicable Alpha System with products functionally equivalent in all material respects; (iii) obtain the right for Symbotic to continue to provide the applicable Alpha System to Walmart or the right for Walmart to continue using the Alpha System; or (iv) if, after providing Walmart the right to consult with Symbotic regarding possible modifications or replacements pursuant to options (i) and (ii) and the right to participate in (but not control) any negotiations pursuant to option (iii), Symbotic reasonably determines that none of the above options (i) through (iii) can be implemented by Symbotic using its commercially reasonable efforts or can be obtained by Symbotic on commercially reasonable terms, terminate some or all of Walmart’s rights under this Agreement with respect to any Alpha System provided that such termination shall be deemed a termination pursuant to Section 15.3 (Termination by Walmart for Symbotic Material Breach). Notwithstanding any such replacement, modification, licensing or termination, Symbotic’s obligations to defend and indemnify Walmart Indemnitees subject to the terms of this Agreement shall not be changed.

(c) Symbotic shall have no obligation to indemnify any Walmart Indemnitee under this Article XIV (Indemnification; Limitation of Liability) with respect to any claim or Loss relating to: (i) Alpha Systems or components or parts thereof that are compliant with written specifications provided by any Walmart Indemnitee in all material respects solely to the extent that compliance with the written specifications provided by such Walmart Indemnitee caused such claim or Loss and such claim or Loss would not have arisen but for compliance with such written specifications; and (ii) Walmart’s use, development or ownership of the applicable technology and Intellectual Property related to the Alpha Systems (A) prior to the Acquisition Closing Date or (B) following a Release Event in connection with Walmart’s completion of the manufacture and installation of Alpha Systems as contemplated by Section 4.4(f)(iii), excluding, with respect to the foregoing clause (B), (i) any Infringement Claims, unless such Infringement Claims arose because Walmart modified the manner in which Symbotic was performing under the Agreement prior to the Release Event, or (ii) any claim or Loss that would have arisen even if Symbotic had completed the work itself in accordance with the terms of this Agreement.

(d) Additionally, Symbotic shall have no obligation to indemnify any Walmart Indemnitee under this Article XIV (Indemnification; Limitation of Liability) for any claim or Loss to the extent caused by or to the extent increased by (i) any Walmart Indemnitee’s or anyone acting on its behalf’s use of an Alpha System or components or parts thereof other than in accordance with this Agreement and any documentation or use instructions of an Alpha System or components or parts thereof; (ii) any Walmart Indemnitee’s or anyone acting on its behalf’s use of such Alpha System in combination with non-Symbotic Software or other components other than as specifically authorized by Symbotic in writing; or (iii) any Walmart Indemnitee’s or anyone acting on its behalf’s use of materials, designs, methods, components, technology, Software, hardware or services not provided by or at the direction of Symbotic or its Affiliates, in each case, to the extent the claim or Loss would have been avoided but for any Walmart Indemnitee taking any of the actions described above.

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14.2 Other Symbotic Indemnification Obligations. Symbotic shall defend, indemnify and hold the Walmart Indemnitees harmless from and against all Losses resulting from claims made by a Third Party to the extent arising out of (a) damage to, destruction of, or loss of property or the injury to or death of any Walmart Indemnitee or any other person resulting from Symbotic’s performance of its obligations hereunder, or any defect in the design or construction of the Alpha System except to the extent such performance is at the written direction or request of a Walmart Indemnitee or such defect results from Symbotic following the written directions or requests of Walmart; (b) actions by employees or Subcontractors of Symbotic based on or arising out of: (y) their potential, current or past employment with or engagement by Symbotic, including any claim arising under workers’ compensation or other applicable Law, and any claim based on a theory that a Walmart Indemnitee is an employer or joint employer of any such employees or (z) unlawful treatment of Walmart Personnel by Symbotic Site Personnel; (c) any gross negligence, Willful Misconduct or actual fraud of Symbotic in the performance of this Agreement; (d) Symbotic’s violations of Laws or material non-compliance with Reference Standards applicable to Symbotic in its performance of its obligations under this Agreement in accordance with Exhibit O (Reference Standards); (e) any breach of this Agreement by Symbotic (whether such material breach is a result of an act or omission of Symbotic, a Symbotic Indemnitee or anyone acting on their behalf); or (f) the collection, use, disclosure or distribution of the photographs or video from the Symbotic cameras of the personal likeness of Walmart employees captured in such photographs or video pursuant to Section 1.19(b) above; provided, however, that Symbotic shall not be responsible for (or hold Walmart Indemnitees harmless from and against) Losses arising out of: (y) any action taken by Walmart relating to or against an employee or contractor based on or arising from the use of such photographs or video or (z) any action taken by law enforcement or a governmental authority based on or arising from the use of such photographs or video, except, in each case related to (a) through (f) of this Section 14.2 (Other Symbotic Indemnification Obligations), to the extent the claimed Losses are based on, arising out of or otherwise in connection with any event with respect to which Walmart otherwise has the obligation to indemnify Symbotic under this Agreement or Walmart’s breach of this Agreement.

14.3 Walmart Indemnity Obligations. Walmart shall defend, indemnify and hold Symbotic, its parent company, equity holders, any of Symbotic’s subsidiaries, Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Symbotic Indemnitees”) harmless from and against all Losses resulting from claims made by a Third Party to the extent arising out of: (a) damage to, destruction of, or loss of property or the injury to or death of any Symbotic Indemnitee or any other person resulting from Walmart’s performance of its obligations hereunder (other than if such performance is at the direction or request of a Symbotic Indemnitee) or its use of the Alpha System, and any such damage, destruction, loss of property, injury or death shall have been caused by or arising out of (i) removal of or modifications to Symbotic furnished safety features; (ii) disregard of, or acts or omissions in conflict with, Symbotic’s furnished user safety instructions; or (iii) improper maintenance or other modifications to an Alpha System or any portion or component thereof (other than to the extent Symbotic performed or directed such maintenance); (b) actions by employees of Walmart based on or arising out of: (x) their potential, current or past employment with Walmart, including any claim arising under workers’ compensation or other applicable Law, (y) any claim based on a theory that a

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Symbotic Indemnitee is an employer or joint employer of any such employees, or (z) unlawful treatment of Symbotic Site Personnel by Walmart Personnel; (c) any gross negligence, Willful Misconduct or actual fraud of Walmart in the performance of this Agreement; (d) Walmart’s violations of Laws applicable to Walmart in its performance of its obligations under this Agreement; (e) any breach of this Agreement by Walmart (whether such breach is a result of an act or omission of Walmart, a Walmart Indemnitee or anyone acting on their behalf); (f) any breach or violation of any occupational safety and health administration (“OSHA”) Laws, including, by Symbotic, any of Symbotic’s subcontractors, anyone directly or indirectly employed by them or anyone for whose acts any of them may be liable, in each case, arising from, relating to or in connection with any use of any other equipment, feature or component that Symbotic advised should not be used which shall nonetheless be used at the request of Walmart or anyone acting on its behalf; (g) all actions taken by Symbotic in compliance with written instructions of Walmart’s employees or representatives if Symbotic advised against or objected to such instructions before such action was taken; (h) product liability claims related to merchandise sold or otherwise distributed by Walmart; (i) all actions taken by Walmart following a Release Event in connection with Walmart’s completion of the manufacture and installation of Alpha Systems as contemplated by Section 4.4(f)(iii); and (j) any allegations that Walmart’s planned or actual use of any Alpha System in its and its Affiliates’ operations directly would cause or caused Walmart to terminate the employment of Walmart employees, except, in each case related to (a) through (j) of this Section 14.3 (Walmart Indemnity Obligations), to the extent the claimed Losses are based on, arising out of or otherwise in connection with any event with respect to which Symbotic otherwise has the obligation to indemnify Walmart under this Agreement or Symbotic’s breach of this Agreement.

14.4 Indemnification Procedure. In the event of a claim by a Third Party for which a Walmart Indemnitee or Symbotic Indemnitee (each, as applicable, an “Indemnitee”) seeks indemnification hereunder (“Third-Party Claim”), the Indemnitee shall promptly notify the other Party (the “Indemnifying Party”) in writing of any such Third-Party Claim and forward all related documents received with the Third-Party Claim to the Indemnifying Party. Any delay or failure of notice will not relieve the Indemnifying Party of its obligations except to the extent it has been actually and materially prejudiced thereby. The Indemnifying Party shall have sole control of the defense of any Third-Party Claim, except that:

(a) The Indemnitees reserve the right to be represented by counsel and the Indemnitees and their counsel shall have the right to participate in the defense or settlement of any Third-Party Claim. Such representation shall be at the expense of the Indemnitees, except that the Indemnifying Party shall, at its own expense, assign separate counsel to itself and to the Indemnitees if (i) the employment of separate counsel by Indemnitees has been previously authorized by the Indemnifying Party; (ii) the Indemnitees have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnitees in the conduct of any defense; or (iii) the Indemnifying Party does not continue to retain counsel to fulfill its indemnification obligation under this Section 14.4 (Indemnification Procedure).

(b) The Indemnifying Party shall not agree to any settlement of any Third-Party Claim if such settlement (i) imposes restrictions or liability on any Indemnitee or requires an admission of wrongdoing; or (ii) requires any action by any Indemnitee, including any payment, without the Indemnifying Party first obtaining such Indemnitee’s written consent.

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14.5 No Consequential Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTION 14.7 (EXCLUSION FROM LIABILITY CAPS), AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND AS A FUNDAMENTAL CONDITION HEREOF, EACH OF THE PARTIES AGREES THAT NEITHER SYMBOTIC NOR WALMART SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL LOSS, PUNITIVE DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, LOSSES RELATED TO PROCUREMENT OF ALTERNATIVE GOODS OR SERVICES, LOST PROFITS, DIMINUTION IN VALUE, LOSS OF DATA OR LOSS OF OPPORTUNITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION IN CONTRACT, TORT, STRICT LIABILITY OR NEGLIGENCE, OR OTHER ACTIONS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

14.6 Limitation of Liability.

(a) EXCEPT AS OTHERWISE PROVIDED IN SECTION 14.7 (EXCLUSION FROM LIABILITY CAPS), EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING UNDER EXHIBIT G (SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT), DURING THE TERM OF THIS AGREEMENT AND THE TERM OF THE SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT, AS APPLICABLE, SHALL NOT EXCEED [***] (SUCH AGGREGATE LIABILITY CAP, THE “LIABILITY CAP”).

14.7 Exclusion from Liability Cap. The limitations set forth in Section 14.6 shall not apply to the following categories of Losses, and such Losses shall not count towards the Liability Cap amount under this Article XIV:

(a) a Party’s or its Affiliates’ gross negligence, actual fraud or Willful Misconduct;

(b) Walmart’s obligation to pay the Charges;

(c) claims for indemnification under Section 14.1 (Infringement or Misappropriation of Intellectual Property Rights);

(d) claims for indemnification under Section 14.2(a) (Other Symbotic Indemnification Obligations);

(e) claims for indemnification under Section 14.3(a) (Walmart Indemnity Obligations);

(f) a breach of any obligation under:

(i) Section 4.1(a) (Software License) or Section 4.1(b) (Symbotic Property License);

(ii) the first sentence of Section 4.1(h)(i) but solely to the extent Walmart is violating the second sentence of Section 4.1(h)(i);

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(iii) the first sentence of Section 4.1(h)(ii), Section 4.1(h)(ii)(B) through (D), Section 4.1(h)(ii)(G) or Section 4.1(h)(ii)(H);

(iv) Section 4.1(h)(iii);

(v) Section 4.4(f) (Source Code License) or Section 4.4(g) (Rights in the Deposit Materials);

(vi) Article VII (Intellectual Property Rights);

(vii) Article X (Exclusivity); or

(viii) Section 12.1 (Treatment of Confidential Information Generally), Section 12.3 (Mandatory Disclosure), Section 12.4 (Return; Destruction of Information), Section 12.5 (Disclosure to Representatives; Obligations); or

(g) taxes for which a Party is responsible pursuant to Section 6.5 (Taxes).

(h) For the avoidance of doubt, the [***] and the [***] shall not count towards the Liability Cap under this Article XIV.

14.8 Treatment of Claims Under the Software Support and Maintenance Agreement. The provisions of Sections 14.5 and 14.6 shall also apply to Losses arising out of or in connection with the Software Support and Maintenance Agreement as if such Losses arose out of or in connection with this Agreement, and all Losses paid out under the Software Support and Maintenance Agreement shall be deducted from the Liability Cap as if such Losses were paid out under this Agreement. In the event of termination of this Agreement for any reason or expiration of this Agreement, the Liability Cap shall be the amount that existed on the date of termination or expiration.

ARTICLE XV

TERM AND TERMINATION

15.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until the twelfth (12th) anniversary thereof unless earlier terminated as provided in this Agreement (the “Initial Term”) or extended in accordance with Section 15.2 (Extension of the Term Upon Expiration); provided that if Walmart exercises its option to purchase the Optional Alpha Systems, the Initial Term shall begin on the Effective Date and shall continue until the date the last Optional Alpha System achieves Acceptance unless earlier terminated as provided in this Agreement or extended in accordance with Section 15.2 (Extension of the Term Upon Expiration).

15.2 Extension of the Term Upon Expiration. Provided that at the end of the Initial Term Walmart is not committing a Walmart Material Breach that it has failed to cure in accordance with Section 15.6 (Termination by Symbotic for Walmart Material Breach), this Agreement shall automatically renew at the end of the initial twelve (12) year term for successive one (1) year periods thereafter, unless either Party provides to the other Party at least one-hundred eighty (180) days’ notice prior to the end of the then-current term of its intent not to renew (the “Extension Term,” and “Term” shall mean the Initial Term and any Extension Term).

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15.3 Termination by Walmart for Symbotic Material Breach. Walmart may terminate (a) this Agreement upon a material breach of this Agreement by Symbotic that causes Walmart material harm under this Agreement taken as a whole or (b) a Project SOW or non-Project SOW upon a material breach of such Project SOW or non-Project SOW by Symbotic that causes Walmart material harm under such Project SOW or non-Project SOW taken as a whole (“Symbotic Material Breach”), in each case in the event that Symbotic has not cured such Symbotic Material Breach within ninety (90) days of receipt of a notice from Walmart describing in reasonable detail the Symbotic Material Breach (“Walmart Material Breach Notice”), provided that no cure period shall be available if the Symbotic Material Breach is not capable of being cured. In the event a Project SOW is terminated for a Symbotic Material Breach, the applicable Alpha System(s) shall be deducted from any commitments by Walmart under this Agreement, as set forth in Exhibit N (Expected Timeline). The Walmart Material Breach Notice shall specify whether the breach is curable, and if curable, the date on which the applicable cure period for the Symbotic Material Breach must be cured. At any time after expiration of the cure period (or in the Walmart Material Breach Notice, if such Symbotic Material Breach is not curable), Walmart may, upon written notice to Symbotic, terminate this Agreement or the applicable specific Project SOW or non-Project SOW.

15.4 Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule.

(a) In the event that in any calendar year the number of Major Performance Failures (as defined in Exhibit M (Performance Standards and Acceptance Criteria)) exceeds the greater of the following clause (a) or (b), as applicable: (a) two (2) Alpha Systems or (b) five percent (5%) of all Alpha Systems that have achieved Acceptance during or prior to such calendar year, and Symbotic (i) fails to correct such Major Performance Failures or (ii) cannot demonstrate that such Major Performance Failures were a result of the operation of the Alpha System at issue by Walmart Personnel, in each case within the Required Remediation Period, Walmart may, in its sole discretion, (x) provide a written notice that a Major Performance Failure has occurred (a “Major Performance Failure Notice”) and (y) (i) terminate this Agreement pursuant to Section 15.4(c) or specific Project SOW(s) or non-Project SOWs pursuant to Section 15.4(b), or (ii) provide Symbotic with additional time, determined by Walmart in its sole discretion, to allow Symbotic to remediate the Major Performance Failures, and (A) require that Symbotic cease some or all activities in connection with some or all In-Progress Alpha Systems (including, but not limited to, requiring that Symbotic cease all ongoing procurement activity, all development and installation activity, and/or all testing activity) and/or (B) postpone future Procurement Approval Dates until the applicable Alpha System has achieved the Performance Standards required for Acceptance; provided that in a year where only two (2) Alpha Systems have achieved Acceptance, the number of Major Performance Failures required to trigger Walmart’s rights pursuant to this Section 15.4 shall be one (1). If at the end of any additional cure period granted by Walmart pursuant to clause (y) of this Section 15.4(a), Symbotic has still failed to remediate the Major Performance Failures, Walmart shall provide Symbotic with a Major Performance Failure Notice and may terminate this Agreement pursuant to Section 15.4(c) or specific Project SOW(s) or non-Project SOWs pursuant to Section 15.4(b). The “Required Remediation Period” means a period of three (3) months for a Major Performance Failure resulting from the Alpha System Software or six (6) months for a Major Performance Failure resulting from all other causes, in each case from the date of Walmart’s written notice to Symbotic describing the failure in reasonable detail, such periods to be extended to account for any Excused Delays.

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(b) In the event that the Major Performance Failure concerns a specific Project SOW(s) or non-Project SOW(s), Walmart shall have the option to limit its termination to such Project SOW or non-Project SOW, subject to the cure periods set forth in Section 15.4(a). In the event a Project SOW is terminated for a Major Performance Failure, the applicable Alpha System shall be deducted from any commitments by Walmart required under this Agreement, as set forth in Exhibit N (Expected Timeline).

(c) Any termination for a Major Performance Failure shall occur pursuant to a termination notice delivered by Walmart within ninety (90) days of the date of the Major Performance Failure Notice. Upon receipt of such termination notice this Agreement shall be automatically terminated. If Walmart does not exercise the foregoing right to terminate within such ninety (90) day period, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 15.4(c) for the Major Performance Failure(s) that triggered such right. For the avoidance of doubt, Walmart shall not be deemed to have waived its right to terminate for any future Major Performance Failures that trigger the right to terminate pursuant to this Section 15.4(c). Termination pursuant to this Section 15.4(c) shall not be deemed a termination for material breach.

(d) Notwithstanding anything to the contrary in this Section 15.4 (Termination for Symbotic Failure to Meet Performance Standards), in the event that Symbotic and Walmart agree to introduce new or improved technology or innovation into implemented Alpha System(s) that results in the Performance Standards not being met for such Alpha System(s), Symbotic shall retrofit the Alpha System with prior existing technology as soon as reasonably practicable. If such retrofit is successfully made and the Performance Standards for such Alpha Systems are once again achieved, the Parties shall negotiate a fair and equitable sharing the cost of the retrofit.

15.5 Termination for Symbotic Change of Control. Walmart may terminate this Agreement in the event of a Symbotic Change of Control in which the Acquiring Person is, controls or is controlled by a Restricted Entity by providing written notice to Symbotic not later than ninety (90) days after receiving notice from Symbotic of the consummation of such Change of Control. Such notice by Walmart shall specify the effective date of termination, which may not be less than thirty (30) days or more than one hundred and eighty (180) days after delivery of such notice. For the avoidance of doubt, if a Person gains control of or becomes controlled by Symbotic and then a Restricted Entity gains control of or becomes controlled by such Person, Walmart may terminate this Agreement in accordance with this Section 15.5. If Walmart does not exercise the foregoing right to terminate within ninety (90) days after the right to terminate accrues, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 15.5 for the applicable Symbotic Change of Control.

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15.6 Termination by Symbotic for Walmart Material Breach. Symbotic may terminate (a) this Agreement upon a material breach of this Agreement by Walmart that causes Symbotic material harm under this Agreement taken as a whole or (b) a Project SOW or non-Project SOW upon a material breach of such Project SOW or non-Project SOW by Walmart that causes Symbotic material harm under such Project SOW or non-Project SOW taken as a whole (“Walmart Material Breach”), in each case in the event that Walmart has not cured such Walmart Material Breach within ninety (90) days of receipt of a notice from Symbotic describing in reasonable detail the Walmart Material Breach (“Symbotic Material Breach Notice”), provided that no cure period shall be available if the Walmart Material Breach is not capable of being cured. The Symbotic Material Breach Notice shall specify whether the breach is curable, and if curable, the date on which the applicable cure period for the Walmart Material Breach must be cured. At any time after expiration of the cure period (or in the Symbotic Material Breach Notice, if such Walmart Material Breach is not curable), Symbotic may, upon written notice to Walmart, terminate this Agreement or the applicable specific Project SOW(s) or non-Project SOW(s).

15.7 Termination for Insolvency. A Party hereto may terminate this Agreement by written notice with immediate effect if the other Party undergoes an Insolvency Event other than an Insolvency Event constituting the commencement of a bankruptcy proceeding under chapter 11 of the Bankruptcy Code.

15.8 Termination for CPS Failure. In the event that (a) in any calendar year, the number of Major CPS Failures exceeds the greater of: (i) [***] Alpha Systems or (ii) [***] of all Alpha Systems that have achieved Acceptance during or prior to such calendar year and Symbotic (x) fails to correct such Major CPS Failures or (y) cannot demonstrate that such Major CPS Failures were a result of the operation of the Alpha System at issue by Walmart Personnel, in each case within the CPS Remediation Period, or (b) Symbotic fails to remediate any Major CPS Failure for a continuous period of [***], Walmart may, at its option, (i) provide a written notice that a Major CPS Failure has occurred (a “Major CPS Failure Notice”) and (ii) (A) terminate this Agreement pursuant to this Section 15.8 or (B) extend the applicable CPS Remediation Period for a defined period of time mutually agreed upon in writing with Symbotic; provided that in a year where only [***] Alpha Systems have achieved Acceptance, the number of Major CPS Failures required to trigger Walmart’s rights pursuant to clause (a) of this Section 15.8 shall be [***]. If Symbotic fails to remediate the Major CPS Failure during the agreed-upon period of time, Walmart shall provide Symbotic with a Major CPS Failure Notice and may terminate this Agreement pursuant to this Section 15.8. The foregoing termination rights must be exercised by Walmart pursuant to a termination notice delivered by Walmart within ninety (90) days of the date of the Major CPS Failure Notice. Upon Symbotic’s receipt of such termination notice, this Agreement shall be automatically terminated. If Walmart does not exercise the foregoing right to terminate within such ninety (90) day period after the right to terminate accrues, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 15.8 for the Major CPS Failure(s) that triggered such right. For the avoidance of doubt, Walmart shall not be deemed to have waived its right to terminate for any future Major CPS Failures that trigger the right to terminate pursuant to this Section 15.8. Upon termination pursuant to this Section 15.8, Walmart shall pay to Symbotic the total amount of Symbotic Stranded Costs (as invoiced by Symbotic to Walmart) and all other Charges due and payable as of the termination date specified in Walmart’s termination notice. Payment of such Symbotic Stranded Costs and Charges shall be due thirty (30) days after receipt of an invoice and, upon Walmart’s request, any supporting documentation from Symbotic of such amount, but no earlier than the termination date specified in Walmart’s termination notice. Termination pursuant to this Section 15.8 shall not be deemed a termination for material breach.

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15.9 Effect of Termination.

(a) Software License and Symbotic Property License. Notwithstanding any termination or expiration of this Agreement, the Software License set forth in Section 4.1(a) (Software License) and the Symbotic Property License as specified in Section 4.1(b) (Symbotic Property License) shall continue in perpetuity for each Alpha System that has passed Acceptance, provided that upon termination of this Agreement for any reason, Walmart shall, within thirty (30) days of the effective date of such termination, inform Symbotic in writing that Walmart will continue to pay the Software License Fee for all Alpha Systems as set forth in Exhibit J (Pricing) for the remainder of the Software Fee Term applicable to the Software License Fee. The Software License shall terminate in the event that: (x) Walmart does not continue to pay the Software License Fee by the date specified in the preceding sentence and actually make such payments, or (y) Walmart continues to pay the Software License Fee, but fails to make such payment at any point in the future, subject to any cure periods permitted under this Agreement. For the avoidance of doubt, any provisions of this Agreement applicable to Walmart’s Software License Fee payment requirements shall survive and continue in full force and effect until such time that the final Software License Fee payment by Walmart for all applicable Alpha Systems has been made.

(b) Walmart Rights. In addition to Walmart’s rights under Section 4.4 (Escrow Deposit), upon expiration or termination of this Agreement for any reason, the following provisions shall apply:

(i) if Walmart so elects, subject to the terms of the applicable agreements, Symbotic shall assign, sublicense or novate to Walmart, any or all Third-Party agreements, including all licenses for Third-Party Software and technology, used to operate or maintain the Alpha Systems or the Services provided by Symbotic hereunder to the extent such agreements are not used by Symbotic to service other Symbotic customers or to service Symbotic’s internal needs or the needs of Symbotic’s Affiliates (such agreements, “Project Contracts”) and to the extent such Project Contracts are freely assignable to Walmart. Notwithstanding the foregoing, in no event shall Symbotic have any obligation to make any payment or expend any funds to effectuate such assignment, sublicense or novation; provided that, if a counterparty to Project Contract conditions such assignment, sublicense or novation on any payment, Symbotic shall consult in good faith with Walmart before rejecting any such request;

(ii) if Walmart so requests, Symbotic shall sell to Walmart at the fair market value and free from any security interest all or any part of the stocks of material and other assets, spare parts and other moveable property owned by Symbotic and either unique to the Alpha Systems installed at a Site or otherwise already designated by Symbotic for use by Walmart;

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(iii) subject to Article VII (Intellectual Property Rights), as applicable, Symbotic shall deliver to Walmart (to the extent not already delivered to Walmart or released as Deposit Materials pursuant to the Source Code Escrow Agreement):

(1) a reasonable number of copies of all existing Software Documentation and Deliverables, including all Design Documents and other documents produced in connection with the Services;

(2) one complete set of existing Design Documents and other documentation showing all alterations made to the Alpha System since the commencement of the operation of the Alpha System;

(3) one complete set of existing, up-to-date maintenance, operation and training manuals for the Alpha System;

(4) contact information for any Material Subcontractors engaged in operating or maintaining the Alpha Systems, together with a description of the activities conducted by such Material Subcontractor with respect to the Alpha Systems;

(5) a copy of any records and documents in Symbotic’s possession that Walmart reasonably requires to continue the ongoing operation of any Alpha System;

(iv) to the extent permitted by applicable Law, Symbotic shall assign to Walmart all Permits applicable to Work to be performed solely on the Sites;

(v) Symbotic shall take such other actions and execute such other documents as may be necessary to effectuate and confirm the foregoing matters; and

(vi) For the avoidance of doubt, Walmart shall not be obligated to pay any Unordered Alpha System Liquidated Damages in the event of a termination pursuant to Section 15.3 (Termination by Walmart for Symbotic Material Breach), Section 15.4 (Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule) or Section 15.8 (Termination for CPS Failure).

(c) Transitional Obligations. Provided that Walmart has paid all undisputed Charges that are due upon termination of this Agreement for any reason other than termination by Symbotic pursuant to Section 15.6 (Termination by Symbotic for Walmart Material Breach) for Walmart’s non-payment of undisputed Charges, Symbotic shall:

(i) except to the extent set forth in Section 15.10 (In-Progress Work), promptly cease all Services as of the effective date of termination of this Agreement, or if applicable a Project SOW or non-Project SOW, and as soon as practicable after the effective date of termination vacate, and cause all Symbotic Personnel to vacate, all applicable Sites, and leave all applicable Sites in a safe, clean and orderly condition;

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(ii) at Walmart’s request and at Walmart’s reasonable expense, cooperate fully with Walmart and any Third Party providing services to Walmart in order to achieve a smooth transition from Symbotic to Walmart or a Walmart Third Party provider; and

(iii) except to the extent set forth in Section 15.10 (In-Progress Work), as soon as practicable following the effective date of termination of this Agreement or any Project SOW or non-Project SOW, remove from the Sites all property of Symbotic. For the avoidance of doubt, Walmart shall own all Equipment and materials for which it has paid. If Symbotic has not removed its property within sixty (60) days after any notice from Walmart requiring it to do so, Walmart may (without being responsible for any loss, damage, costs or expenses) remove and sell any such property and will hold any proceeds less all costs incurred by Walmart in connection therewith, to the credit of any amount owing to Symbotic and otherwise to the credit and direction of Symbotic.

15.10 In-Progress Work.

(a) Notwithstanding the early termination of this Agreement, at the request of Walmart, Symbotic shall complete the Work under any executed Project SOW for which physical installation of the Alpha System at a Project Site has commenced (“In-Progress Alpha Systems”). This Agreement shall continue in full force and effect with respect to such In-Progress Alpha Systems until the earlier of: (a) the last of such In-Progress Alpha Systems achieves Acceptance, or (b) Walmart provides written notice to Symbotic to cease work on the In-Progress Alpha Systems specifying the date on which such work is to end and the date on which this Agreement shall be deemed terminated; provided that the following provisions shall not survive with respect to In-Progress Alpha Systems: Section 4 of Exhibit N (Priority Call on Capacity), Section 5 of Exhibit N (Priority Call on Design Resources), Section 4.5 of Exhibit J (Accelerated Ramp Bonus).

(b) In the event that Walmart elects not to complete the Work under Section 15.10(a), for any Project SOW that has been executed as of the date of termination, Walmart shall pay to Symbotic for each applicable Alpha System for which Work is being terminated: (i) any Cost of Material and Labor for materials and parts that have already been ordered and Work already performed as of the date Walmart provides written notice not to proceed with the Work and (ii) the Capital Markup Payment for such Alpha System.

15.11 Survival of Obligations. The rights and obligations of the Parties under the following provisions of this Agreement shall survive the termination or expiration of this Agreement: the payment obligations under Section 4.5 of Exhibit J (Accelerated Ramp Bonus), Section 4.1(a) (Software License, including Symbotic’s right to revoke the Software License as set forth therein), Section 4.1(b) (Symbotic Property License, including Symbotic’s right to revoke the Symbotic Property License as set forth therein), Section 4.1(c) (Successors), Section 4.1(e) (Software License Fee), Section 4.1(f) (Software Maintenance Term) and the related payment terms under Exhibit J (Pricing), Section 4.1(g) (License), Section 4.1(h) (Limitations and Restrictions), Section 4.1(i) (Walmart Authorized Third Parties), Section 4.4 (Escrow Deposit, with respect to the escrow duration, solely for the duration set forth in Section 4.4(d) (Escrow

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Duration) and with respect to the Source Code License, solely as set forth in Section 4.4(f) (Source Code License)), Section 4.5 (Bankruptcy); Section 6.1 (Charges), Section 6.2 (Invoicing), Section 6.4 (Adjustments for Inflation), Section 6.5 (Taxes), Article VII (Intellectual Property Rights), Article VIII (Insurance Requirements) (solely for the time period set forth therein), Section 12.1 (Treatment of Confidential Information Generally), Section 12.2 (Exceptions), Section 12.3 (Mandatory Disclosure), Section 12.4 (Return; Destruction of Information), Section 12.5 (Disclosure to Representatives; Obligations), Section 12.6 (No Walmart Personal Information) (last sentence only), Section 12.8 (Treatment of Security Information), Section 14.1 (Infringement or Misappropriation of Intellectual Property Rights) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 14.2 (Other Symbotic Indemnification Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 14.3 (Walmart Indemnity Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 14.4 (Indemnification Procedure), Section 14.5 (No Consequential Damages), Section 14.6 (Limitation of Liability), Section 14.7 (Exclusion from Liability Cap), Section 14.8 (Treatment of Claims Under the Software Support and Maintenance Agreement), Section 15.9 (Effect of Termination), Section 15.10 (In-Progress Work), this Section 15.11 (Survival of Obligations), Article XVI (Dispute Resolution), Article XVIII (Miscellaneous Provisions), (but with respect to Section 18.20 (Audit Rights) solely for the time period set forth in Exhibit R (Audit Rights)), Exhibit A (Definitions), Exhibit J (Pricing), Exhibit P (Stranded Costs), and Exhibit R (Audit Rights) (solely with respect to permissible post-termination audits). For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, each Party and each Person shall remain fully liable for any and all Losses incurred or suffered by the other party as a result of any breaches (or deemed breaches) of this Agreement by such Party or Person occurring prior to the termination or expiration of this Agreement.

ARTICLE XVI

DISPUTE RESOLUTION

16.1 Bifurcated Dispute Resolution Process; General Requirements. The Parties consent to the application of a bifurcated dispute resolution process as set forth in this Article XVI (Dispute Resolution), and hereby agree to the arbitrability of only those Disputes arising under or relating to Section 1.4(d) (Design Document Preparation), Section 1.14(d) (Acceptance Disputes) and Section 10.1(b), which Disputes shall be resolved pursuant to the expedited dispute resolution procedures set forth under Section 16.2 (Expedited Arbitration). Subject to Section 1.18(c) (Reference Standards) and Section 6.3 (Payment Disputes), all other Disputes between the Parties relating to, arising out of or in any way connected with this Agreement shall be resolved pursuant to the procedures set forth in Section 16.3 (Good Faith Dispute Resolution Process) prior to pursuing other available remedies as allowed under Section 16.4 (Right to Seek Additional Remedies).

16.2 Expedited Arbitration. All Disputes subject to resolution under this Section 16.2 (Expedited Arbitration) shall be resolved by arbitration conducted in the City of New York and administered by the American Arbitration Association (“AAA”) under the Expedited Procedures of its Commercial Arbitration Rules and Mediation Procedures (“AAA Rules”) in effect as of the date of this Agreement, except as modified herein. Arbitration shall be conducted

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before one (1) arbitrator and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties shall request that the arbitrator appointed pursuant to this Section 16.2 (Expedited Arbitration) and, where applicable, the AAA itself observe the provisions of this Section 16.2 (Expedited Arbitration). The Parties agree to engage exclusively in the process outlined under this Section 16.2 (Expedited Arbitration) to resolve the Disputes specified to be resolved under this Section 16.2 (Expedited Arbitration) arising under or relating to Section 1.4(d) (Design Document Preparation), Section 1.14(d) (Acceptance Disputes), Section 10.1(b), and submit to the following procedures therefor:

(a) The Party initiating the arbitration (the “Initiating Party”) shall make a demand for arbitration by delivering notice (each such notice being herein called an “Arbitration Notice”) of its desire for arbitration to the other Party (the “Responding Party”) within five (5) Business Days of the triggering of the provisions of this Section 16.2 (Expedited Arbitration). Notwithstanding the notice provisions of Section 18.13 (Notices), an Arbitration Notice under this Section 16.2(a) shall be given by email with telephone or facsimile confirmation and with a physical, paper copy sent by messenger or by overnight courier delivery service, with a copy to the AAA as provided under the AAA Rules. An Arbitration Notice shall describe the Dispute in question, with reference to the sections or provisions of this Agreement under which such Dispute arises, and shall list all then-known relevant witnesses, documents or other information that the Initiating Party deems necessary for a determination to be rendered.

(b) Within five (5) Business Days after the Responding Party’s receipt of an Arbitration Notice, the Parties shall, in good faith, seek to agree upon a mutually acceptable arbitrator from the AAA roster who shall have experience in resolving disputes similar the Dispute at issue with respect to either the Services or the Work, if such issues are material to the Dispute.

(c) If agreement as to a mutually acceptable arbitrator is not reached within such five (5) Business Day period, then the Parties shall immediately notify the AAA that mutual agreement has not been reached and the Parties shall defer to the AAA for appointment and selection of the arbitrator in accord with Rule E-4 of the Expedited Procedures. The Parties shall advise the AAA that with respect to arbitrator selection for any arbitration conducted under this Section 16.2 (Expedited Arbitration), they agree upon the following: (1) the list of arbitrators referred to in Rule E-4(a) shall be issued within ten (10) Business Days from the date of the AAA’s receipt of notification under this Section 16.2(c); (2) the Parties shall agree to an arbitrator from the list provided under Rule E-4(a), and shall so notify the AAA, within five (5) Business Days of receipt of such list; (3) if the Parties are unable to agree upon an arbitrator as previously described, the Parties shall notify the AAA by email and a copy via regular mail within five (5) Business Days after receipt of the list of the two arbitrators that they would like to strike pursuant to Rule E-4(b); and (4) the Parties shall object to the AAA’s appointment of an arbitrator under Rule E-4(b) within three (3) Business Days of such appointment or any such objection shall be waived.

(d) With respect to any arbitration conducted under this Section 16.2 (Expedited Arbitration), the Parties agree (and so shall advise the AAA of this agreement) that: (1) the exchange of exhibits under Rule E-5 shall include a statement of position and final offer from each Party setting forth in no more than three (3), double spaced pages the decision and award that it believes the arbitrator should render (“Position”); (2) despite the guidelines set forth in Rule E-6, if either Party objects to a resolution of the Dispute on a submission of the documents without

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a hearing, regardless of the amount in controversy, then the arbitration shall include a hearing; (3) in all instances, the procedures set forth in Rule E-6 (a) – (g) shall be utilized; (4) any notice of hearing, as required under Rule E-7, shall be given at least five (5) Business Days in advance of any hearing; (5) any additional hearing shall be held within two (2) Business Days after the initial hearing and, in total, no more than twenty (20) hours of hearings may be held in any arbitration conducted under this Section 16.2 (Expedited Arbitration); and (6) the decision and award of the arbitrator shall be made not later than thirty (30) calendar days after completion of the hearing and shall be final and binding on the Parties.

(e) The arbitrator shall be authorized solely to issue a decision and award upon one of the two following criteria:

(1) if the Dispute at issue arises under Section 10.1(b) and relates to the propriety of a termination, the arbitrator may simply decide whether such termination was or was not proper pursuant to the Agreement and, specifically with respect to Section 10.1(b), may only decide on the propriety of the termination for the limited purpose permitted thereunder; or

(2) as to all other types of Disputes subject to arbitration under this Section 16.2 (Expedited Arbitration), either that Walmart’s Position or Symbotic’s Position is correct: i.e., the arbitrator shall not be authorized to issue a determination which differs from both Parties’ Positions and the arbitrator may only select the Position of one of the Parties.

The arbitrator may not modify or vary in any way the provisions of this Agreement.

(f) Any arbitrator appointed hereunder shall neither be, nor have been, employed or engaged by Walmart, Symbotic or any Affiliate of Walmart or Symbotic, and, in all other respects, shall be independent.

(g) The administrative fees and expenses of any arbitration shall be equally shared by the Parties, but the reasonable attorneys’ fees, experts’ fees and related costs of the successful Party shall be borne by the unsuccessful Party.

(h) Disputes under this Section 16.2 (Expedited Arbitration) shall be resolved by arbitration in accord with the rules and procedures referenced and set forth herein without regard to the state’s conflicts of law principles.

16.3 Good Faith Dispute Resolution Process. Subject to Section 1.18(c) (Reference Standards) and Section 6.3 (Payment Disputes) and as set forth in Section 16.1 (Bifurcated Dispute Resolution Process; General Requirements), all Disputes not subject to the expedited dispute resolution process set forth in Section 16.2 (Expedited Arbitration) shall be resolved pursuant to the process set forth in Article IV of Exhibit D (Relationship Governance). Each Party shall treat all discussions and negotiations conducted by the Parties pursuant to Article IV of Exhibit D (Relationship Governance) relating to such dispute as confidential and all such negotiations shall be considered to be compromise and settlement negotiations for purposes of applicable rules of evidence.

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16.4 Right to Seek Additional Remedies. In the event a Dispute is not resolved by Article IV of Exhibit D (Relationship Governance) as described above, and was not subject to expedited arbitration under Section 16.2 (Expedited Arbitration), within ten (10) Business Days of escalation to Level 3 personnel (as described in Exhibit D (Relationship Governance)), then each Party shall be free to pursue any and all remedies available to such Party, at law or in equity, subject to the terms of this Agreement; provided, however, that nothing herein shall preclude either Party from seeking preliminary restraining orders, preliminary injunctions or other equitable relief from a court of competent jurisdiction pending the completion of the procedure set forth herein. If any such Dispute arises following the termination of this Agreement, each Party shall use its commercially reasonable efforts to follow a process consistent with that set forth in this Section 16.4 (Right to Seek Additional Remedies).

16.5 Statute of Limitations; Toll. The initiation of this Dispute resolution process shall toll the running of the statute of limitations for any cause of action arising from any Dispute. The initiation of the Dispute resolution procedures described in this Section 16.5 (Statute of Limitations; Toll) shall not prevent any Party from exercising any of its other rights or remedies available under this Agreement. Each Party agrees to continue performing its obligations under this Agreement while a Dispute is being resolved except to the extent the issue in Dispute precludes performance (and Dispute over payment shall not be deemed to preclude performance).

ARTICLE XVII

FORCE MAJEURE

17.1 Force Majeure. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control (a “Force Majeure Event”), including: (a) acts of God; (b) any earthquake, hurricane, flood, fire, tsunami and other natural disaster; (c) any hostility, riot, act of war (whether declared or not), sabotage, terrorism or military actions, or any escalation or worsening of any such hostility, riot, act of war, sabotage, terrorism or military actions; (d) cyberattacks or cyberterrorism (including by means of cyberattack by or sponsored by a Governmental Authority) except for cyberattacks or cyberterrorism specifically targeted at Walmart or Symbotic; (e) embargoes or blockades in effect on or after the Effective Date; (f) national or regional emergency; (g) strike, labor stoppages, labor disputes or slowdowns or other industrial disturbances by employees of persons other than Symbotic and its Subcontractors (other than any labor disputes that are limited to Symbotic and its Personnel); (h) shortage of adequate power or transportation facilities; (i) failures of utilities (e.g., power companies, Internet service providers, telecommunications providers); (j) global health conditions including any epidemic, pandemic or disease outbreak (including any Law or public health response, guideline, recommendation or directive, in each case, of any Governmental Authority in relation thereto, including providing for business closures, “shelter-in-place,” social distancing, travel restrictions, border controls or other restrictions that relate to, or arise out of any epidemic, pandemic or disease outbreak or any change in such Law or public health response following the date hereof); and (k) a shortage of raw materials necessary for the construction of an Alpha System such that these raw

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materials are not available on commercially reasonable terms. The Party suffering a Force Majeure Event shall give notice of the Force Majeure Event to the other Party as soon as reasonably practicable, stating the period of time the occurrence is expected to continue, and shall use reasonably diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. Walmart may terminate this Agreement if a Force Majeure Event affecting Symbotic continues substantially uninterrupted for a period of one hundred twenty (120) days or more.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.1 Integrated Agreement. This Agreement, as may be amended or supplemented from time to time in accordance with the terms hereof, the Acquisition Agreement, as may be amended or otherwise modified or supplemented from time to time in accordance with the terms thereof, and the Confidentiality Agreement, together with all exhibits referenced herein and therein and in instruments provided pursuant hereto and thereto, constitutes the complete integrated agreement between the Parties concerning the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, the Schedules attached hereto or any instrument delivered pursuant thereto, the terms and conditions of this Agreement shall control except with respect to any provisions relating specifically to a Project, in which event, the Schedule, Exhibit or instrument related specifically to such Project shall control; provided, however, that in the event of a conflict between any of the terms and conditions of Article V (Superintendence and Employees), Article VII (Intellectual Property Rights), Article X (Exclusivity), Article XII (Confidentiality and Access to Walmart Systems), Article XIV (Indemnification; Limitation of Liability), Article XV (Term and Termination), or Article XVIII (Miscellaneous Provisions) of this Agreement and the terms and conditions of any Schedule, Exhibit or instrument, the terms and conditions of such sections of this Agreement shall control (unless expressly stated otherwise in the Schedule, Exhibit, or instrument). Any exceptions expressly included in a particular Schedule, Exhibit or instrument, or any such conflict in which the terms and conditions of a Schedule, Exhibit or instrument control, shall apply only for purposes of the applicable Schedule, Exhibit or instrument, as the case may be, and shall not be deemed to in any way amend, modify, cancel, or waive the provisions of this Agreement or any other Schedule, Exhibit or instrument. In the event of a conflict between the term of this Agreement and a Project SOW, the terms of this Agreement shall control (unless expressly stated otherwise in the Project SOW).

18.2 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction nor shall it invalidate the entire Agreement. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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18.3 Interpretation. References herein to any applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever used in this Agreement, except as otherwise expressly provided any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders and the terms “include,” “includes” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including all Schedules and Exhibits to this Agreement and any instrument entered into pursuant to this Agreement) and references herein to Sections, Articles, Schedules or Exhibits refer to the applicable sections, articles, schedules or exhibits of this Agreement. All references to “dollars” or “$” are to United States dollars, unless otherwise specified. All reference to “U.S.” shall be deemed references to the United States of America. Unless a different standard for approval or consent is otherwise specified herein, consents or approvals required under this Agreement shall not be unreasonably withheld, conditioned or delayed. Where a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of such day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of such day; a reference to a day is a reference to a period of time commencing at midnight and ending the following midnight; a reference to a Business Day is a reference to a period of time commencing at 9:00 AM local prevailing time on a Business Day and ending at 5:00 PM local prevailing time on the same Business Day; if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day. Accounting terms used herein shall be as used in accordance with GAAP unless otherwise specified. Whenever this Agreement requires a subsidiary of any Person to take any action, such requirement shall be deemed to include an undertaking on the part of such Person to cause such subsidiary to take such action. For the avoidance of doubt, whenever this Agreement requires Walmart to take any action, such requirement shall be deemed to include an undertaking on the part of Walmart to cause its applicable subsidiary to take such action. Any reference to an Exhibit, Schedule (including any Project Time Schedule), Project SOW or Non-Project SOW refers to that Exhibit, Schedule, Project SOW or Non-Project SOW as it may have been amended, supplemented or otherwise modified from time to time by the Parties pursuant to the terms of this Agreement.

18.4 Equitable Relief. Each Party acknowledges and agrees that any failure by such Party to perform its obligations under this Agreement may result in irreparable harm to the other Party, because monetary damages alone may not provide sufficient relief, and that the other Party is therefore entitled to seek specific performance or an injunction (without any need or requirement to post a bond) to enforce all its rights under this Agreement in accordance with the terms of this Agreement.

18.5 Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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(b) Without limiting Symbotic’s rights under Section 5.5(a) to subcontract and delegate to Subcontractors, neither Party to this Agreement may assign any of its rights or obligations hereunder (or in any certificate or instrument entered into or provided in connection herewith) by contract, operation of law or otherwise without the prior written consent of the other Party; provided, however, that either Party may, without the prior written consent of the other Party, assign all or any portion of its rights or obligations under this Agreement (or under any certificate or instrument entered into or provided in connection herewith) to one or more Persons constituting an Affiliate thereof as of immediately prior to such assignment, but no such assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, including the foregoing provisions of Section 18.5(b), a Party may, without the prior consent of the other Party and at any time, but subject to compliance with Section 9.1 (Notice Right), assign all or any portion of its rights or obligations under this Agreement (or under any certificate or instrument entered into or provided in connection herewith) to any Acquiring Person or any Affiliate thereof as part of a Change of Control of such assigning Party.

18.6 Cumulative Remedies. Subject to the terms and provisions hereof, remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at Law (subject to the limitations set forth in this Agreement) or in equity.

18.7 Late Payments. Any due and unpaid amount owed under this Agreement by either Party to the other shall incur a late charge equal to the lower of (i) ten percent (10%) per annum and (ii) the highest rate permitted by Law, on all amounts not subject to a bona fide dispute under Section 6.3 (Payment Disputes) that are overdue beyond thirty (30) days, but this late charge will not waive or extend any obligation of a Party to make undisputed payments when due. In case a late payment is the result of a good faith dispute that is subsequently resolved in payee Party’s favor, interest shall accrue from the date of resolution of the dispute until the date of actual payment by payor Party. In case a late payment is not with respect to a payment subject to a good faith dispute, interest shall accrue from the date that such payment was due until the date of actual payment by payor Party. For the avoidance of doubt, Symbotic’s rights to receive a late payment fee under this Section 18.7 (Late Payments) shall not be in lieu of Symbotic’s rights under this Agreement.

18.8 Governing Law. This Agreement and any dispute of any kind in connection therewith, including in connection with the entering into, performance or termination thereof shall be governed solely by the Laws of the State of Delaware in the United States of America, without regard to its Laws regarding conflicts of laws.

18.9 Jurisdiction; Venue. Subject to Article XVI (Dispute Resolution), the Parties mutually consent and submit to the sole jurisdiction of the federal and state courts for New Castle County, Delaware, and agree that any action, suit or proceeding concerning this Agreement or any of the related agreements which may be entered into between Walmart and Symbotic, including in connection with the entering into, performance or termination thereof, shall be brought only in the federal or state courts for New Castle County, Delaware; provided, however, that either Party may bring an equitable action in any court having jurisdiction with respect to a breach or threatened breach by the other Party of Section 1.26 (Non-Solicitation), Article IV (Licensing and Technology Escrow), Article VII (Intellectual Property Rights) or Article XII (Confidentiality and Access to Walmart Systems). The Parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court for New Castle County, Delaware, any defense or objection based upon lack of personal jurisdiction, improper venue, or inconvenience of forum. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS CLAUSE AND AGREE WILLINGLY TO ITS TERMS.

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18.10 Waiver of Right to Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING CONCERNING THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS WHICH MAY BE ENTERED INTO BETWEEN WALMART AND SYMBOTIC, INCLUDING IN CONNECTION WITH THE ENTERING INTO, PERFORMANCE OR TERMINATION THEREOF.

18.11 Publicity. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement; provided, however, that Symbotic and Walmart, respectively, shall be permitted to (a) disclose the existence (but not any of the terms) of this Agreement in connection with an RFP, (b) to disclose the terms of this Agreement to actual and prospective Financing Partners, auditors, investors or purchasers of such Party or its assets or to Third Parties in connection with Symbotic’s obligations under Section 1.25 (Third-Party Agreements) hereof; provided that these individuals are not employed by or affiliated with any Restricted Entity and are made subject to written duties of confidentiality substantially similar to the duties of confidentiality to which the disclosing party is subject under this Agreement (subject to the exceptions in Article XII (Confidentiality and Access to Walmart Systems)) and (c) make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls so long as such statements, disclosures or communications are consistent in tone and substance with previous public statements, disclosures or communications made by the Parties or to the extent that they have been reviewed and previously approved by each other Party.

18.12 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar of different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18.13 Notices. The Parties shall agree on a process regarding notices for day-to-day operational activities. All other notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing (which shall include email) and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt

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requested) or by e-mail; (c) the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid); or (d) on the date sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a), (b) and (c) of this Section 18.13. Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section):

If to Walmart:

SVP, Innovation and Automation

601 N. Walton Blvd.

Bentonville, AR 72716

[***] (or the email of the then-current SVP, Innovation and Automation)

With a copy to:

VP, Chief Counsel Supply Chain

601 N. Walton Blvd.

Bentonville, AR 72716-0710

[***] (or the email of the then-current Chief Counsel, Supply Chain)

If to Symbotic:

Chief Executive Officer

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

[***]

With a copy to:

General Counsel

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

[***]

18.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18.15 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

18.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by Facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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18.17 Relationship of the Parties. Nothing herein shall be construed to create a joint venture or partnership between the Parties or an employee/employer or agency relationship. Symbotic shall be an independent contractor pursuant to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Third Party.

18.18 Ambiguities. The Parties negotiated this Agreement in good faith. Any ambiguities in the language of this Agreement are not to be construed or resolved against either Party based on the fact that such Party was principally responsible for drafting this Agreement.

18.19 No Third-Party Beneficiaries. Except with respect to Walmart Indemnitees or Symbotic Indemnitees, which shall constitute third-party beneficiaries hereunder, this Agreement is for the sole benefit of the Parties and their respective permitted successors and assignees.

18.20 Audit Rights. Each Party shall have the audit rights to which it is entitled under Exhibit R (Audit Rights).

18.21 Exhibits. Exhibits referenced herein may be modified from time to time by written agreement of the Parties. References herein to an Exhibit shall mean the then-current version of the Exhibit, including any agreed amendments.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

WALMART INC.	SYMBOTIC LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit A

Definitions

In the Agreement, the following terms have the meanings specified or referred to in this Exhibit A (Definitions), and shall be equally applicable to the singular, plural and possessive forms.

“AAA” has the meaning set forth in Section 16.2.

“AAA Rules” has the meaning set forth in Section 16.2.

“Acceptance” has the meaning set forth in Section 1.14(c).

“Acceptance Criteria” has the meaning set forth in the applicable Project SOW.

“Acceptance Date” has the meaning set forth in the applicable Project SOW.

“Acquired Person” means any Person or its Affiliates that is a Party to a transaction in which Symbotic or an Affiliate thereof is an Acquiring Person.

“Acquiring Person” means a Person or a group of Persons acting in concert that is or are, as the case may be, the acquiring party or parties in a Change of Control; provided, however, that for the purpose of a Change of Control, a Person that is a wholly-owned Affiliate of a Party as of immediately prior to the first transaction in a series of related transactions which would otherwise constitute a Change of Control of such Party shall not be deemed an Acquiring Person in such a Change of Control; provided, further, that no member of the Cohen Group (alone or with other members of the Cohen Group) shall be deemed an Acquiring Person in such a Change of Control.

“Acquisition Agreement” means the Purchase and Sale Agreement, entered into between Walmart and Symbotic Inc. on January 15, 2024.

“Acquisition Closing Date” means the Closing Date defined in the Acquisition Agreement.

“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, whether through ownership of securities, by contract or otherwise, for so long as such relationship is in effect (including Affiliates subsequently established by acquisition, merger or otherwise). For purposes of the rights and obligations under this Agreement, C&S and GreenBox and their respective subsidiaries shall not be deemed to be Affiliates of Symbotic or their respective Affiliates.

“Aggregate Data” has the meaning set forth in Section 7.5.

“Agreement” has the meaning set forth in the Preamble.

“Alpha System” means Symbotic’s proprietary automated system for storing individual units of products and facilitating picking and packing of individual units of products stored within the automated system for delivery of orders to individual consumers, including the Alpha System Software, and all other components as provided by Symbotic to Walmart under this Agreement.

“Alpha System Development Fees” has the meaning set forth in Exhibit J (Pricing).

“Alpha System Enhancements” has the meaning set forth in Section 4.2(b).

“Alpha System Software” means the Symbotic-provided Software (i) installed on the Equipment, including, in accordance with Exhibit G (Software Support and Maintenance Agreement), all Releases and Maintenance Modifications, and any configurations and customizations and (ii) used in the operation of the Alpha System, including, to manage bots, lifts, pick stations, decant stations, and dispense stations, safety, and to communicate with Walmart’s designated business or management Software.

“Applicable Specifications” means the Design Documents and the Software Documentation and any other Symbotic user manuals made available by Symbotic to Walmart.

“Arbitration Notice” has the meaning set forth in Section 16.2(a).

“As Built Drawings” shall mean a revised set of drawings submitted by Symbotic upon Acceptance of an Alpha System, which shall reflect all changes made in the Applicable Specifications and drawings of such Alpha System during performance of the Work, and show the exact dimensions, geometry, and location of all elements of such Alpha System.

“ASR” has the meaning set forth in the Recitals.

“Automated Material Handling Systems MAA” means that certain Second Amended and Restated Master Automation Agreement, dated as of May 20, 2022, by and among Walmart, Symbotic and Symbotic Inc. (f.k.a Warehouse Technologies LLC).

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. §101 et seq.) entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any state thereof or other applicable jurisdictions (whether or not in the United States) from time to time in effect affecting the rights of creditors generally.

“Baseline Cost” has the meaning set forth in Exhibit J (Pricing).

“Big 4 Accounting Firm” means any of Deloitte, Ernst & Young, KPMG, and PricewaterhouseCoopers, as such list may be amended from time to time by mutual agreement of the Parties.

“Board Observer” has the meaning set forth in Section 1.30(b).

“Board of Directors” has the meaning set forth in Section 1.30.

“Bots” shall mean a mobile vehicle that retrieves and stores totes or cases inside of the automated storage and retrieval structure in an Alpha System.

“Build Out Phase” means the period commencing on the Effective Date until the date on which there has been Acceptance of all Initial Alpha Systems, or, if Walmart exercises its option to purchase the Optional Alpha Systems, then the date on which there has been Acceptance of all Optional Alpha Systems, in each case as such number of Alpha Systems to be completed under this Agreement may be adjusted pursuant to Exhibit N (Expected Timeline).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“C&S” has the meaning set forth in Section 10.1(c).

“Capacity Failure” has the meaning set forth in Exhibit N (Expected Timeline).

“Capital Markup Payments” has the meaning set forth in Exhibit J (Pricing).

“Chairman of the Board of Directors” has the meaning set forth in Section 1.30.

“Change of Control” means a transaction or a series of related transactions by which (a) an Acquiring Person obtains the direct or indirect ownership of more than fifty percent (50%) of the applicable Person’s (or its direct or indirect controlling Person’s) outstanding voting power by sale, merger, reorganization or otherwise; (b) an Acquiring Person obtains the direct or indirect voting power to elect a majority of the directors of the applicable Person’s (or its direct or indirect controlling Person’s) board of directors (or other similar governing body); (c) an Acquiring Person obtains directly or indirectly or exclusively licenses all or substantially all of the applicable Person’s (or its direct or indirect controlling Person’s) assets related to this Agreement; (d) the majority of the seats on the board of directors (or other similar governing body) of the applicable Person (or its direct or indirect controlling Person) cease to be occupied by Persons who either (i) are members of such governing body on the date hereof or (ii) are elected by, or nominated by, such governing body (or a committee thereof) for election to such governing body; (e) with respect to Symbotic only, the members of the Cohen Group, directly or indirectly, hold (in the aggregate) less than twenty five percent (25%) of the voting power of the fully-diluted equity capital of Symbotic (or its direct or indirect controlling Person); or (f) with respect to Symbotic only, if Symbotic, any of its direct or indirect subsidiaries, Richard B. Cohen, any other member of the Cohen Group (i) during the Exclusivity Period, Transfers any Interests (other than in a public market transaction on a national securities exchange of Symbotic or its applicable direct or indirect subsidiary, provided that, to the actual knowledge of the Person Transferring any Interests in any such public market transaction, such public market transaction is not a block-sale arranged or executed by a registered broker-dealer that would reasonably be expected by such Person to result in Interests being Transferred to Exclusivity Entity) or (ii) during the Exclusivity Period, Transfers the ownership of material Symbotic Intellectual Property used in or required for the Alpha System, in each case of (i) and (ii) to Exclusivity Entity. Notwithstanding anything to the contrary, the occurrence of a Change of Control or Substantial Sale of Interests shall not modify this definition of Change of Control with respect to later transactions or series of related transactions, to the extent then applicable. Notwithstanding anything to the contrary, a Transfer of Interests to, or any other Transfer of Interests among, any members of the Cohen Group shall not constitute a Change of Control.

“Change Order” has the meaning set forth in Section 1.12.

“Change Request” has the meaning set forth in Section 1.12.

“Charges” has the meaning set forth in Section 6.1.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Cohen Group” means (i) Richard B. Cohen, (ii) his immediate family members and their descendants and the spouses thereof (“Immediate Family”), (iii) trusts for the benefit of Richard B. Cohen or his Immediate Family, (iv) charitable trusts, foundations or other charitable giving vehicles for which Richard B. Cohen or his Immediate Family retain voting control of the securities held thereby or ultimate beneficial ownership of the securities contributed thereto, (v) any of the transferees or assignees of the foregoing for estate planning purposes for no (or nominal) consideration, (vi) the estates of any of the foregoing and (vii) any other Person with respect to which any of the foregoing Persons holds, directly or indirectly, individually or with any other such Person, the majority of the beneficial ownership.

“Comparable System” means [***].

“Confidential Information” means Walmart Confidential Information or Symbotic Confidential Information, as applicable.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 5, 2024, by and between Buyer and Seller.

“Consumable” has the meaning set forth in the applicable Project SOW.

“Contract Year” means (a) the period beginning on the Effective Date and ending on the date immediately prior to the first (1st) anniversary of the Effective Date and (b) each annual period thereafter beginning on the anniversary of the Effective Date and ending the date immediately prior to the subsequent anniversary of the Effective Date.

“Cost of Material and Labor” means the cost of material and labor for an Alpha System calculated in accordance with Exhibit J (Pricing).

“Covered Taxes” has the meaning set forth in Section 6.5(a).

“CPS Failure” has the meaning set forth in Exhibit V (Continuous Performance Standards).

“CPS Remediation Period” has the meaning set forth in Exhibit V (Continuous Performance Standards).

“Dedicated Provider” means a Third Party or Symbotic Affiliate logistics provider or distributor who, for an Alpha System, dedicates a majority of the throughput capacity of such Alpha System to an Exclusivity Entity.

“Defect” means the failure of the Alpha System to comply with the Applicable Specifications.

“Delayed Work” has the meaning set forth in Section 4 of Exhibit N (Expected Timeline).

“Deliverables” has the meaning set forth in Section 7.2(a).

“Deposit Materials” has the meaning set forth in Section 4.4(a)(vi).

“Derivative Work” means a work that is based upon one or more preexisting works and that, if prepared without the authorization of the owner of the preexisting work, would constitute a copyright infringement, or any improvement, enhancement, modification or adaptation of or to a preexisting work.

“Design Documents” has the meaning set forth in Section 1.4(d).

“Designs” has the meaning set forth in Section 7.2(a).

“Direct Pay Permit” has the meaning set forth in Section 6.5(c).

“Disclosing Party” has the meaning set forth in Section 12.1.

“Dispute” means any dispute or difference of any kind whatsoever between the Parties arising under, out of or in any way in connection with the Agreement (including any question regarding its existence, validity or termination and whether based in breach of contract, tort or any other legal doctrine) or the execution of the Services or the Work, including any dispute as to any decision, opinion, interpretation, instruction, determination, acceptance, or payment, whether during the execution of the Services or the Work after completion thereof and whether before or after the termination, abandonment or breach of the Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Equipment” means all materials and parts required for an Alpha System as set forth in a Project SOW. For the avoidance of doubt, “Equipment” shall include Spare Parts provided under Exhibit S (Spare Parts and Aftermarket Support).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Exclusivity Entity” means [***].

“Exclusivity Period” has the meaning set forth in Section 10.1(a).

“Expected Timeline” has the meaning set forth in Exhibit N (Expected Timeline).

“Excused Delay” has the meaning set forth in Section 3.1.

“Exemption Certificate” has the meaning set forth in Section 6.5(c).

“Existing Relationship” has the meaning set forth in Section 10.1(d).

“Extension Term” has the meaning set forth in Section 15.2.

“Feedback” means ideas, suggestions, recommendations, feedback or designs provided to Symbotic regarding the Alpha System, Symbotic Property, and the Services.

“Financing Partner” means, with respect to a Person, lenders, any lessor under a leveraged lease transaction, or equity (including tax equity) investors, and any trustee or agent of such lenders, lessors or equity investors providing equipment, development, bridge, construction, interim, long term, sale-leaseback or permanent equity or debt financing or refinancing of the equipment, or the development, construction, ownership, leasing, operation or maintenance (including working capital) of any Alpha System or related products or services, whether that financing or refinancing takes the form of private debt or equity, public debt or equity or any other form.

“Force Majeure Event” has the meaning set forth in Section 17.1.

“Form Project SOW” has the meaning set forth in Section 1.5.

“GAAP” means generally accepted accounting principles in effect from time to time.

[***]

[***]

“General SOW Provisions” has the meaning set forth in Section 1.5.

“Go-Live” means the date on which the first order is fulfilled for a customer using any Symbotic automated pickup and delivery order system at a pickup and delivery site.

“Governmental Authority” means any federal, state, interstate, regional, local, county, parish, town, city, or municipal government, whether domestic or foreign, or any department, court, agency, commission, bureau, board, or other administrative, regulatory, or judicial body of any such government.

“GreenBox” has the meaning set forth in Section 10.1(c).

“Hiring Party” has the meaning set forth in Section 1.26.

“Immigration Laws” has the meaning set forth in Section 5.7.

“In-Progress Alpha Systems” has the meaning set forth in Section 15.10(a).

“Indemnifying Party” has the meaning set forth in Section 14.4.

“Indemnitee” has the meaning set forth in Section 14.4.

“Independent” shall mean a Person who qualifies as an “independent director” under the listing standards of NASDAQ and Rule 10A-3(b)(ii) of the Securities Exchange Act of 1933.

“Infringement Claim” has the meaning set forth in Section 14.1(a).

“Initial Alpha Systems” has the meaning set forth in Section 1.1(a).

“Initial Term” has the meaning set forth in Section 15.1.

“Initiating Party” has the meaning set forth in Section 16.2(a).

“Insolvency Event” shall mean any of the following: (i) a Party voluntarily commences any proceeding under any Bankruptcy Law; (ii) a Party has a proceeding under any Bankruptcy Law involuntarily commenced against it, and such proceeding is not dismissed or terminated within ninety (90) days of commencement; (iii) a Party makes a general assignment for the benefit of creditors; or (iv) a Party has a receiver, trustee, custodian or similar agent appointed by final order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

“Installation Commencement Date” has the meaning set forth in Section 1.8.

“Intellectual Property” means all rights, throughout the world, in: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, corporate names, slogans, any other indicia of origin, and all goodwill associated with the foregoing, whether or not registered with a governmental authority, and any applications for such registrations; (iii) copyrights and other works of authorship, whether or not registered with a governmental authority; (iv) non-public inventions, methods, processes, know-how, data collections, and other confidential information whether or not any of the foregoing is a legally protectable trade secret; (v) databases; (vi) personal information; or (vii) any other intellectual property rights or intangible proprietary rights.

“Interests” means the capital stock of, or other Equity Interests in Symbotic and each of its direct and indirect subsidiaries, including Symbotic Canada.

“Investment and Subscription Agreement” has the meaning set forth in Section 1.30(b).

“Key Employees” has the meaning set forth in Section 5.4.

“Law” means any law, declaration, decree, standards, code (including the National Fire Protection Association codes and standards), legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, domestic, international, or foreign, and any rules and regulations of self-regulatory organizations that may be applicable to a Party in the performance of its obligations under this Agreement, in each case that are in effect from time to time during the Term.

“Legacy Alpha System” shall mean the proprietary automated pickup and delivery order system(s) that have been installed by Walmart at Walmart stores prior to the Effective Date, and that were acquired by Symbotic pursuant to the Acquisition Agreement.

“Legacy Alpha System Software” means the Software (i) installed on all the materials and parts required for a Legacy Alpha System, including, in accordance with Exhibit G (Software Support and Maintenance Agreement), all Releases and Maintenance Modifications, and any configurations and customizations and (ii) used in the operation of the Legacy Alpha System, including to manage bots, pick stations, lifts, safety, and to communicate with Walmart’s designated business or management Software.

“Liability Cap” has the meaning set forth in Section 14.6.

“Lien” means any mortgage, pledge, assessment, security interest, lien, levy, charge or any other agreement to give any of the foregoing.

“Lockdown Period” has the meaning set forth in Exhibit K (Project Schedule).

“Losses” means any and all claims, liabilities, losses, damages, causes of action, indemnification obligations, orders of Governmental Authorities, fines, penalties, litigation, lawsuits, administrative proceedings, arbitration, mediation, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other reasonable costs of suit, arbitration, dispute resolution or other similar proceedings.

“Maintenance Modifications” has the meaning set forth in Exhibit G (Software Support and Maintenance Agreement).

“Major CPS Failure” has the meaning set forth in Exhibit V (Continuous Performance Standards).

“Major CPS Failure Notice” has the meaning set forth in Section 15.8.

“Major Performance Failure” has the meaning set forth in Section 1 of Exhibit M (Performance Standards and Acceptance Criteria).

“Major Performance Failure Notice” has the meaning set forth in Section 15.4(a).

“Malicious Code” has the meaning set forth in Section 13.1(g).

“Material Subcontractors” shall have the meaning set forth in Section 5.5(b).

“Nomination and Corporate Governance Committee” has the meaning set forth in Section 1.30.

“Non-Hiring Party” has the meaning set forth in Section 1.26.

“Non-Project SOW” means a statement of work executed by the Parties under the Agreement that is not a Project SOW, such as, a System Operating SOW.

“Notice” has the meaning set forth in Section 9.1(b).

“Object Code” means executable, machine-readable software code.

“Observer Fallaway Time” has the meaning set forth in Section 1.30(b).

“OnSite Subcontractor” has the meaning set forth in Section 5.5(b).

“Optional Alpha Systems” has the meaning set forth in Section 1.1(b).

“OSHA” has the meaning set forth in Section 14.3.

“Parties” has the meaning set forth in the Preamble.

“Performance Standards” has the meaning set forth in the applicable Project SOW.

“Permits” means permits, special development, impact documents, certificates, temporary easements, temporary permits and all other such requirements of public authorities or private parties.

“Permitted Manager Solicitation” has the meaning set forth in Section 1.26.

“Permitted Third-Party Systems” has the meaning set forth in Section 10.2.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority. A Person shall include any officer, director, member, manager, employee or agent of such Person.

“Personnel” means, with respect to a Party, such Party’s employees and contractors, as applicable.

“Planning Period” has the meaning set forth in Section 2(e) of Exhibit K (Project Schedule).

“Position” has the meaning set forth in Section 16.2(d).

“Priority Call Notice” has the meaning set forth in Section 4 of Exhibit N (Expected Timeline).

“Priority Design Call Notice” has the meaning set forth in Section 5 of Exhibit N (Expected Timeline).

“Procurement Approval Date” has the meaning set forth in the Rolling Project Schedule.

“Project” means the installation of an Alpha System at a Site in accordance with the terms of a Project SOW.

“Project Contracts” has the meaning set forth in Section 15.9(b)(i).

“Project Drawings” has the meaning set forth in Section 7.3.

“Project Site” means a Site where Work is being performed pursuant to a Project SOW.

“Project SOW” means the Form Project SOW executed in connection with each Project and reflecting the particular attributes of such Project.

“Project SOW Date” has the meaning set forth in Section 1.3.

“Project Time Schedule” means a detailed Work schedule for each Project, prepared and delivered by Symbotic to Walmart, which will be incorporated into the applicable Project SOW.

“Receiving Party” has the meaning set forth in Section 12.1.

“Reference Standards” means the safety standards set forth in Exhibit O (Reference Standards).

“Relationship Manager” means the person identified for each Party in the applicable Project SOW.

“Release” has the meaning set forth in Exhibit G (Software Support and Maintenance Agreement).

“Release Event” has the meaning set forth in Section 4.4(e).

“Release Expiration” has the meaning set forth in Section 4.4(h).

“Release Preparedness Training” has the meaning set forth in Section 4.2(a).

“Representatives” has the meaning set forth in Section 12.1.

“Required Remediation Period” has the meaning set forth in Section 15.4(a).

“Residuals” means engineering or technical information retained in the unaided memories of a Party’s or its Affiliates’ Representatives who have had access to Confidential Information of the other Party in connection with this Agreement. An employee’s memory is deemed “unaided” if the employee has not intentionally memorized the applicable Confidential Information for the specific purpose of retaining and subsequently using it for purposes not in connection with this Agreement and at the time of usage did not recollect that the information being used was the Confidential Information of the other Party. For the avoidance of doubt, Residuals may never include the Disclosing Party’s financial, customer, or personnel data or business plans except for any engineering or technical information to the extent included in the foregoing.

“Responding Party” has the meaning set forth in Section 16.2(a).

“Restricted Employees” has the meaning set forth in Section 1.26.

“Restricted Entity” means [***].

“Retained Works” has the meaning set forth in Section 7.1.

“Retention Period” has the meaning set forth in Section 6.5(f)(iii).

“RFP” has the meaning set forth in Section 13.4.

“Richard B. Cohen” means Richard B. Cohen, an individual.

“Rolling Project Schedule” has the meaning set forth in Section 1.3.

“Royalty Payments” has the meaning set forth in Exhibit J (Pricing).

“Senior Representatives” has the meaning set forth in Section 1.4(d).

“Services” means the Work and any other services provided by or on behalf of Symbotic under the Agreement.

“Site” means the location specified in the applicable Project SOW.

“Site Inspection” has the meaning set forth in Section 1.4(b).

“Site Inspection Report” has the meaning set forth in Section 1.4(c).

“Software” means any software programs and programming, applications, operating systems, utilities and interfaces, and all documentation relating thereto, together with all corrections, improvements, updates, releases, and new versions thereof.

“Software Documentation” means, in digital or printed form, the written technical, user, and reference manuals and guides published by Symbotic, including the DOO (as defined in Exhibit B (Form Project SOW)) applicable to the specific Alpha System, describing the operation and use of the Alpha System Software, that are made available by Symbotic to Symbotic’s general customer base who use the Alpha System Software.

“Software Fee Term” has the meaning set forth in Exhibit J (Pricing).

“Software License” has the meaning set forth in Section 4.1(a).

“Software License Fee” has the meaning set forth in Exhibit J (Pricing).

“Software Maintenance Fee” has the meaning set forth in Exhibit G (Software Support and Maintenance Agreement).

“Source Code” has the meaning set forth in Section 4.4(a)(i).

“Source Code Deposit” has the meaning set forth in Section 4.4(a)(i).

“Source Code Escrow Agent” has the meaning set forth in Section 4.4(a).

“Source Code Escrow Agreement” has the meaning set forth in Section 4.4(a).

“Source Code License” has the meaning set forth in Section 4.4(f).

“Stranded Costs” means the unrecoverable costs calculated in accordance with Exhibit P (Stranded Costs).

“Subcontractor” means any Person that Symbotic uses to perform any of the Services.

“Subcontractor Agreement” has the meaning set forth in Section 5.5(c).

“Substantial Sale” means, excluding any bona fide public offerings, the sale of twenty-five percent (25%) or more of the voting power of the then-issued and outstanding capital stock of, or other Equity Interests in any entity; provided that, any Transfers of Interests to, or any Transfer of Interests among, any members of the Cohen Group shall not constitute a Substantial Sale.

“Symbotic” has the meaning set forth in the Preamble.

“Symbotic Canada” means Symbotic Group Holdings, ULC, a British Columbia unlimited liability company.

“Symbotic Competitor” has the meaning [***].

“Symbotic Confidential Information” means any information or data of a confidential or proprietary nature, disclosed in connection with this Agreement, whether orally, visually, or in writing, by way of any media, to Walmart or its Affiliates by Symbotic or any Affiliate of Symbotic, including such information or data of any Third Party which has disclosed such information to Symbotic or to an Affiliate of Symbotic on a confidential basis, including, as applicable, Symbotic’s or a Symbotic Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, the types and amounts of Services provided hereunder by Symbotic to Walmart, System Data, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing. In addition, and notwithstanding any provision of this Agreement to the contrary, all embodiments of Symbotic Property shall be Symbotic Confidential Information.

“Symbotic Delayed Design Work Plan” has the meaning set forth in Section 5 of Exhibit N (Expected Timeline).

“Symbotic Delayed Work Plan” has the meaning set forth in Section 4 of Exhibit N (Expected Timeline).

“Symbotic Entities” has the meaning set forth in Section 11.1.

“Symbotic Inc.” has the meaning set forth in the Recitals.

“Symbotic Indemnitees” has the meaning set forth in Section 14.3.

“Symbotic Information” has the meaning set forth in Section 13.4.

“Symbotic Material Breach” has the meaning set forth in Section 15.3.

“Symbotic Material Breach Notice” has the meaning set forth in Section 15.6.

“Symbotic Property” has the meaning set forth in Section 7.2(a).

“Symbotic Property License” has the meaning set forth in Section 4.1(b).

“Symbotic Site Personnel” has the meaning set forth in Exhibit U (Form of System Operating SOW).

“Symbotic Stranded Costs” has the meaning set forth in Exhibit P (Stranded Costs).

“System Data” means any and all data, information, metadata, configuration and log files residing in, generated, processed or used by an Alpha System at any Site in connection with the installation, implementation, use, operation, maintenance or support of such Alpha System and all derivatives thereof, other than Walmart Data and Walmart Confidential Information.

“Tax Action” has the meaning set forth in Section 6.5(f)(iii).

“Tax Proceedings” has the meaning set forth in Section 6.5(e).

“Technical Information” means relevant up to date information, whether in tangible or any other form, including, specifications, reports, data, notes, documentation, drawings, designs, circuit diagrams, models, patterns, samples, inventions, (whether capable of being patented or not) and know-how, and the media (if any) upon which such information is supplied and documented.

“Term” has the meaning set forth in Section 15.2.

“Third Party” means a Person other than either of the Parties or their Affiliates.

“Third-Party Claim” has the meaning set forth in Section 14.4.

“Transfer” means any voluntary or involuntary issuance, grant, sale, assignment, transfer, grant of a participation in, pledge, mortgage, encumbrance or other disposition of any Interests or other assets.

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“Walmart” has the meaning set forth in the Preamble.

“Walmart Authorized Third Parties” means any Third Party (i) to whom Walmart has outsourced all or part of its operations of the Alpha Systems who needs to use the Alpha System Software and the Software Documentation in the performance of their duties to operate the Alpha Systems for Walmart or (ii) that is providing support and maintenance services to Walmart after a Release Event, provided, however, that (a) such Third Party is not a direct competitor to Symbotic in the manufacture of automated pickup and delivery order fulfillment systems; and (b) shall enter into a nondisclosure agreement with Symbotic or with Walmart to the extent the Release Event was caused by Section 4.4(e)(i) or Section 4.4(e)(ii) which are no less restrictive with respect to Confidential Information than the terms of the nondisclosure agreement between Walmart and Symbotic.

“Walmart Confidential Information” means any information or data of a confidential or proprietary nature, disclosed in connection with this Agreement, whether orally, visually, or in writing, by way of any media, to Symbotic or its Affiliates by Walmart or any Affiliate of Walmart, including such information or data of any Third Party which has disclosed such information to Walmart or to an Affiliate of Walmart on a confidential basis, including, as applicable, Walmart Data, and Walmart’s or a Walmart Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing.

“Walmart Data” means all output data from Alpha Systems specifying the volume of specific product delivered to specific Walmart stores, or any other output data from Alpha Systems that could be used to determine or calculate such specific volume or specific products delivered to specific Walmart stores.

“Walmart Development Team” has the meaning set forth in Section 4.2(b).

“Walmart Embedded Teams” has the meaning set forth in Section 4.2(b).

“Walmart Indemnitees” has the meaning set forth in Section 14.1(a).

“Walmart Information” has the meaning set forth in Section 13.6.

“Walmart Material Breach” has the meaning set forth in Section 15.6.

“Walmart Material Breach Notice” has the meaning set forth in Section 15.3.

“Walmart Permitted Shifted Alpha Systems” has the meaning set forth in Exhibit N (Expected Timeline).

“Walmart Personal Information” means any information about an individual that would be considered (i) “personal information” as defined by the applicable U.S. state data breach notification laws or (ii) “non-public personal information” within the meaning of Title V of the Gramm-Leach-Bliley Act of 1999, Public Law 106-102, 113 Stat. 1338 and its implementing regulations regarding private consumer information.

“Walmart Release Preparedness Team” has the meaning set forth in Section 4.2(a).

“Walmart Responsibilities” means any activities or actions for which Walmart is responsible under the Agreement, including, but not limited to, the Walmart Site Responsibilities and Walmart Dependencies (as defined in Exhibit U (Form of System Operating SOW)).

“Walmart Site Information” means all the data, information, documents, drawings, and reports related to each Site and provided by Walmart to Symbotic for purposes of designing and installing the Alpha System.

“Walmart Site Responsibilities” has the meaning set forth in Section 1.4(c).

“Walmart System” means the Walmart servers on which the Alpha System Software is installed and operated and the Walmart management systems that communicate with the Alpha System Software.

“Walmart System Personnel” has the meaning set forth in Exhibit U (Form of System Operating SOW).

“Walmart Tax Proceedings Notice” has the meaning set forth in Section 6.5(e).

“Warranty Period” means, with respect to an Alpha System installed by Symbotic under a Project SOW, the three (3) year period commencing on the date on which such Alpha System has achieved Acceptance.

“Willful Misconduct” means an action or omission taken or omitted (i) with the knowledge at the time of commission or omission that the action or omission at issue is a breach of such Party’s obligations under this Agreement, and (ii) for the purpose of harming the other Party or its customers or clients.

“Work” means the performance by Symbotic of all work and services required under a Project SOW.

“Work Product” means all materials, works of authorship, inventions, ideas, techniques, know-how, designs, specifications, data collections, plans, methods, processes, procedures, and technical and other information conceived, authored, invented, generated or produced by Symbotic or its Personnel in the course of performing the Services or otherwise pursuant to this Agreement.